As filed with the Securities and Exchange              Registration No.
Commission on May 19, 2000                         Registration No. 811-2512

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

--------------------------------------------------------------------------------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                and Amendment to

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

--------------------------------------------------------------------------------

     Variable Annuity Account B of Aetna Life Insurance and Annuity Company

                    Aetna Life Insurance and Annuity Company

            151 Farmington Avenue, TS31, Hartford, Connecticut 06156

        Depositor's Telephone Number, including Area Code: (860) 273-4686

                           Julie E. Rockmore, Counsel
                    Aetna Life Insurance and Annuity Company
            151 Farmington Avenue, TS31, Hartford, Connecticut 06156
                     (Name and Address of Agent for Service)


--------------------------------------------------------------------------------
Approximate date of Proposed Public Offering: As soon as practicable after the effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           VARIABLE ANNUITY ACCOUNT B
                              CROSS REFERENCE SHEET

FORM N-4
ITEM NO.                          PART A (PROSPECTUS)                     LOCATION - PROSPECTUS
    1       Cover Page...........................................    Cover Page

    2       Definitions..........................................    Not Applicable

    3       Synopsis.............................................    Contract Overview; Fee Table

    4       Condensed Financial Information......................    Condensed Financial Information; Appendix IV --
                                                                     Condensed Financial Information

    5       General Description of Registrant, Depositor, and
            Portfolio Companies..................................    Other Topics - The Company; Variable Annuity
                                                                     Account B; Appendix III - Description of
                                                                     Underlying Funds

    6       Deductions and Expenses..............................    Fees

    7       General Description of Variable Annuity Contracts....    Contract Overview

    8       Annuity Period.......................................    The Income Phase

    9       Death Benefit........................................    Death Benefit

   10       Purchases and Contract Value.........................    Purchase and Rights; Your Account Value

   11       Redemptions..........................................    Your Right to Cancel; Systematic Distribution
                                                                     Options

   12       Taxes................................................    Taxation

   13       Legal Proceedings....................................    Other Topics - Legal Matters and Proceedings

   14       Table of Contents of the Statement of Additional
            Information..........................................    Contents of the Statement of Additional
                                                                     Information

FORM N-4                         PART B (STATEMENT OF                     LOCATION - STATEMENT OF
ITEM NO.                        ADDITIONAL INFORMATION)                   ADDITIONAL INFORMATION
   15       Cover Page...........................................    Cover page

   16       Table of Contents....................................    Table of Contents

   17       General Information and History......................    General Information and History

   18       Services.............................................    General Information and History; Independent
                                                                     Auditors

   19       Purchase of Securities Being Offered.................    Offering and Purchase of Contracts

   20       Underwriters.........................................    Offering and Purchase of Contracts

   21       Calculation of Performance Data......................    Performance Data; Average Annual Total Return
                                                                     Quotations

   22       Annuity Payments.....................................    Income Phase Payments

   23       Financial Statements.................................    Financial Statements

                           Part C (Other Information)
                           --------------------------

Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C to this Registration Statement.

                           VARIABLE ANNUITY ACCOUNT B
                    Aetna Life Insurance and Annuity Company


                        Supplement Dated _________, 2000
                          to _________, 2000 Prospectus


GENERAL DESCRIPTION OF GET J
Series J of the Aetna GET Fund (GET J) is an investment option that may be available during the accumulation phase of the contract. Aetna Life Insurance and Annuity Company (the Company, we, our) makes a guarantee, as described below, when you direct money into GET J. Aeltus Investment Management, Inc. serves as investment adviser to GET J.

We will offer GET J shares only during its offering period, which is scheduled to run from June 15, 2000 through the close of business on September 13, 2000. GET J may not be available under your contract, your plan or in your state. Please read the GET J prospectus for a more complete description of GET J, including its charges and expenses.

INVESTMENT OBJECTIVE OF GET J
GET J seeks to achieve maximum total return, without compromising a minimum targeted return, by participating in favorable equity market performance during the guarantee period.

GET J's guarantee period runs from September 14, 2000 through September 13, 2005. During the offering period, all GET J assets will be invested in short-term instruments, and during the guarantee period will be invested in a combination of fixed income and equity securities.

THE GET FUND GUARANTEE
The guarantee period for GET J will end on September 13, 2005 which is GET J's maturity date. The Company guarantees that the value of an accumulation unit of the GET J subaccount under the contract on the maturity date (as valued after the close of business on September 13, 2005) will not be less than its value as determined after the close of business on the last day of the offering period. If the value on the maturity date is lower than it was on the last day of the offering period, we will transfer funds from our general account to the GET J subaccount to make up the difference. This means that if you remain invested in GET J until the maturity date, at the maturity date you will receive no less than the value of your separate account investment directed to GET J as of the last day of the offering period, less any maintenance fees or any amounts you transfer or withdraw from the GET J subaccount. The value of dividends and distributions made by GET J throughout the guarantee period is taken into account in determining whether, for purposes of the guarantee, the value of your GET J investment on the maturity date is no less than its value as of the last day of the offering period. The guarantee does not promise that you will earn the fund's minimum targeted return referred to in the investment objective.

If you withdraw or transfer funds from GET J before the maturity date, we will process the transactions at the actual unit value next determined after we receive your order. The guarantee will not apply to these amounts or to amounts deducted as a maintenance fee, if applicable.

MATURITY DATE
Before the maturity date, we will send a notice to each contract holder who has amounts in GET J. This notice will remind you that the maturity date is approaching and that you must choose other investment options for your GET J amounts. If you do not make a choice, on the maturity date we will transfer your GET J amounts to another available series of the GET Fund that is accepting deposits. If no GET Fund series is available, we will transfer your GET J amounts to the fund or funds designated by the Company.










X.GETJXXXXX-00                                                 _____ 2000

The following information supplements the "Fee Table" contained in the prospectus:

MAXIMUM FEES DEDUCTED FROM INVESTMENTS IN THE SEPARATE ACCOUNT
In addition to the amounts currently listed under the heading "Fee Table" in the prospectus, we will make a daily deduction of a GET J Guarantee Charge, equal on an annual basis to the percentage shown below, from the amounts allocated to the GET J investment option:


 GET J Guarantee Charge (deducted daily during the Guarantee Period) .....      0.50%
Maximum Total Separate Account Expenses ..................................      2.20%(1)

(1) The total separate account expenses that apply to your contract may be lower. Please refer to the "Fee Table" section of your prospectus.

The following information supplements the "Fund Expense Table" contained in the prospectus:


Aetna GET Fund Series J Annual Expenses
(As a percentage of the average net assets)



                               Investment                                  Total Fund Annual Expenses
                             Advisory Fees(2)     Other Expenses(3)     (after expense reimbursement)(4)
                             ----------------     -----------------     --------------------------------
Aetna GET Fund Series J           0.60%                0.15%                       0.75%

For more information regarding expenses paid out of assets of the fund, see the GET J prospectus.










-----------------------

(2) The Investment Advisory Fee will be 0.25% during the offering period and 0.60% during the guarantee period.

(3) "Other Expenses" include an annual fund administrative fee of 0.075% of the average daily net assets of GET J and any additional direct fund expenses.

(4) The investment adviser is contractually obligated through GET J's maturity date to waive all or a portion of its investment advisory fee and/or its administrative fee and/or to reimburse a portion of the fund's other expenses in order to ensure that GET J's Total Fund Annual Expenses do not exceed 0.75% of the fund's average daily net assets. It is not expected that GET J's actual expenses without this waiver or reimbursement will exceed this amount.

The following information supplements the "Hypothetical Examples" contained in the prospectus.


HYPOTHETICAL EXAMPLE--AETNA GET FUND SERIES J
Account Fees You May Incur Over Time. The following hypothetical example shows the fees and expenses paid over time if you invest $1,000 in the GET J investment option under the contract (until GET J's maturity date) and assume a 5% annual return on the investment.(5)


> THIS EXAMPLE IS PURELY
  HYPOTHETICAL.
> IT SHOULD NOT BE CONSIDERED
  A REPRESENTATION OF PAST OR
  FUTURE EXPENSES OR EXPECTED
  RETURNS.
> ACTUAL EXPENSES AND/OR
  RETURNS MAY BE MORE OR LESS
  THAN THOSE SHOWN BELOW.

                         At the end of the periods shown you would have paid the
                                          following expenses.
                                1 Year        2 Years        5 Years
                               --------      ---------      ---------
Aetna GET Fund Series J

-----------------------

(5) The example shown above reflects an annual mortality and expense risk charge of 1.55%, an annual contract administrative expense charge of 0.15%, an annual GET J guarantee charge of 0.50% and all charges and expenses of the GET J Fund. (The expenses that you would pay under your contract may be lower. Please refer to the "Fee Table" section of your prospectus.)

The following information supplements "Appendix III--Description of Underlying Funds" contained in the prospectus:


Aetna GET Fund (Series J)

INVESTMENT OBJECTIVE
Seeks to achieve maximum total return without compromising a minimum targeted return (Targeted Return) by participating in favorable equity market performance during the guarantee period, from September 14, 2000 through September 13, 2005, the maturity date.

POLICIES
Prior to September 14, 2000, assets are invested entirely in short-term instruments. After that date, assets are allocated between equities and fixed income securities. Equities consist primarily of common stocks. Fixed income securities consist primarily of short- to intermediate-duration U.S. Government securities and may also consist of mortgage backed securities and corporate obligations. The investment adviser uses a proprietary computer model to determine the percentage of assets to allocate between the fixed and the equity components. As the value of the equity component declines, more assets are allocated to the fixed component.

RISKS
The principal risks of investing in Series J are those generally attributable to stock and bond investing. The success of Series J's strategy depends on the investment adviser's skill in allocating assets between the equity and fixed components and in selecting investments within each component. Because Series J invests in both stocks and bonds, it may underperform stock funds when stocks are in favor and underperform bond funds when bonds are in favor. The risks associated with investing in stocks include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. The principal risk associated with investing in bonds is that interest rates may rise, which generally causes bond prices to fall. If at the inception of, or any time during, the guarantee period interest rates are low, Series J assets may be largely invested in the fixed component in order to increase the likelihood of achieving the Targeted Return at the maturity date. The effect of low interest rates on Series J would likely be more pronounced at the beginning of the guarantee period as the initial allocation of assets would include more fixed income securities. In addition, if during the guarantee period the equity markets experienced a major decline, Series J assets may become largely invested in the fixed component in order to increase the likelihood of achieving the Targeted Return at the maturity date. Use of the fixed component reduces Series J's ability to participate as fully in upward equity market movements, and therefore represents some loss of opportunity, or opportunity cost, compared to a portfolio that is fully invested in equities.

Investment Adviser: Aeltus Investment Management, Inc.























X.GETJXXXXX-00                                                 _____ 2000

                           VARIABLE ANNUITY ACCOUNT B
                   Aetna Life Insurance and Annuity Company


                        Supplement Dated _________, 2000
                          to _________, 2000 Prospectus


GENERAL DESCRIPTION OF GET K
Series K of the Aetna GET Fund (GET K) is an investment option that may be available during the accumulation phase of the contract. Aetna Life Insurance and Annuity Company (the Company, we, our) makes a guarantee, as described below, when you direct money into GET K. Aeltus Investment Management, Inc. serves as investment adviser to GET K.

We will offer GET K shares only during its offering period, which is scheduled to run from September 14, 2000 through the close of business on December 13, 2000. GET K may not be available under your contract, your plan or in your state. Please read the GET K prospectus for a more complete description of GET K, including its charges and expenses.

INVESTMENT OBJECTIVE OF GET K
GET K seeks to achieve maximum total return, without compromising a minimum targeted return, by participating in favorable equity market performance during the guarantee period.

GET K's guarantee period runs from December 14, 2000 through December 13, 2005. During the offering period, all GET K assets will be invested in short-term instruments, and during the guarantee period will be invested in a combination of fixed income and equity securities.

THE GET FUND GUARANTEE
The guarantee period for GET K will end on December 13, 2005 which is GET K's maturity date. The Company guarantees that the value of an accumulation unit of the GET K subaccount under the contract on the maturity date (as valued after the close of business on December 13, 2005) will not be less than its value as determined after the close of business on the last day of the offering period. If the value on the maturity date is lower than it was on the last day of the offering period, we will transfer funds from our general account to the GET K subaccount to make up the difference. This means that if you remain invested in GET K until the maturity date, at the maturity date you will receive no less than the value of your separate account investment directed to GET K as of the last day of the offering period, less any maintenance fees or any amounts you transfer or withdraw from the GET K subaccount. The value of dividends and distributions made by GET K throughout the guarantee period is taken into account in determining whether, for purposes of the guarantee, the value of your GET K investment on the maturity date is no less than its value as of the last day of the offering period. The guarantee does not promise that you will earn the fund's minimum targeted return referred to in the investment objective.

If you withdraw or transfer funds from GET K before the maturity date, we will process the transactions at the actual unit value next determined after we receive your order. The guarantee will not apply to these amounts or to amounts deducted as a maintenance fee, if applicable.

MATURITY DATE
Before the maturity date, we will send a notice to each contract holder who has amounts in GET K. This notice will remind you that the maturity date is approaching and that you must choose other investment options for your GET K amounts. If you do not make a choice, on the maturity date we will transfer your GET K amounts to another available series of the GET Fund that is accepting deposits. If no GET Fund series is available, we will transfer your GET K amounts to the fund or funds designated by the Company.





X.GETKXXXXX-00                                                 _____ 2000

The following information supplements the "Fee Table" contained in the prospectus:

MAXIMUM FEES DEDUCTED FROM INVESTMENTS IN THE SEPARATE ACCOUNT
In addition to the amounts currently listed under the heading "Fee Table" in the prospectus, we will make a daily deduction of a GET K Guarantee Charge, equal on an annual basis to the percentage shown below, from the amounts allocated to the GET K investment option:


 GET K Guarantee Charge (deducted daily during the Guarantee Period) .....      0.50%
Maximum Total Separate Account Expenses ..................................      2.20%(1)

(1) The total separate account expenses that apply to your contract may be lower. Please refer to the "Fee Table" section of your prospectus.

The following information supplements the "Fund Expense Table" contained in the prospectus:


Aetna GET Fund Series K Annual Expenses
(As a percentage of the average net assets)

                               Investment                                    Total Fund Annual Expenses
                             Advisory Fees(2)     Other Expenses(3)      (after expense reimbursement)(4)
                             ----------------     -----------------      --------------------------------
Aetna GET Fund Series K            0.60%                 0.15%                       0.75%

For more information regarding expenses paid out of assets of the fund, see the GET K prospectus.




-----------------------

(2) The Investment Advisory Fee will be 0.25% during the offering period and 0.60% during the guarantee period.

(3) "Other Expenses" include an annual fund administrative fee of 0.075% of the average daily net assets of GET K and any additional direct fund expenses.

(4) The investment adviser is contractually obligated through GET K's maturity date to waive all or a portion of its investment advisory fee and/or its administrative fee and/or to reimburse a portion of the fund's other expenses in order to ensure that GET K's Total Fund Annual Expenses do not exceed 0.75% of the fund's average daily net assets. It is not expected that GET K's actual expenses without this waiver or reimbursement will exceed this amount.

The following information supplements the "Hypothetical Examples" contained in the prospectus.


HYPOTHETICAL EXAMPLE--AETNA GET FUND SERIES K
Account Fees You May Incur Over Time. The following hypothetical example shows the fees and expenses paid over time if you invest $1,000 in the GET K investment option under the contract (until GET K's maturity date) and assume a 5% annual return on the investment.(5)


> THIS EXAMPLE IS PURELY
  HYPOTHETICAL.
> IT SHOULD NOT BE CONSIDERED
  A REPRESENTATION OF PAST OR
  FUTURE EXPENSES OR EXPECTED
  RETURNS.
> ACTUAL EXPENSES AND/OR
  RETURNS MAY BE MORE OR LESS
  THAN THOSE SHOWN BELOW.

                            At the end of the periods shown you would have paid
                            the following expenses.
                             1 Year           2 Years          5 Years
                            --------         ---------        --------
Aetna GET Fund Series K

-----------------------

(5) The example shown above reflects an annual mortality and expense risk charge of 1.55%, an annual contract administrative expense charge of 0.15%, an annual GET K guarantee charge of 0.50% and all charges and expenses of the GET K Fund. (The expenses that you would pay under your contract may be lower. Please refer to the "Fee Table" section of your prospectus.)

The following information supplements "Appendix III--Description of Underlying Funds" contained in the prospectus:


Aetna GET Fund (Series K)

INVESTMENT OBJECTIVE
Seeks to achieve maximum total return without compromising a minimum targeted return (Targeted Return) by participating in favorable equity market performance during the guarantee period, from December 14, 2000 through December 13, 2005, the maturity date.

POLICIES
Prior to December 14, 2000, assets are invested entirely in short-term instruments. After that date, assets are allocated between equities and fixed income securities. Equities consist primarily of common stocks. Fixed income securities consist primarily of short- to intermediate-duration U.S. Government securities and may also consist of mortgage backed securities and corporate obligations. The investment adviser uses a proprietary computer model to determine the percentage of assets to allocate between the fixed and the equity components. As the value of the equity component declines, more assets are allocated to the fixed component.

RISKS
The principal risks of investing in Series K are those generally attributable to stock and bond investing. The success of Series K's strategy depends on the investment adviser's skill in allocating assets between the equity and fixed components and in selecting investments within each component. Because Series K invests in both stocks and bonds, it may underperform stock funds when stocks are in favor and underperform bond funds when bonds are in favor. The risks associated with investing in stocks include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. The principal risk associated with investing in bonds is that interest rates may rise, which generally causes bond prices to fall. If at the inception of, or any time during, the guarantee period interest rates are low, Series K assets may be largely invested in the fixed component in order to increase the likelihood of achieving the Targeted Return at the maturity date. The effect of low interest rates on Series K would likely be more pronounced at the beginning of the guarantee period as the initial allocation of assets would include more fixed income securities. In addition, if during the guarantee period the equity markets experienced a major decline, Series K assets may become largely invested in the fixed component in order to increase the likelihood of achieving the Targeted Return at the maturity date. Use of the fixed component reduces Series K's ability to participate as fully in upward equity market movements, and therefore represents some loss of opportunity, or opportunity cost, compared to a portfolio that is fully invested in equities.

Investment Adviser: Aeltus Investment Management, Inc.





X.GETKXXXXX-00                                                 _____ 2000

                   Contract Prospectus _______________, 2000
--------------------------------------------------------------------------------

The Funds
o Aetna Balanced VP, Inc.
o Aetna Income Shares d/b/a Aetna Bond VP
o Aetna Growth VP
o Aetna Variable Fund d/b/a Aetna Growth and Income VP
o Aetna Index Plus Large Cap VP
o Aetna International VP
o Aetna Variable Encore Fund d/b/a Aetna Money Market VP
o Aetna Small Company VP
o Aetna Technology VP
o AIM V.I. Capital Appreciation Fund
o AIM V.I. Government Securities Fund
o AIM V.I. Growth Fund
o AIM V.I. Growth and Income Fund
o AIM V.I. Value Fund
o Alliance Variable Products--Growth and Income Portfolio
o Alliance Variable Products--Premier Growth Portfolio
o Fidelity Variable Insurance Products Fund (VIP) Equity-Income Portfolio
o Fidelity Variable Insurance Products Fund (VIP) Growth Portfolio
o Fidelity Variable Insurance Products Fund (VIP) High Income Portfolio
o Fidelity Variable Insurance Products Fund II (VIP II) Contrafund[RegTM] Portfolio
o Janus Aspen Aggressive Growth Portfolio
o Janus Aspen Balanced Portfolio
o Janus Aspen Growth Portfolio
o Janus Aspen Worldwide Growth Portfolio
o MFS Total Return Series
o [Mitchell Hutchins Series Trust Growth and Income Portfolio]
o [Mitchell Hutchins Series Trust Small Cap Portfolio]
o [Mitchell Hutchins Series Trust Tactical Allocation Portfolio]
o Oppenheimer Aggressive Growth Fund/VA
o Oppenheimer Main Street Growth & Income Fund/VA
o Oppenheimer Strategic Bond Fund/VA
o Portfolio Partners, Inc. (PPI) MFS Capital Opportunities Portfolio (formerly PPI MFS Value Equity Portfolio)
o Portfolio Partners, Inc. (PPI) MFS Emerging Equities Portfolio
o Portfolio Partners, Inc. (PPI) MFS Research Growth Portfolio
o Portfolio Partners, Inc. (PPI) Scudder International Growth Portfolio

The Contract. The contract described in this prospectus is a group or individual deferred variable annuity contract issued by Aetna Life Insurance and Annuity Company (the Company, we, us). It is issued to you, the contract holder, as either a qualified Individual Retirement Annuity (IRA), a qualified Roth IRA, a qualified contract under certain employer sponsored retirement plans or as a nonqualified deferred annuity contract.

--------------------------------------------------------------------------------
 Why Reading this Prospectus Is Important. This prospectus contains facts about the contract and its investment options you should know before purchasing. This information will help you decide if the contract is right for you. Please read this prospectus carefully.

 Table of Contents . . . page 3
--------------------------------------------------------------------------------

Investment Options. The contract offers variable investment options and fixed interest options. When we establish your account you instruct us to direct account dollars to any of the available options.

Variable Investment Options. These options are called subaccounts. The subaccounts are within Variable Annuity Account B (the separate account), a separate account of the Company. Each subaccount invests in one of the mutual funds listed on this page. Earnings on amounts invested in a subaccount will vary depending upon the performance of its underlying fund. You do not invest directly in or hold shares of the funds.

Risks Associated with Investing in the Funds. The funds in which the subaccounts invest have various risks. Information about the risks of investing in the funds is located in the "Investment Options" section on page 11, in Appendix III-- Description of Underlying Funds and in each fund prospectus. Read this prospectus in conjunction with the fund prospectuses, and retain the prospectuses for future reference.

Getting Additional Information. You may obtain the      , 2000, Statement of
Additional Information (SAI) about the separate account by indicating your request on your application or calling us at 1-800-238-6219. You may also obtain an SAI for any of the funds by calling that number. The SEC also makes available to the public reports and information about the separate account and the funds. Certain reports and information, including this prospectus and SAI, are available on the EDGAR Database on the Securities and Exchange Commission (SEC) web site, www.sec.gov, or at the SEC Public Reference Room in Washington, D.C. You may call 1-202-942-8090 to get information about the operations of the Public Reference Room. You may obtain copies of reports and other information about the separate account and the funds, after paying a duplicating fee, by sending an e-mail request to publicinfo@sec.gov or by writing to the SEC Public Reference Section, Washington, D.C. 20549-0102. The SAI table of contents is listed on page 48 of this prospectus. The SAI is incorporated into this prospectus by reference.

Additional Disclosure Information. Neither the SEC nor any state securities commission has approved or disapproved the securities offered through this prospectus or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state that does not permit their sale. We have not authorized anyone to provide you with information that is different than that contained in this prospectus.

--------------------------------------------------------------------------------

Fixed Interest Options.

>    ALIAC Guaranteed Account (the Guaranteed Account)

>    Fixed Account

Except as specifically mentioned, this prospectus describes only the investment options offered through the separate account. However, we describe the fixed interest options in appendices to this prospectus. There is also a separate Guaranteed Account prospectus.

Availability of Options. Some variable investment options or fixed interest options may be unavailable through your contract or in your state.

The contract is not a deposit with, obligation of or guaranteed or endorsed by any bank, nor is it insured by the FDIC. The contract is subject to investment risk, including the possible loss of the principal amount of your investment.

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------
 Contract Overview ........................................................... 4
 Contract Design
 Contract Facts
 Questions: Contacting the Company
 Sending Forms and Written Requests in Good Order
 Sending Additional Purchase Payments
 Contract Phases: The Accumulation Phase, The Income Phase
--------------------------------------------------------------------------------

Fee Table ...................................................................  7
Condensed Financial Information ............................................. 11
Investment Options .......................................................... 11
Transfers Among Investment Options .......................................... 13
Purchase and Rights ......................................................... 15
Right to Cancel ............................................................. 17
Transfers Between Death Benefit Options ..................................... 18
Fees ........................................................................ 19
Your Account Value .......................................................... 21
Withdrawals ................................................................. 24
Systematic Distribution Options ............................................. 26
Death Benefit ............................................................... 27
The Income Phase ............................................................ 31
Taxation .................................................................... 35
Other Topics ................................................................ 43

The Company -- Variable Annuity Account B -- Contract Distribution -- Payment of Commissions -- Payment Delay or Suspension -- Performance Reporting -- Voting Rights -- Contract Modifications -- Transfer of Ownership: Assignment -- Involuntary Terminations -- Legal Matters and Proceedings

Contents of the Statement of Additional Information ......................... 48
Appendix I -- ALIAC Guaranteed Account ...................................... 49
Appendix II -- Fixed Account ................................................ 52
Appendix III -- Description of Underlying Funds ............................. 53

Questions: Contacting the Company. To answer your questions, contact your sales representative or write or call our Home Office at:

Aetna Financial Services
Annuity Services
151 Farmington Avenue
Hartford, CT 06156-1258
1-800-238-6219

Sending Forms and Written Requests in Good Order.
If you are writing to change your beneficiary, request a withdrawal or for any other purpose, contact us or your sales representative to learn what information is required for the request to be in "good order." We can only act upon requests that are received in good order.

Sending Additional Purchase Payments.

Use one of the following addresses when sending additional purchase payments.

If using the U.S. Postal Service:

 ALIAC
 Attn: New Business Unit
 P.O. Box 30670
 Hartford, CT 06150-0670

If using express mail:

 Fleet Bank/ALIAC #30670
 Lockbox CT/EH F03E
 99 Founders Plaza, 3rd Floor East
 Hartford, CT 06108

Express mail packages should not be sent to the P.O. Box address.

Contract Overview
--------------------------------------------------------------------------------

The following is intended as a summary. Please read each section of this prospectus for additional detail.

                                Contract Design

The contract described in this prospectus is a group or individual deferred variable annuity contract. It is intended to be a retirement savings vehicle that offers a variety of investment options to help meet long-term financial goals. The term "contract" in this prospectus refers to individual contracts and to certificates issued under group contracts.

                                 Contract Facts

Death Benefit Options. There are two death benefit options available under the contract. You select an option at the time of application. Each death benefit option is distinct. The differences are summarized as follows:

---------------------------------------------------------------------------------------
                            Death Benefit Option I        Death Benefit Option II(1)
---------------------------------------------------------------------------------------
 Mortality and
 Expense Risk                     1.35%                          1.55%
 Charge(2):
---------------------------------------------------------------------------------------
 Death Benefit(3)     The greater of:                    The greater of:
 on Death of the      (1) The sum of all purchase        (1) The sum of all purchase
 Annuitant(4):            payments, adjusted for             payments, adjusted for
                          amounts withdrawn or               amounts withdrawn or
                          applied to an income phase         applied to an income phase
                          payment option as of the           payment option as of the
                          claim date; or                     claim date; or
                      (2) The account value on the       (2) The account value on the
                          claim date.                        claim date.
                                                         (3) The "step-up value" on the
                                                             claim date.
---------------------------------------------------------------------------------------
 Minimum Initial             $25,000                            $25,000
 Purchase
 Payment(5):
---------------------------------------------------------------------------------------

(1) Death Benefit Option II may not be available under all contracts. See "Death Benefit."

(2)  See "Fee Table" and "Fees."

(3)  See "Death Benefit."

(4) When a contract holder who is not the annuitant dies, the amount of the death benefit is not the same as shown above. See "Death Benefit."

(5)  See "Purchase and Rights."

Transferability. You may transfer from one death benefit option to another.

> Transfers must occur on an account anniversary.

> A written request for the transfer must be received by us within 60 days before an account anniversary.

See "Transfers Between Death Benefit Options."

Free Look/Right to Cancel. You may cancel your contract within ten days (some states require more than ten days) of receipt. See "Right to Cancel."

Death Benefit. Your beneficiary may receive a financial benefit in the event of your death prior to the income phase. The amount of the death benefit will depend upon the death benefit option selected. Each death benefit option has a different mortality and expense risk charge. See "Fees" and "Death Benefit." Any death benefit during the income phase will depend upon the income phase payment option selected. See "The Income Phase."

Withdrawals. During the accumulation phase, you may withdraw all or part of your account value. Certain fees and taxes may apply. In addition, the Internal Revenue Code of 1986, as amended (Tax Code), restricts full and partial withdrawals in some circumstances. See "Withdrawals." Amounts withdrawn from the Guaranteed Account may be subject to a market value adjustment. See Appendix I.

Systematic Distribution Options. These are made available for you to receive periodic withdrawals from your account, while retaining the account in the accumulation phase. See "Systematic Distribution Options."

Fees and Expenses. Certain fees and expenses are deducted from the value of your contract. See "Fee Table" and "Fees."

Taxation. You will generally not pay taxes on any earnings from the annuity contract described in this prospectus until they are withdrawn. Tax-qualified retirement arrangements (e.g. IRAs or 403(b) plans) also defer payment of taxes on earnings until they are withdrawn. If you are considering funding a tax-qualified retirement arrangement with an annuity contract, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. However, annuities do provide other features and benefits which may be valuable to you. You should discuss your decision with your financial representative.

Taxes will generally be due when you receive a distribution. Tax penalties may apply in some circumstances. See "Taxation."

[begin graphic]
      Payments to Your Account
                Step 1 (down arrow)
Aetna Life Insurance and Annuity Company
(a) (down arrow) Step 2          (b) (down arrow)
                  Variable Annuity
Fixed                Account B
Interest
Opitons      Variable Investment Options

                   The Subaccounts
                A         B         Etc.
      (down arrow) Step 3 (down arrow)

                Mutual    Mutual
                Fund A    Fund B
[end graphic]
--------------------------------------------------------------------------------
                                Contract Phases
--------------------------------------------------------------------------------

I. The Accumulation Phase (accumulating dollars under your contract)

STEP 1: You provide us with your completed application and initial purchase payment. We establish an account for you and credit that account with your initial purchase payment.

                 STEP 2: You direct us to invest your purchase payment in one or more of the following investment options:
                 (a)  Fixed Interest Options; or
                 (b) Variable Investment Options. (The variable investment options are the subaccounts of Variable Annuity Account B. Each one invests in a specific mutual fund.)

                 STEP 3: Each subaccount you select purchases shares of its assigned fund.

                 II. The Income Phase (receiving income phase payments from your contract)

                 When you want to begin receiving payments from your contract, you may select from the options available. The contract offers several income phase payment options (see "The Income Phase"). In general, you may:
               > Receive income phase payments for a specified period of time or for life;
               > Receive income phase payments monthly, quarterly, semi-annually or annually;
               > Select an income phase payment option that provides for payments to your beneficiary; or
               > Select income phase payments that are fixed or vary depending upon the performance of the variable investment options you select.

In this Section:

>    Maximum Transaction Fee

>    Maximum Fees Deducted from Investments in the Separate Account

>    Fees Deducted by the Funds

>    Hypothetical Example

Also see the "Fees" section for:

>    How, When and Why Fees are Deducted

>    Reduction, Waiver and/or Elimination of Certain Fees

>    Premium and Other Taxes

--------------------------------------------------------------------------------
Fee Table
--------------------------------------------------------------------------------
The tables and examples in this section show the fees that may affect your account value during the accumulation phase. See "The Income Phase" for fees that may apply after you begin receiving income phase payments under the contract. The fees shown do not reflect any premium tax that may apply.

Maximum Transaction Fee

Transfer Charge........................................................$0.00(1)

Maximum Fees Deducted from Investments in the Separate Account(2)

(Daily deductions, equal to the following percentages on an annual basis, from amounts invested in the subaccounts.)

>    Death Benefit Option I--

      Mortality and Expense Risk Charge      1.35%
      Administrative Expense Charge          0.15%
                                             ----
      Total Separate Account Expenses        1.50%

>    Death Benefit Option II--

      Mortality and Expense Risk Charge      1.55%
      Administrative Expense Charge          0.15%
                                             ----
      Total Separate Account Expenses        1.70%

(1) During the accumulation phase, we currently allow you 12 free transfers each account year. We reserve the right to charge $10 for each additional transfer. We currently do not impose this charge. See "Transfers" for additional information.

(2) These fees may be reduced or eliminated in certain circumstances. See "Fees--Reduction or Elimination of Certain Fees."

Fees Deducted by the Funds

Using this information. The following table shows the investment advisory fees and other expenses charged annually by each fund. Fund fees are one factor that impacts the value of a fund share. To learn about additional factors impacting the share value, refer to the fund prospectus.

How fees are deducted. The fund fees are not deducted from account values. Instead, they are deducted from the value of the fund shares on a daily basis, which in turn affects the value of each subaccount that purchases fund shares. Except as noted below, the following figures are a percentage of the average net assets of each fund and are based on figures for the year ended December 31, 1999.

                               Fund Expense Table

                                                                                     Total Fund                     Net Fund
                                                                                       Annual                        Annual
                                                                                      Expenses         Total        Expenses
                                                         Investment                    Without        Waivers        After
                                                          Advisory        Other      Waivers or         and        Waivers or
                      Fund Name                            Fees(1)      Expenses     Reductions     Reductions     Reductions
-----------------------------------------------------   ------------   ----------   ------------   ------------   -----------
Aetna Balanced VP, Inc.                                    0.50%         0.09%         0.59%              --         0.59%
Aetna Bond VP                                              0.40%         0.09%         0.49%              --         0.49%
Aetna Growth VP(2)                                         0.60%         0.11%         0.71%            0.00%        0.71%
Aetna Growth and Income VP                                 0.50%         0.08%         0.58%              --         0.58%
Aetna Index Plus Large Cap VP(2)                           0.35%         0.10%         0.45%            0.00%        0.45%
Aetna International VP(2)                                  0.85%         0.77%         1.62%            0.47%        1.15%
Aetna Money Market VP                                      0.25%         0.09%         0.34%              --         0.34%
Aetna Small Company VP(2)                                  0.75%         0.13%         0.88%            0.00%        0.88%
Aetna Technology VP(2)(3)                                  0.95%         0.25%         1.20%            0.05%        1.15%
AIM V.I. Capital Appreciation Fund                         0.62%         0.11%         0.73%              --         0.73%
AIM V.I. Government Securities Fund                        0.50%         0.40%         0.90%              --         0.90%
AIM V.I. Growth Fund                                       0.63%         0.10%         0.73%              --         0.73%
AIM V.I. Growth and Income Fund                            0.61%         0.16%         0.77%              --         0.77%
AIM V.I. Value Fund                                        0.61%         0.15%         0.76%              --         0.76%
Alliance Growth and Income Portfolio                       0.63%         0.08%         0.71%              --         0.71%
Alliance Premier Growth Portfolio                          1.00%         0.05%         1.05%              --         1.05%
Fidelity VIP Equity-Income Portfolio(4)                    0.48%         0.09%         0.57%              --         0.57%
Fidelity VIP Growth Portfolio(4)                           0.58%         0.08%         0.66%              --         0.66%
Fidelity VIP High Income Portfolio(4)                      0.58%         0.11%         0.69%              --         0.69%
Fidelity VIP II Contrafund[RegTM] Portfolio(4)             0.58%         0.09%         0.67%              --         0.67%
Janus Aspen Aggressive Growth Portfolio(5)                 0.65%         0.02%         0.67%            0.00%        0.67%
Janus Aspen Balanced Portfolio(5)                          0.65%         0.02%         0.67%            0.00%        0.67%
Janus Aspen Growth Portfolio(5)                            0.65%         0.02%         0.67%            0.00%        0.67%
Janus Aspen Worldwide Growth Portfolio(5)                  0.65%         0.05%         0.70%            0.00%        0.70%
MFS Total Return Series(6)                                 0.75%         0.15%         0.90%            0.00%        0.90%
[Mitchell Hutchins Growth and Income Portfolio(8)          0.70%         0.78%         1.48%              --         1.48%]
[Mitchell Hutchins Small Cap Portfolio(8)                  1.00%         3.05%         4.05%              --         4.05%]
[Mitchell Hutchins Tactical Allocation Portfolio(8)        0.50%         0.49%         0.99%              --         0.99%]
Oppenheimer Aggressive Growth Fund/VA                      0.66%         0.01%         0.67%              --         0.67%
Oppenheimer Main Street Growth & Income Fund/VA            0.73%         0.05%         0.78%              --         0.78%
Oppenheimer Strategic Bond Fund/VA                         0.74%         0.04%         0.78%              --         0.78%
PPI MFS Capital Opportunities Portfolio(7)                 0.65%         0.25%         0.90%            0.00%        0.90%
PPI MFS Emerging Equities Portfolio(7)                     0.67%         0.13%         0.80%            0.00%        0.80%
PPI MFS Research Growth Portfolio(7)                       0.70%         0.15%         0.85%            0.00%        0.85%
PPI Scudder International Growth Portfolio(7)              0.80%         0.20%         1.00%            0.00%        1.00%

Footnotes to the "Fund Expense Table"

(1) Certain of the fund advisers reimburse the company for administrative costs incurred in connection with administering the funds as variable funding options under the contract. These reimbursements are generally paid out of the Investment Advisory Fees and are not charged to investors. For the AIM Funds, the reimbursements may be paid out of fund assets in an amount up to 0.25% annually. Any such reimbursements paid from the AIM Funds' assets are included in the "Other Expenses" column.

(2) The investment adviser is contractually obligated through December 31, 2000 to waive all or a portion of its investment advisory fee and/or its administrative services fee and/or to reimburse a portion of other expenses in order to ensure that the fund's "Total Fund Annual Expenses Without Waivers or Reductions" do not exceed the percentage reflected under "Net Fund Annual Expenses After Waivers or Reductions."

(3) Aetna Technology VP commenced operations on May 1, 2000. Amounts reflected in "Other Expenses" and "Total Fund Annual Expenses Without Waivers or Reductions" are estimated amounts for the current fiscal year based on expenses for comparable funds. Actual expenses may vary from those shown.

(4) A portion of the brokerage commissions that certain funds pay was used to reduce fund expenses. In addition, through arrangements with certain funds', or the investment adviser on behalf of certain funds', custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of each applicable fund's expenses. These credits are not included under Total Waivers and Reductions. If these credits had been included, the amounts shown under Net Fund Annual Expenses After Waivers or Reductions presented in the table would have been 0.56% for Fidelity VIP Equity-Income Portfolio; 0.65% for Fidelity VIP Growth Portfolio; and 0.65% for Fidelity VIP II Contrafund[RegTM] Portfolio.

(5) Expenses are based upon expenses for the fiscal year ended December 31, 1999, restated to reflect a reduction in the management fee for Aggressive Growth, Balanced, Growth and Worldwide Growth Portfolios. All expenses are shown without the effect of expense offset arrangements.

(6) The series has an expense offset arrangement which reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend disbursing agent. The series may enter into other such arrangements and directed brokerage arrangements, which would also have the effect of reducing the series' expenses. The "Other Expenses" shown above do not take into account these expense reductions, and are therefore higher than the actual expenses of the series. Had these fee reductions been taken into account, Net Fund Annual Expenses After Waivers or Reductions would be lower and would equal 0.89% for the series.

(7) The investment adviser has agreed to reimburse the portfolios for expenses and/or waive its fees, so that, through at least April 30, 2001, the aggregate of each portfolio's expenses will not exceed the combined investment advisory fees and other expenses shown under the Net Fund Annual Expenses After Waivers or Reductions column above.

(8) [The "Other Expenses" include an annual 0.25% fee imposed under a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940. This plan provides that each portfolio pays to the distributor of the portfolios a distribution fee at an annual rate of 0.25% of its average daily net assets attributable to its Class I shares. The distributor of the portfolios uses the distribution fee to pay insurance companies whose separate accounts purchase Class I shares for distribution-related services that the insurance companies provide with respect to the Class I shares.]

Hypothetical Example

Account Fees You May Incur Over Time. The following hypothetical example shows the fees and expenses paid over time if you invest $1,000 in the contract and assume a 5% annual return on the investment. For the purpose of this example, we deducted total annual fund expenses and the maximum charges under the contract (i.e., a mortality and expense risk charge of 1.55% annually for Death Benefit Option II and an administrative expense charge of 0.15% annually. The total annual fund expenses used are those shown in the column "Total Fund Annual Expenses Without Waivers or Reductions" in the Fund Expense Table.

-----------------------------------------
>    This example is purely hypothetical.

>    It should not be considered a
     representation of past or future
     expenses or expected returns.

>    Actual expenses and/or returns may
     be more or less than those shown in
     this example.
-----------------------------------------

                                                    At the end of the periods shown you
                                                  would have paid the following expenses:
                                                   1 year   3 years   5 years   10 years
                                                   ------   -------   -------   --------
Aetna Balanced VP, Inc.                              $         $         $         $
Aetna Bond VP                                        $         $         $         $
Aetna Growth VP                                      $         $         $         $
Aetna Growth and Income VP                           $         $         $         $
Aetna Index Plus Large Cap VP                        $         $         $         $
Aetna International VP                               $         $         $         $
Aetna Money Market VP                                $         $         $         $
Aetna Small Company VP                               $         $         $         $
Aetna Technology VP                                  $         $         $         $
AIM V.I. Capital Appreciation Fund                   $         $         $         $
AIM V.I. Government Securities Fund                  $         $         $         $
AIM V.I. Growth Fund                                 $         $         $         $
AIM V.I. Growth & Income Fund                        $         $         $         $
AIM V.I. Value Fund                                  $         $         $         $
Alliance Growth and Income Portfolio                 $         $         $         $
Alliance Premier Growth Portfolio                    $         $         $         $
Fidelity VIP Equity-Income Portfolio                 $         $         $         $
Fidelity VIP Growth Portfolio                        $         $         $         $
Fidelity VIP High Income Portfolio                   $         $         $         $
Fidelity VIP II Contrafund[RegTM] Portfolio          $         $         $         $
Janus Aspen Aggressive Growth Portfolio              $         $         $         $
Janus Aspen Balanced Portfolio                       $         $         $         $
Janus Aspen Growth Portfolio                         $         $         $         $
Janus Aspen Worldwide Growth Portfolio               $         $         $         $
MFS Total Return Series                              $         $         $         $
[Mitchell Hutchins Growth and Income Portfolio       $         $         $         $  ]
[Mitchell Hutchins Small Cap Portfolio               $         $         $         $  ]
[Mitchell Hutchins Tactical Allocation Portfolio     $         $         $         $  ]
Oppenheimer Aggressive Growth Fund/VA                $         $         $         $
Oppenheimer Main Street Growth & Income Fund/VA      $         $         $         $
Oppenheimer Strategic Bond Fund/VA                   $         $         $         $
PPI MFS Capital Opportunities Portfolio              $         $         $         $
PPI MFS Emerging Equities Portfolio                  $         $         $         $
PPI MFS Research Growth Portfolio                    $         $         $         $
PPI Scudder International Growth Portfolio           $         $         $         $

Condensed Financial Information
--------------------------------------------------------------------------------

As of the date of this prospectus, we had not begun selling the contract and the subaccounts did not have any assets attributable to the contract. Therefore, no condensed financial information is presented herein.


Investment Options
--------------------------------------------------------------------------------

The contract offers variable investment options and fixed interest options.

Variable Investment Options. These options are called subaccounts. The subaccounts are within Variable Annuity Account B (the separate account), a separate account of the Company. Each subaccount invests in a specific mutual fund. You do not invest directly in or hold shares of the funds.

> Mutual Fund (fund) Descriptions. We provide brief descriptions of the funds in Appendix III. Investment results of the funds are likely to differ significantly and there is no assurance that any of the funds will achieve their respective investment objectives. Shares of the funds will rise and fall in value and you could lose money by investing in the funds. Shares of the funds are not bank deposits and are not guaranteed, endorsed or insured by any financial institution, the Federal Deposit Insurance Corporation or any other government agency. Unless otherwise noted, all funds are diversified as defined under the Investment Company Act of 1940. Refer to the fund prospectuses for additional information. Fund prospectuses may be obtained, free of charge, from our Home Office at the address and phone number listed in "Contract Overview--Questions: Contacting the Company" or by contacting the SEC Public Reference Room.

Fixed Interest Options. If available in your state, the ALIAC Guaranteed Account (the Guaranteed Account) or the Fixed Account. The Guaranteed Account offers certain guaranteed minimum interest rates for a stated period of time. Amounts must remain in the Guaranteed Account for specific periods to receive the quoted interest rates, or a market value adjustment will be applied. The market value adjustment may be positive or negative. The Fixed Account guarantees payment of the minimum interest rate specified in the contract. The Fixed Account is only available in certain states. For a description of these options, see Appendices I and II and the Guaranteed Account prospectus.

--------------------------------------------------------------------------------
 Selecting Investment Options

o Choose options appropriate for you. Your sales representative can help you evaluate which investment options may be appropriate for your financial goals.

o Understand the risks associated with the options you choose. Some subaccounts invest in funds that are considered riskier than others. Funds with additional risks are expected to have values that rise and fall more rapidly and to a greater degree than other funds. For example, funds investing in foreign or international securities are subject to risks not associated with domestic investments, and their investment performance may vary accordingly. Also, funds using derivatives in their investment strategy may be subject to additional risks.

o Be informed. Read this prospectus, the fund prospectuses, the Guaranteed Account and Fixed Account appendices and the Guaranteed Account prospectus.
--------------------------------------------------------------------------------

Limits on Availability of Options. Some funds or fixed interest options may be unavailable through your contract or in your state. We may add, withdraw or substitute funds, subject to the conditions in your contract and compliance with regulatory requirements.

Limits on How Many Investment Options You May Select. Although there is currently no limit, we reserve the right to limit the number of investment options you may select at any one time or during the life of the contract. For purposes of determining any limit, each subaccount and each guaranteed term of the Guaranteed Account, or an investment in the Fixed Account in certain contracts, will be considered an investment option.

Limits Imposed by the Underlying Fund. Orders for the purchase of fund shares may be subject to acceptance by the fund. We reserve the right to reject, without prior notice, any allocation of a purchase payment to a subaccount if the subaccount's investment in the corresponding fund is not accepted by the fund for any reason.

Additional Risks of Investing in the Funds (Mixed and Shared Funding).

"Shared funding" occurs when shares of a fund, which the subaccounts buy for variable annuity contracts, are also bought by other insurance companies for their variable annuity contracts.

"Mixed funding" occurs when shares of a fund, which the subaccounts buy for variable annuity contracts, are bought for variable life insurance contracts issued by us or other insurance companies.

>    Shared--bought by more than one company.

>    Mixed--bought for annuities and life insurance.

It is possible that a conflict of interest may arise due to mixed and/or shared funding, which could adversely impact the value of a fund. For example, if a conflict of interest occurred and one of the subaccounts withdrew its investment in a fund, the fund may be forced to sell its securities at disadvantageous prices, causing its share value to decrease. Each fund's Board of Directors or Trustees will monitor events to identify any conflicts which may arise and to determine what action, if any, should be taken to address such conflicts.

Transfers Among Investment Options
--------------------------------------------------------------------------------

You may transfer amounts among the available subaccounts. During the accumulation phase, we allow you 12 free transfers each account year. We reserve the right to charge $10 for each additional transfer. We currently do not impose this charge. During the income phase, if approved in your state, transfers are limited to 12 each account year and allowed only if you select variable income phase payments. We reserve the right to allow more than 12 transfers each account year.

Transfers from the Guaranteed Account are subject to certain restrictions and may be subject to a market value adjustment. Transfers from the Fixed Account are subject to certain restrictions and transfers into the Fixed Account from any of the other investment options are not allowed. Transfers must be made in accordance with the terms of your contract.

Transfer Requests. Requests may be made in writing, by telephone or, where applicable, electronically.

Limits on Frequent Transfers. The contract is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the market. Such frequent trading can disrupt management of a fund and raise its expenses. This in turn can have an adverse effect on fund performance. Accordingly, organizations or individuals that use market-timing investment strategies and make frequent transfers should not purchase the contract.

We reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market-timing organization or an individual or other party authorized to give transfer instructions on behalf of multiple contract holders. Such restrictions could include: (1) not accepting transfer instructions from an agent acting on behalf of more than one contract holder; and (2) not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one contract holder at a time.

We further reserve the right to impose, without prior notice, restrictions on transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other contract holders.

Additionally, orders for the purchase of fund shares may be subject to acceptance by the fund. We reserve the right to reject, without prior notice, any transfer request to a subaccount if the subaccount's investment in the corresponding fund is not accepted for any reason.

Value of Your Transferred Dollars. The value of amounts transferred into or out of subaccounts will be based on the subaccount unit values next determined after we receive your transfer request in good order at our Home Office or, if you are participating in the dollar cost averaging or account rebalancing programs, after your scheduled transfer or reallocation.

Telephone and Electronic Transactions: Security Measures. To prevent fraudulent use of telephone and electronic transactions (including, but not limited to, internet transactions), we have established security procedures. These include recording calls on our toll-free telephone lines and requiring use of a personal identification number (PIN) to execute transactions. You are responsible for keeping your PIN and account information confidential. If we fail to follow reasonable security procedures, we may be liable for losses due to unauthorized or fraudulent telephone or other electronic transactions. We are not liable for losses resulting from telephone or electronic instructions we believe to be genuine. If a loss occurs when we rely on such instructions, you will bear the loss.

The Dollar Cost Averaging Program. Dollar cost averaging is an investment strategy whereby you purchase fixed dollar amounts of an investment at regular intervals, regardless of price. Under this program a fixed dollar amount is automatically transferred from certain subaccounts, the Guaranteed Account or Fixed Account to any of the other subaccounts. A market value adjustment will not be applied to dollar cost averaging transfers from a guaranteed term of the Guaranteed Account during participation in the dollar cost averaging program. If such participation is discontinued, we will automatically transfer the remaining balance in that guaranteed term to another guaranteed term of the same duration, unless you initiate a transfer into another investment option. In either case a market value adjustment will apply. See Appendix I for more information about dollar cost averaging from the Guaranteed Account. If dollar cost averaging is stopped with respect to amounts invested in the Fixed Account, the remaining balance will be transferred to the money market subaccount.

Dollar cost averaging neither ensures a profit nor guarantees against loss in a declining market. You should consider your financial ability to continue purchases through periods of low price levels. There is no additional charge for this program and transfers made under this program do not count as transfers when determining the number of free transfers that may be made each calendar year. For additional information about this program, contact your sales representative or call us at the number listed in "Contract Overview--Questions:
Contacting the Company."

In certain states purchase payments allocated to the Fixed Account may require participation in the dollar cost averaging program.

Dollar cost averaging is not available if you elect to participate in the account rebalancing program.

The Account Rebalancing Program. Account rebalancing allows you to reallocate your account value to match the investment allocations you originally selected. Only account values invested in the subaccounts may be rebalanced. We automatically reallocate your account value annually (or more frequently as we allow). Account rebalancing neither ensures a profit nor guarantees against loss in a declining market. There is no additional charge for this program and transfers made under this program do not count as transfers when determining the number of free transfers that may be made each calendar year. You may participate in this program by completing the account rebalancing section of your application or by contacting us at the address and/or number listed in "Contract Overview--Questions: Contacting the Company."

Account rebalancing is not available if you elect to participate in the dollar cost averaging program.

Purchase and Rights
--------------------------------------------------------------------------------

How to Purchase.

> Individual Contracts. In some states, where group contracts are not available, you may purchase the contract directly from us by completing an application and delivering it and your initial purchase payment to us. Upon our approval we will issue you a contract and set up an account for you under the contract.

> Group Contracts. In most states we have distributors, usually broker-dealers or banks, who hold the contract as a group contract (see "Distribution"). You may purchase an interest (or, in other words, participate) in the group contract by contacting a distributor and completing an application and delivering it with your initial purchase payment to that distributor. Upon our approval, we will set up an account for you under the group contract and issue you a certificate showing your rights under the contract.

> Joint Contracts (generally spouses). For a nonqualified contract, you may participate in a group contract as a joint contract holder. References to "contract holder" in this prospectus mean both contract holders under joint contracts. Tax law prohibits the purchase of qualified contracts by joint contract holders.

Maximum Issue Age. Unless otherwise restricted by state law, the maximum age for you and the annuitant (if you are not the annuitant) on the date we establish your account is 90.

Your Rights Under the Contract.

>    Individual Contracts. You have all contract rights.

> Group Contracts. The holder of the group contract has title to the contract and, generally, only the right to accept or reject any modifications to the contract. You have all other rights to your account under the contract.

> Joint Contracts. Joint contract holders have equal rights under the contract with respect to their account. All rights under the contract must be exercised by both joint contract holders with the exception of transfers among investment options. See the "Death Benefit" section for the rights of the surviving joint contract holder upon the death of a joint contract holder prior to the income phase start date.

Purchase Payment Methods. The following purchase payment methods are allowed:

>    One lump sum;

>    Periodic payments; or

>    Transfer or rollover from a pre-existing retirement plan or account.

We reserve the right to reject any purchase payments to a prospective or existing account without advance notice.

Purchase Payment Amounts.

The minimum initial purchase payment amount is $25,000.

The Tax Code imposes a maximum limit on annual purchase payments to qualified contracts which may be excluded from your gross income.

Additional purchase payments must be at least $50 (we may change this amount from time to time). A purchase payment of more than $1,000,000 will be allowed only with our consent.

Reduction of Purchase Payment Amounts. In certain circumstances we may reduce the minimum initial or additional purchase payment amount we will accept under a contract. Whether such a reduction is available will be based on consideration of one or more of the following factors:

> The size and type of the prospective group, if any, to which the reduction would apply;

> The method and frequency of purchase payments to be made under the contract; and

> The amount of compensation to be paid to distributors and their registered representative on each purchase payment.

Any reduction of the minimum initial or additional purchase payment amount will not be unfairly discriminatory against any person. We will make any such reduction according to our own rules in effect at the time the purchase payment is received. We reserve the right to change these rules from time to time.

Acceptance or Rejection of Your Application. We must accept or reject your application within two business days of receipt. If the application is incomplete, we may hold any forms and accompanying purchase payment(s) for five business days. We may hold purchase payments for longer periods, pending acceptance of the application, only with your permission. If the application is rejected, the application and any purchase payments will be returned to you.

Allocating Purchase Payments to the Investment Options. We will allocate your purchase payments among the investment options you select. Allocations must be in whole percentages and there may be limits on the number of investment options you may select. When selecting investment options you may find it helpful to review the "Investment Options" section.

Right to Cancel
--------------------------------------------------------------------------------

When and How to Cancel. You may cancel your contract within ten days of receipt (some states require more than ten days) by returning it to our Home Office along with a written notice of cancellation.

Refunds. We will issue you a refund within seven days of our receipt of your contract and written notice of cancellation. Unless your state requires otherwise or unless you purchased an IRA, your refund will equal the purchase payments made plus any earnings or minus any losses attributable to those purchase payments allocated among the subaccounts. In other words, you will bear the entire investment risk for amounts allocated among the subaccounts during this period and the amount refunded could be less than the amount paid. If your state requires or if you purchased an IRA, we will refund all purchase payments made.

If the purchase payments for your canceled contract came from a rollover from another contract issued by us or one of our affiliates where an early withdrawal charge was reduced or eliminated, the purchase payments will be restored to your prior contract.

Transfers Between Death Benefit Options
--------------------------------------------------------------------------------

You may transfer from one death benefit option to another.

>    Transfers must occur on an account anniversary.

> A written request for the transfer must be received by us within 60 days before an account anniversary.

>    You will receive a new contract schedule page upon transfer.

>    Only one death benefit option may be in effect at any time.

               Transfers to                              Transfers to
          Death Benefit Option I                    Death Benefit Option II
-----------------------------------------   --------------------------------------
 If transferring to Death Benefit           If transferring to Death Benefit
 Option I(1):                               Option II(1):
 o The sum of all purchase payments         o The sum of all purchase payments
   made, adjusted for amounts                 made, adjusted for amounts
   withdrawn or applied to an income          withdrawn or applied to an income
   phase payment option as of the             phase payment option as of the
   claim date, will continue to be            claim date, will continue to be
   calculated from the account effective      calculated from the account effective
   date.                                      date.
 o The "step-up value" under Death          o The "step-up value" will be
   Benefit Option II will terminate on        calculated beginning on the new
   the new schedule effective date.           schedule effective date.

(1)See "Death Benefit."

Types of Fees

There are four types of fees or deductions that may affect your account.

TRANSACTION FEE

o    Transfer Charge

FEES DEDUCTED FROM INVESTMENTS IN THE SEPARATE ACCOUNT

o    Mortality and Expense Risk Charge

o    Administrative Expense Charge

FEES DEDUCTED BY THE FUNDS

o    Investment Advisory Fees

o    Other Expenses

PREMIUM AND OTHER TAXES

Fees
--------------------------------------------------------------------------------

The following repeats and adds to information provided in the "Fee Table" section. Please review both sections for information on fees.

TRANSACTION FEE

Transfer Charge

Amount. During the accumulation phase we currently allow you 12 free transfers each account year. We reserve the right to charge $10 for each additional transfer. We currently do not impose this charge.

Purpose. This charge reimburses us for administrative expenses associated with transferring your dollars among investment options.

FEES DEDUCTED FROM INVESTMENTS IN THE SEPARATE ACCOUNT

Mortality and Expense Risk Charge

Maximum Amount. During the accumulation phase the amount of this charge depends upon which death benefit option you select. The maximum amount of this charge, on an annual basis, is equal to the following percentages of your account value invested in the subaccounts:

 Death Benefit Option I     Death Benefit Option II
------------------------   ------------------------
          1.35%                     1.55%

During the income phase this charge, on an annual basis, is equal to 1.25% of amounts held in the subaccounts.

When/How. We deduct this charge daily from the subaccounts corresponding to the funds you select. We do not deduct this charge from any fixed interest option.

Purpose. This charge compensates us for the mortality and expense risks we assume under the contract.

> The mortality risks are those risks associated with our promises to pay the death benefit available under the contract and to make lifetime income phase payments based on annuity rates specified in the contract.

> The expense risk is the risk that the actual expenses we incur under the contract will exceed the maximum costs that we can charge.

If the amount we deduct for this charge is not enough to cover our mortality and expense risk costs under the contract, we will bear the loss. We may use any excess to recover distribution costs relating to the contract and as a source of profit. We expect to make a profit from this fee.

Administrative Expense Charge

Maximum Amount. During the accumulation phase the maximum amount of this charge, on an annual basis, is equal to the following percentages of your account value invested in the subaccounts:

 Death Benefit Option I     Death Benefit Option II
------------------------   ------------------------
          0.15%                     0.15%

There is currently no administrative expense charge during the income phase. We reserve the right, however, to assess an annual administrative expense charge of up to 0.25% during the income phase.

When/How. If imposed, we deduct this charge daily from the subaccounts corresponding to the funds you select. We do not deduct this charge from the fixed interest options. This charge may be assessed during the accumulation phase or the income phase. If we are imposing this charge when you enter the income phase, the fee will apply to you during the entire income phase.

Purpose. This charge helps defray our administrative expenses that cannot be covered by the mortality and expense risk charge described above. This charge is not intended to exceed the average expected cost of administering the contract. We do not expect to make a profit from this charge.

REDUCTION OR ELIMINATION OF CERTAIN FEES

When sales of the contract are made to individuals or a group of individuals in a manner that results in savings of sales or administrative expenses, we may reduce or eliminate the mortality and expense risk charge or administrative expense charge. Our decision to reduce or eliminate any of these fees will be based on one or more of the following:

>    The size and type of group to whom the contract is issued;

>    The amount of expected purchase payments;

> A prior or existing relationship with the Company, such as being an employee or former employee of the Company or one of our affiliates, receiving distributions or making transfers from other contracts issued by us or one of our affiliates or transferring amounts held under qualified retirement plans sponsored by us or one of our affiliates;

>    The type and frequency of administrative and sales services provided; or

> The sale of the contract through a distributor with which you have an asset based fee arrangement and to which we pay an asset based distribution allowance rather than a commission (see
     "Other Topics--Contract Distribution" and "Payment of Commissions").

The reduction or elimination of any of these fees will not be unfairly discriminatory against any person and will be done according to our rules in effect at the time the contract is issued. We reserve the right to change these rules from time to time. The right to reduce or eliminate any of these fees may be subject to state approval.

FEES DEDUCTED BY THE FUNDS
Maximum Amount. Each fund's advisory fee and expenses are different. They are set forth in "Fee Table--Fees Deducted by the Funds" and described in more detail in each fund prospectus.

When/How. A fund's fees and expenses are not deducted from your account value. Instead, they are reflected in the daily value of fund shares, which in turn will affect the daily value of the subaccounts.

Purpose. These fees and expenses help to pay the fund's investment adviser and operating expenses.

PREMIUM AND OTHER TAXES

Maximum Amount. Some states and municipalities charge a premium tax on annuities. These taxes currently range from 0% to 4%, depending upon the jurisdiction.

When/How. We reserve the right to deduct premium taxes from your account value or from purchase payments to the account at any time, but not before there is a tax liability under state law. Our current practice is to deduct premium taxes at the time of a complete withdrawal or, at the commencement of income phase payments, to reflect the cost of premium taxes in our income phase payment rates.

In addition, we reserve the right to assess a charge for any federal taxes due against the separate account. See "Taxation."

Your Account Value
--------------------------------------------------------------------------------

During the accumulation phase your account value at any given time equals:

>    The current dollar value of amounts invested in the subaccounts; plus

> The current dollar values of amounts invested in the fixed interest options, including interest earnings to date.

Subaccount Accumulation Units. When you select a fund as an investment option your account dollars invest in "accumulation units" of the Variable Annuity Account B subaccount corresponding to that fund. The subaccount invests directly in the fund shares. The value of your interests in a subaccount is expressed as the number of accumulation units you hold multiplied by an "accumulation unit value", as described below, for each unit.

Accumulation Unit Value (AUV). The value of each accumulation unit in a subaccount is called the accumulation unit value or AUV. The AUV varies daily in relation to the underlying fund's investment performance. The value also reflects deductions for fund fees and expenses, the mortality and expense risk charge and the administrative expense charge (if any). We discuss these deductions in more detail in "Fee Table" and "Fees."

Valuation. We determine the AUV every normal business day after the close of the New York Stock Exchange. At that time we calculate the current AUV by multiplying the AUV last calculated by the "net investment factor" of the subaccount. The net investment factor measures the investment performance of the subaccount from one valuation to the next.

Current AUV = Prior AUV x Net Investment Factor

Net Investment Factor. The net investment factor for a subaccount between two consecutive valuations equals the sum of 1.0000 plus the net investment rate.

Net Investment Rate. The net investment rate is computed according to a formula that is equivalent to the following:

> The net assets of the fund held by the subaccount as of the current valuation; minus

> The net assets of the fund held by the subaccount at the preceding valuation; plus or minus

> Taxes or provisions for taxes, if any, due to subaccount operations (with any federal income tax liability offset by foreign tax credits to the extent allowed); divided by

>    The total value of the subaccount's units at the preceding valuation; minus

> A daily deduction for the mortality and expense risk charge, the administrative expense charge (if any) and any other fees deducted from investments in the separate account. See "Fees."

The net investment rate may be either positive or negative.

Hypothetical Illustration. As a hypothetical illustration assume that your initial purchase payment to a qualified contract is $5,000 and you direct us to invest $3,000 in Fund A and $2,000 in Fund B. Also assume that on the day we receive the purchase payment the applicable AUVs after the next close of business of the New York Stock Exchange are $10 for Subaccount A and $20 for Subaccount B. Your account is credited with 300 accumulation units of Subaccount A and 100 accumulation units of Subaccount B.


[begin graphic]

        $5,000 Purchase Payment

               Step 1 (down arrow)

Aetna Life Insurance and Annuity Company

              Step 2 (down arrow)

        Variable Annuity B

Subaccount A    Subaccount B   Etc.
300             100
accumulation    accumulation
units           units

(down arrow) Step 3 (down arrow)

Mutual          Mutual
Fund A          Fund B

[end graphic]

Step 1: You make an initial purchase payment of $5000.

Step 2:

A. You direct us to invest $3,000 in Fund A. The purchase payment purchases 300 accumulation units of Subaccount A ($3,000 divided by the $10 AUV).

B. You direct us to invest $2,000 in Fund B. The purchase payment purchases 100 accumulation units of Subaccount B ($2,000 divided by the $20 AUV).

Step 3: The separate account purchases shares of the applicable funds at the then current market value (net asset value or NAV).

Each fund's subsequent investment performance, expenses and charges and the daily charges deducted from the subaccount will cause the AUV to move up or down on a daily basis.

Purchase Payments to Your Account. If all or a portion of your initial purchase payment is directed to the subaccounts, it will purchase subaccount accumulation units at the AUV next computed after our acceptance of your application as described in "Purchase and Rights." Subsequent purchase payments or transfers directed to the subaccounts will purchase subaccount accumulation units at the AUV next computed following our receipt of the purchase payment or transfer request in good order. The value of subaccounts may vary day to day.

Taxes, Fees and Deductions

Amounts withdrawn may be subject to one or more of the following:

> Market Value Adjustment for amounts held in the Guaranteed Account (see Appendix I and the Guaranteed Account prospectus)

>    Tax Penalty (see "Taxation")

>    Tax Withholding (see "Taxation")

To determine which may apply to you, refer to the appropriate sections of this prospectus, contact your sales representative or call us at the number listed in "Contract Overview--Questions: Contacting the Company."

Withdrawals
--------------------------------------------------------------------------------

You may withdraw all or a portion of your account value at any time during the accumulation phase. If you participate in the contract through a 403(b) plan, certain restrictions apply. See "Restrictions on Withdrawals From 403(b) Plan Accounts."

Steps for Making a Withdrawal

>    Select the withdrawal amount.

(1) Full Withdrawal: You will receive, reduced by any required withholding tax, your account value allocated to the subaccounts, the Guaranteed Account (plus or minus any applicable market value adjustment) and the Fixed Account.

(2) Partial Withdrawal (Percentage or Specified Dollar Amount): You will receive, reduced by any required withholding tax, the amount you specify, subject to the value available in your account. However, the amount actually withdrawn from your account will be adjusted by any positive or negative market value adjustment for amounts withdrawn from the Guaranteed Account. See Appendices I and II and the Guaranteed Account prospectus for more information about withdrawals from the Guaranteed Account and the Fixed Account.

> Select investment options. If you do not specify this, we will withdraw dollars proportionally from each of your investment options.

>    Properly complete a disbursement form and deliver it to our Home Office.

Restrictions on Withdrawals From 403(b) Plan Accounts Under Section 403(b) contracts, the withdrawal of salary reduction contributions and earnings on such contributions is generally prohibited prior to the participant's death, disability, attainment of age 59 1/2, separation from service or financial hardship. See "Taxation."

Calculation of Your Withdrawal. We determine your account value every normal business day after the close of the New York Stock Exchange. We pay withdrawal amounts based on your account value as of the next valuation after we receive a request for withdrawal in good order at our Home Office.

Delivery of Payment. Payments for withdrawal requests will be made in accordance with SEC requirements. Normally, your withdrawal amount will be sent no later than seven calendar days following our receipt of a properly-completed disbursement form in good order.

Reinstating a Full Withdrawal. Within 30 days after a full withdrawal, if allowed by law and the contract, you may elect to reinstate all or a portion of your withdrawal. We must receive any reinstated amounts within 60 days of the withdrawal. We reserve the right, however, to accept a reinstatement election received more than 30 days after the withdrawal and accept proceeds received more than 60 days after the withdrawal. We will credit your account for the amount reinstated based on the subaccount values next computed following our receipt of your request and the amount to be reinstated. We will reinstate in the same investment options and proportions in place at the time of withdrawal. If you withdraw amounts from a series of the Aetna GET Fund and then elect to reinstate them, we will reinstate them in a GET Fund series then accepting deposits, if one is available. If one is not available, we will reallocate your GET amounts among the other investment options in which you invested, on a pro rata basis. The reinstatement privilege may be used only once. Special rules apply to reinstatement of amounts withdrawn from the Guaranteed Account (see Appendix I and the Guaranteed Account prospectus). We will not credit your account for market value adjustments that we deducted at the time of your withdrawal. Seek competent advice regarding the tax consequences associated with reinstatement.

Features of a Systematic Distribution Option

A systematic distribution option allows you to receive regular payments from your contract without moving into the income phase. By remaining in the accumulation phase, you retain certain rights and investment flexibility not available during the income phase.

Systematic Distribution Options
--------------------------------------------------------------------------------

The following systematic distribution options may be available:

> SWO--Systematic Withdrawal Option. SWO is a series of automatic partial withdrawals from your account based on a payment method you select. Consider this option if you would like a periodic income while retaining investment flexibility for amounts accumulated in the account.

> ECO--Estate Conservation Option. ECO offers the same investment flexibility as SWO, but is designed for those who want to receive only the minimum distribution that the Tax Code requires each year. Under ECO we calculate the minimum distribution amount required by law, generally at age 70 1/2 and pay you that amount once a year. ECO is not available under nonqualified contracts. A market value adjustment will not be applied to any part of your account value paid under an ECO.

> LEO--Life Expectancy Option. LEO provides for annual payments for a number of years equal to your life expectancy or the life expectancy of you and a designated beneficiary. It is designed to meet the substantially equal periodic payment exception to the 10% premature distribution penalty under Tax Code section 72. See "Taxation."

Other Systematic Distribution Options. We may add additional systematic distribution options from time to time. You may obtain additional information relating to any of the systematic distribution options from your sales representative or by calling us at the number listed in "Contract Overview-- Contract Questions: Contacting the Company."

Systematic Distribution Option Availability. If allowed by applicable law, we may discontinue the availability of one or more of the systematic distribution options for new elections at any time and/or to change the terms of future elections.

Eligibility for a Systematic Distribution Option. To determine if you meet the age and account value criteria and to assess terms and conditions that may apply, contact your sales representative or the Company at the number listed in "Contract Overview--Questions: Contacting the Company."

Terminating a Systematic Distribution Option. You may revoke a systematic distribution option at any time by submitting a written request to our Home Office. ECO, once revoked, may not, unless allowed under the Tax Code, be elected again.

Charges and Taxation. When you elect a systematic distribution option your account value remains in the accumulation phase and subject to the charges and deductions described in the "Fees" and "Fee Table" sections. Taking a withdrawal under a systematic distribution option may have tax consequences. If you are concerned about tax implications, consult a qualified tax adviser before electing an option.

This section provides information about the death benefit during the accumulation phase. For death benefit information applicable to the income phase, see "The Income Phase."

Terms to Understand:

Account Year/Account Anniversary: A period of 12 months measured from the date we established your account and each anniversary of this date. Account anniversaries are measured from this date.

Annuitant(s): The person(s) on whose life or life expectancy(ies) the income phase payments are based.

Beneficiary(ies): The person(s) or entity(ies) entitled to receive a death benefit under the contract.

Claim Date: The date proof of death and the beneficiary's right to receive the death benefit are received in good order at our Home Office.

Contract Holder (You/Your): The contract holder of an individually owned contract or the certificate holder of a group contract. The contract holder and annuitant may be the same person.

Death Benefit
--------------------------------------------------------------------------------

During the Accumulation Phase

Who Receives the Death Benefit? If you would like certain individuals or entities to receive the death benefit when it becomes payable, you may name them as your beneficiaries. However, if you are a joint contract holder and you die, the beneficiary will automatically be the surviving joint contract holder. In this circumstance any other beneficiary you named will be treated as the primary or contingent beneficiary, as originally named, of the surviving joint contract holder. The surviving joint contract holder may change the beneficiary designation. If you die and no beneficiary exists, the death benefit will be paid in a lump sum to your estate.

Designating Your Beneficiary. You may designate a beneficiary on your application or by contacting your sales representative or us as indicated in "Contract Overview--Questions: Contacting the Company."

When is a Death Benefit Payable? During the accumulation phase a death benefit is payable when the contract holder or the annuitant dies. If there are joint contract holders, the death benefit is payable when either one dies.

Death Benefit Amount. The amount of the death benefit will depend upon which death benefit option is in effect on the date the annuitant dies.

                             Death Benefit                   Death Benefit
                               Option I                        Option II
                    ------------------------------   -----------------------------
 Death Benefit      The greater of:                  The greatest of:
 on Death of the    (1) The sum of all purchase      (1) The sum of all purchase
 Annuitant              payments, adjusted for           payments made, adjusted
                        amounts withdrawn or             for amounts withdrawn or
                        applied to an income             applied to an income
                        phase payment option as          phase payment option as
                        of the claim date; or            of the claim date; or
                    (2) The account value on the     (2) The account value on the
                        claim date.                      claim date; or
                                                     (3) The "step-up value" (as
                                                         described below) on the
                                                         claim date.

Death Benefit Option II may not be available under all contracts. Ask your sales representative about the availability of Death Benefit Option II.

Step-up Value. The step-up value is equal to the highest account value on the effective date of your Death Benefit Option II contract schedule page or any anniversary of that date prior to the annuitant's 85th birthday or death, whichever is earlier, adjusted for purchase payments made and amounts withdrawn or applied to an income phase payment option since the date of the highest account value.

On each anniversary of the schedule effective date after the annuitant's 85th birthday, the step-up value shall equal the step-up value on the anniversary immediately preceding the annuitant's 85th birthday, adjusted for purchase payments made and amounts withdrawn or applied to an income phase payment option since that anniversary.

On the claim date, the step-up value shall equal the step-up value on the anniversary of the schedule effective date immediately preceding the date of death, adjusted for purchase payments made and amounts withdrawn or applied to an income phase payment option since that anniversary.

Adjustment. For purposes of determining the death benefit, the adjustment for purchase payments made will be dollar for dollar. The adjustment for amounts withdrawn or applied to an income phase payment option will be proportionate, reducing the sum of all purchase payments made and the step-up value in the same proportion that the account value was reduced on the date of the withdrawal or application to an income phase payment option.

Death Benefit Greater than the Account Value. Notwithstanding which death benefit option is selected, on the claim date, if the amount of the death benefit is greater than the account value, the amount by which the death benefit exceeds the account value will be deposited and allocated to the money market subaccount available under the contract, thereby increasing the account value available to the beneficiary to an amount equal to the death benefit.

Prior to the election of a method of payment of the death benefit by the beneficiary, the account value will remain in the account and continue to be affected by the investment performance of the investment option(s) selected. The beneficiary has the right to allocate or transfer any amount to any available investment option (subject to a market value adjustment, as applicable). The amount paid to the beneficiary will equal the adjusted account value on the day the payment is processed.

Death Benefit Amounts in Certain Cases

If the Contract Holder is the Annuitant and a Spousal Beneficiary Continues the Account. If the spousal beneficiary continues the account at the death of a contract holder who was also the annuitant, the spousal beneficiary becomes the annuitant. The death benefit option in effect at the death of the contract holder will also apply to the spousal beneficiary, and the death benefit payable at the spousal beneficiary's death shall be determined under that death benefit option, except that:

(1) In calculating the sum of all purchase payments, adjusted for amounts withdrawn or applied to an income phase payment option, the account value on the claim date following the original contract holder's/annuitant's death shall be treated as the spousal beneficiary's initial purchase payment; and

(2) In calculating the step-up value, the step-up value on the claim date following the original contract holder's/annuitant's death shall be treated as the spousal beneficiary's initial step-up value.

If the Contract Holder is not the Annuitant. Under nonqualified contracts only, the death benefit described under the death benefit options above will not apply if a contract holder (including a spousal beneficiary who continues the account) who is not the annuitant dies. In these circumstances the amount paid will be equal to the account value on the date the payment is processed, plus or minus any market value adjustment.

Because the death benefit in these circumstances equals the account value plus or minus any market value adjustment, a contract holder who is not also the annuitant should seriously consider whether Death Benefit Option II is suitable for their situation.

If the spousal beneficiary who is the annuitant continues the account at the death of the contract holder who was not the annuitant, the annuitant will not change. The death benefit option in effect at the death of the contract holder will also apply to the spousal beneficiary, and the death benefit payable at the spousal beneficiary's death shall be determined under that death benefit option.

Guaranteed Account. For amounts held in the Guaranteed Account, see Appendix I for a discussion of the calculation of the death benefit.

Death Benefit--Methods of Payment

For Qualified Contracts. Under a qualified contract, if the annuitant dies the beneficiary may choose one of the following three methods of payment:

> Apply some or all of the account value, plus or minus any market value adjustment, to any of the income phase payment options (subject to the Tax Code distribution rules (see "Taxation--Minimum Distribution
     Requirements")).

     In this circumstance the Tax Code requires any portion of the account value, plus or minus any market value adjustment, not distributed in installments over the beneficiary's life or life expectancy, beginning within one year of your death, must be paid within five years of your death. See "Taxation."

> Receive, at any time, a lump-sum payment equal to all or a portion of the account value, plus or minus any market value adjustment.

> Elect SWO, ECO or LEO (described in "Systematic Distribution Options"), provided the election would satisfy the Tax Code minimum distribution rules.

Payments from a Systematic Distribution Option. If the annuitant was receiving payments under a systematic distribution option and died before the Tax Code's required beginning date for minimum distributions, payments under the systematic distribution option will stop. The beneficiary, or contract holder on behalf of the beneficiary, may elect a systematic distribution option provided the election is permitted under the Tax Code minimum distribution rules. If the annuitant dies after the required beginning date for minimum distributions, payments will continue as permitted under the Tax Code minimum distribution rules, unless the option is revoked.

Distribution Requirements. Subject to Tax Code limitations, a beneficiary may be able to defer distribution of the death benefit. Death benefit payments must satisfy the distribution rules in Tax Code Section 401(a)(9). See "Taxation."

For Nonqualified Contracts.

(1) If you die and the beneficiary is your surviving spouse, or if you are a non-natural person and the annuitant dies and the beneficiary is the annuitant's surviving spouse, then the beneficiary becomes the successor contract holder. In this circumstance the Tax Code does not require distributions under the contract until the successor contract holder's death.

     As the successor contract holder, the beneficiary may exercise all rights under the account and has the following options:

     (a)  Continue the contract in the accumulation phase; (

     (b) Elect to apply some or all of the account value, plus or minus any market value adjustment, to any of the income phase payment options; or

     (c) Receive at any time a lump-sum payment equal to all or a portion of the account value, plus or minus any market value adjustment.

(2) If you die and the beneficiary is not your surviving spouse, he or she may elect option 1(b) or option 1(c) above (subject to the Tax Code distribution rules). See "Taxation -- Minimum Distribution Requirements."

(3) If you are a natural person but not the annuitant and the annuitant dies, the beneficiary may elect option 1(b) or 1(c) above. If the beneficiary does not elect option 1(b) within 60 days from the date of death, the gain, if any, will be included in the beneficiary's income in the year the annuitant dies.

Payments from a Systematic Distribution Option. If the contract holder or annuitant dies and payments were being made under a SWO, payments will stop. A beneficiary, however, may elect to continue the SWO.

Taxation. In general, payments received by your beneficiary after your death are taxed to the beneficiary in the same manner as if you had received those payments. Additionally, your beneficiary may be subject to tax penalties if he or she does not begin receiving death benefit payments within the time-frame required by the Tax Code. See "Taxation."

We may have used the following terms in prior prospectuses:

Annuity Phase--Income Phase

Annuity Option--Income Phase Payment Option

Annuity Payment--Income Phase Payment

The Income Phase
--------------------------------------------------------------------------------

During the income phase you stop contributing dollars to your account and start receiving payments from your accumulated account value.

Initiating Income Phase Payments. At least 30 days prior to the date you want to start receiving income phase payments, you must notify us in writing of all of the following:

>    Payment start date;

> Income phase payment option (see the income phase payment options table in this section);

>    Payment frequency (i.e., monthly, quarterly, semi-annually or annually);

> Choice of fixed, variable or a combination of both fixed and variable payments; and

> Selection of an assumed net investment rate (only if variable payments are elected).

Your account will continue in the accumulation phase until you properly initiate income phase payments. Once an income phase payment option is selected it may not be changed.

What Affects Payment Amounts? Some of the factors that may affect the amount of your income phase payments include your age, gender, account value, the income phase payment option selected, the number of guaranteed payments (if any) selected and whether you select fixed, variable or a combination of both fixed and variable payments and, for variable payments, the assumed net investment rate selected.

Fixed Payments. Amounts funding fixed income phase payments will be held in the Company's general account. The amount of fixed payments does not vary with investment performance over time.

Variable Payments. Amounts funding your variable income phase payments will be held in the subaccount(s) you select. Not all subaccounts available during the accumulation phase may be available during the income phase. Payment amounts will vary depending upon the performance of the subaccounts you select. For variable income phase payments, you must select an assumed net investment rate.

Assumed Net Investment Rate. If you select variable income phase payments, you must also select an assumed net investment rate of either 5% or 3 1/2%. If you select a 5% rate, your first income phase payment will be higher, but subsequent payments will increase only if the investment performance of the subaccounts you selected is greater than 5% annually, after deduction of fees. Payment amounts will decline if the investment performance is less than 5%, after deduction of fees.

If you select a 3 1/2% rate, your first income phase payment will be lower and subsequent payments will increase more rapidly or decline more slowly depending upon changes in the net investment performance of the subaccounts you selected. For more information about selecting an assumed net investment rate, call us for a copy of the SAI. See "Contract Overview-- Questions: Contacting the Company."

Minimum Payment Amounts. The income phase payment option you select must result in:

>    A first income phase payment of at least $50; and

>    Total yearly income phase payments of at least $250.

If your account value is too low to meet these minimum payment amounts, you will receive one lump-sum payment. Unless prohibited by law, we reserve the right to increase the minimum payment amount based on increases reflected in the Consumer Price Index-Urban (CPI-U) since July 1, 1993.

Restrictions on Start Dates and the Duration of Payments. Income phase payments may not begin during the first account year, or, unless we consent, later than the later of:

(a)  The first day of the month following the annuitant's 85th birthday; or

(b)  The tenth anniversary of the last purchase payment made to your account.

Income phase payments will not begin until you have selected an income phase payment option. Failure to select an income phase payment option by the later of the annuitant's 85th birthday or the tenth anniversary of your last purchase payment may have adverse tax consequences. You should consult with a qualified tax adviser if you are considering delaying the selection of an income phase option beyond the later of these dates.

For qualified contracts only, income phase payments may not extend beyond:

(a)  The life of the annuitant;

(b)  The joint lives of the annuitant and beneficiary;

(c)  A guaranteed period greater than the annuitant's life expectancy; or

(d) A guaranteed period greater than the joint life expectancies of the annuitant and beneficiary.

When income phase payments start the age of the annuitant plus the number of years for which payments are guaranteed may not exceed 95.

See "Taxation" for further discussion of rules relating to income phase payments.

Charges Deducted.

> If variable income phase payments are selected, we make a daily deduction for mortality and expense risks from amounts held in the subaccounts. Therefore, if you choose variable income phase payments and a nonlifetime income phase payment option, we still make this deduction from the subaccounts you select, even though we no longer assume any mortality risks. The amount of this charge, on an annual basis, is equal to 1.25% of amounts invested in the subaccounts. See "Fees--Mortality and Expense Risk Charge."

> There is currently no administrative expense charge during the income phase. We reserve the right, however, to charge an administrative expense charge of up to 0.25% during the income phase. If imposed, we deduct this charge daily from the subaccounts corresponding to the funds you select. If we are imposing this charge when you enter the income phase, the charge will apply to you during the entire income phase. See "Fees--Administrative Expense Charge."

Death Benefit during the Income Phase. The death benefits that may be available to a beneficiary are outlined in the income phase payment options table below. If a lump-sum payment is due as a death benefit, we will make payment within seven calendar days after we receive proof of death acceptable to us and the request for the payment in good order at our Home Office. If continuing income phase payments are elected, the beneficiary may not elect to receive a lump sum at a future date unless the income phase payment option specifically allows a withdrawal right. We will calculate the value of any death benefit at the next valuation after we receive proof of death and a request for payment. Such value will be reduced by any payments made after the date of death.

Beneficiary Rights. A beneficiary's right to elect an income phase payment option or receive a lump-sum payment may have been restricted by the contract holder. If so, such rights or options will not be available to the beneficiary.

Taxation. To avoid certain tax penalties, you or your beneficiary must meet the distribution rules imposed by the Tax Code. Additionally, when selecting an income phase payment option, the Tax Code requires that your expected payments will not exceed certain durations. See "Taxation" for additional information.

Income Phase Payment Options

The following table lists the income phase payment options and accompanying death benefits available during the income phase. We may offer additional income phase payment options under the contract from time to time.

Once income phase payments begin the income phase payment option selected may not be changed.

Terms to understand:

Annuitant(s): The person(s) on whose life expectancy(ies) the income phase payments are based.

Beneficiary(ies): The person(s) or entity(ies) entitled to receive a death benefit under the contract.

------------------------------------------------------------------------------------------------------------------------------------
                      Lifetime Income Phase Payment Options
------------------------------------------------------------------------------------------------------------------------------------
Life Income               Length of Payments: For as long as the annuitant lives. It is possible that only one payment will be made if the annuitant dies prior to the second payment's due date.
                          Death Benefit--None: All payments end upon the annuitant's death.
------------------------------------------------------------------------------------------------------------------------------------
Life Income --            Length of Payments: For as long as the annuitant lives, with payments guaranteed for your choice of
Guranteed                 5 to 30 years or as otherwise specified in the contract.
Payments                  Death Benefit--Payment to the Beneficiary: If the annuitant dies before we have made all the guaranteed payments, we will continue to pay the beneficiary the remaining payments, unless the beneficiary elects to receive a lump-sum payment equal to the present value of the remaining guaranteed payments.
------------------------------------------------------------------------------------------------------------------------------------
Life Income --            Length of Payments: For as long as either annuitant lives. It is possible that only one payment will
Two Lives                 be made if both annuitants die before the second payment's due date.
                          Continuing Payments: When you select this option you choose for:
                          (a) 100%, 66 2/3% or 50% of the payment to continue to the surviving annuitant after the first death; or
                          (b) 100% of the payment to continue to the annuitant on the second annuitant's death, and 50% of the payment to continue to the second annuitant on the annuitant's death.
                          Death Benefit--None: All payments end upon the death of both annuitants.
------------------------------------------------------------------------------------------------------------------------------------
Life Income --            Length of Payments: For as long as either annuitant lives, with payments guaranteed from 5 to 30 years or
Two Lives --              as otherwise specified in the contract.
Guaranteed                Continuing Payments: 100% of the payment to continue to the surviving annuitant after the first death.
Payments                  Death Benefit--Payment to the Beneficiary: If both annuitants die before we have made all the guaranteed payments, we will continue to pay the beneficiary the remaining payments, unless the beneficiary elects to receive a lump-sum payment equal to the present value of the remaining guaranteed payments.
------------------------------------------------------------------------------------------------------------------------------------
Life Income --            Length of Payments: For as long as the annuitant lives.
Cash Refund               Death Benefit--Payment to the Beneficiary: Following the annuitant's death, we will pay a Option (limited
Option (limited           lump-sum payment equal to the amount originally applied to the income phase payment option (less any
availability -- fixed     applicable premium tax) and less the total amount of income payments paid.
payments only)
------------------------------------------------------------------------------------------------------------------------------------
Life Income --            Length of Payments: For as long as either annuitant lives.
Two Lives -- Cash         Continuing Payments: 100% of the payment to continue after the first death.
Refund Option             Death Benefit--Payment to the Beneficiary: When both annuitants die we will pay a lump
(limited                  sum payment equal to the amount applied to the income phase payment option (less any
availability -- fixed     applicable premium tax) and less the total amount of income payments paid.
payments only)
------------------------------------------------------------------------------------------------------------------------------------

                    Nonlifetime Income Phase Payment Options
------------------------------------------------------------------------------------------------------------------------------------
Nonlifetime --            Length of Payments: You may select payments for 5 to 30 years. In certain cases a lump-sum payment may be
Guaranteed                requested at any time (see below).
Payments                  Death Benefit--Payment to the Beneficiary: If the annuitant dies before we make all the guaranteed payments, we will continue to pay  the beneficiary the remaining payments, unless the beneficiary elects to receive a lump-sum payment equal to the present value of the remaining guaranteed payments.
------------------------------------------------------------------------------------------------------------------------------------


Lump-Sum Payment: If the "Nonlifetime--Guaranteed Payments" option is elected with variable payments, you may request at any time that all or a portion of the present value of the remaining payments be paid in one lump sum. Lump-sum payments will be sent within seven calendar days after we receive the request for payment in good order at the Home Office.
------------------------------------------------------------------------------------------------------------------------------------

Calculation of Lump-Sum Payments: If a lump-sum payment is available under the income phase payment options above, the rate used to calculate the present value of the remaining guaranteed payments is the same rate we used to calculate the income phase payments (i.e., the actual fixed rate used for fixed payments or the 3 1/2% or 5% assumed net investment rate used for variable payments).

In this Section

INTRODUCTION

CONTRACT TYPE

WITHDRAWALS AND OTHER DISTRIBUTIONS

     o    Taxation of Distributions

     o    10% Penalty Tax

     o    Withholding for Federal Income Tax Liability

MINIMUM DISTRIBUTION REQUIREMENTS

     o    50% Excise Tax

     o    Minimum Distribution of Death Benefit Proceeds (403(b) Plans and 408A
          IRAs)

     o    Minimum Distribution of Death Benefit Proceeds (Nonqualified
          Contracts)

RULES SPECIFIC TO CERTAIN PLANS

     o    403(b) Plans

     o    408(b) and 408A IRAs

TAXATION OF NONQUALIFIED CONTRACTS

TAXATION OF THE COMPANY

When consulting a tax adviser, be certain that he or she has expertise in the Tax Code sections applicable to your tax concerns.

Taxation
--------------------------------------------------------------------------------

INTRODUCTION

This section discusses our understanding of current federal income tax laws affecting the contract. You should keep the following in mind when reading it:

> Your tax position (or the tax position of the beneficiary, as applicable) determines federal taxation of amounts held or paid out under the contract;

> Tax laws change. It is possible that a change in the future could affect contracts issued in the past;

> This section addresses federal income tax rules and does not discuss federal estate and gift tax implications, state and local taxes or any other tax provisions;

> We do not make any guarantee about the tax treatment of the contract or any transaction involving the contract; and

> Contract holder means the contract holder of an individually owned contract or the certificate holder of a group contract.

--------------------------------------------------------------------------------
 We do not intend this information to be tax advice. For advice about the effect of federal income taxes or any other taxes on amounts held or paid out under the contract, consult a tax adviser. For more comprehensive information contact the Internal Revenue Service (IRS).
--------------------------------------------------------------------------------

Taxation of Gains Prior to Distribution. You will generally not pay taxes on any earnings from the annuity contract described in this prospectus until they are withdrawn. Tax-qualified retirement arrangements under Tax Code sections 408(a), 408(b), 408A and 403(b) also generally defer payment of taxes on earnings until they are withdrawn. (See "Taxation of Distributions" later in this "Taxation" section for a discussion of how distributions under the various types of arrangements are taxed.) If you are considering funding one of these tax-qualified retirement arrangements with an annuity contract, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. However, annuities do provide other features and benefits which may be valuable to you. You should discuss your decision with your financial representative.

Additionally, although earnings under the contract are generally not taxed until withdrawn, the IRS has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of investment control over the assets. In these circumstances income and gains from the separate account assets would be includible in the variable contract owner's gross income. The Treasury announced that it will issue guidance regarding the extent to which owners could direct their investments among subaccounts without being treated as owners of the underlying assets of the separate account. It is possible that the Treasury's position, when announced, may adversely affect the tax treatment of existing contracts. The Company therefore reserves the right to modify the contract as necessary to attempt to prevent a contract holder from being considered the federal tax owner of a pro rata share of the assets of the separate account.

Diversification. Tax Code section 817(h) requires that in a nonqualified contract the investments of the funds be "adequately diversified" in accordance with Treasury Regulations in order for the contract to qualify as an annuity contract under federal tax law. The separate account, through the funds, intends to comply with the diversification requirements prescribed by the Treasury in Reg. Sec. 1.817-5, which affects how the funds' assets may be invested.

CONTRACT TYPE

The contract is designed to be used as a nonqualified deferred annuity, including contracts offered to a custodian for an Individual Retirement Account as described in Tax Code section 408(a), and with certain qualified retirement arrangements under Tax Code sections 403(b), 408(b) or 408A. The contract is not available as a SIMPLE IRA under Tax Code Section 408(p).

Tax Rules. The tax rules vary according to whether the contract is a nonqualified contract or used with a qualified retirement arrangement. If used with a qualified retirement arrangement, you need to know the Tax Code section under which your arrangement qualifies. Contact your plan sponsor, sales representative or us to learn which Tax Code section applies to your arrangement.

The Contract. Contract holders are responsible for determining that contributions, distributions and other transactions satisfy applicable laws. Legal counsel and a tax adviser should be consulted regarding the suitability of the contract. If the contract is purchased in conjunction with a retirement plan, the plan is not a part of the contract and we are not bound by the plan's terms or conditions.

WITHDRAWALS AND OTHER DISTRIBUTIONS

Certain tax rules apply to distributions from the contract. A distribution is any amount taken from the contract including withdrawals, income phase payments, rollovers, exchanges and death benefit proceeds.

We report the taxable portion of all distributions to the IRS.

Taxation of Distributions

Nonqualified Contracts. A full withdrawal of a nonqualified contract is taxable to the extent that the amount received exceeds the investment in the contract. A partial withdrawal is taxable to the extent that the account value immediately before the withdrawal exceeds the investment in the contract. In other words, a partial withdrawal is treated first as a withdrawal of taxable earnings.

For income phase payments, a portion of each payment which represents the investment in the contract is not taxable. An exclusion ratio is calculated to determine the nontaxable portion.

For fixed income phase payments, in general, there is no tax on the portion of each payment which represents the same ratio that the investment in the contract bears to the total dollar amount of the expected payments as defined in Tax Code section 72(c). The entire income phase payment will be taxable once the recipient has recovered the investment in the contract.

For variable income phase payments, an equation is used to establish a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the investment in the contract by the total number of expected periodic payments. The entire income phase payment will be taxable once the recipient has recovered the investment in the contract.

All deferred nonqualified annuity contracts that are issued by the Company (or its affiliates) to the same contract holder during any calendar year are treated as one annuity contract for purposes of determining the amount includible in gross income under Tax Code section 72(e). In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Tax Code section 72(e) through the serial purchase of annuity contracts or otherwise.

403(b) Plans. All distributions from these plans are taxed as received unless either of the following is true:

> The distribution is rolled over to another plan of the same type or to a traditional IRA in accordance with the Tax Code; or

> You made after-tax contributions to the plan. In this case, depending upon the type of distribution, the amount will be taxed according to the rules detailed in the Tax Code.

408(b) IRAs. All distributions from a traditional IRA are taxed as received unless either one of the following is true:

> The distribution is rolled over to another traditional IRA or, if the IRA contains only amounts previously rolled over from a 401(a), 401(k) or 403(b) plan, the distribution is transferred to another plan of the same type; or

> You made after-tax contributions to the plan. In this case the distribution will be taxed according to rules detailed in the Tax Code.

408A Roth IRAs. A qualified distribution from a Roth IRA is not taxed when it is received. A qualified distribution is a distribution:

> Made after the five-taxable year period beginning with the first taxable year for which a contribution was made; and

> Made after you attain age 59 1/2, die, become disabled as defined in the Tax Code or for a qualified first-time home purchase.

If a distribution is not qualified, it will be taxable to the extent of the accumulated earnings. A partial distribution will first be treated as a return of contributions which is not taxable and then as taxable accumulated earnings.

Taxation of Death Benefit Proceeds. In general, payments received by your beneficiary after your death are taxed in the same manner as if you had received those payments.

10% Penalty Tax

Under certain circumstances the Tax Code may impose a 10% penalty tax on the taxable portion of any distribution from a nonqualified contract or from a contract used with a 403(b), 408(b) or 408A arrangement.

An exception to the 10% penalty tax discussed below requires that the payment or distribution be part of a series of substantially equal periodic payments. If you select an increasing annuity or an early withdrawal of the value of remaining income payments, the payment or distribution may be subject to the 10% penalty tax unless one of the other exceptions applies. You should consult with a tax adviser to determine how this will affect your tax liability.

Nonqualified Contracts. The 10% penalty tax does not apply to the taxable portion of distributions made under certain exceptions, including one or more of the following:

(a)  You have attained age 59 1/2;

(b)  You have become disabled as defined in the Tax Code;

(c)  You have died;

(d) The distribution is made in substantially equal periodic payments (at least annually) over your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary; or

(e) The distribution is allocable to investment in the contract before August 14, 1982.

403(b) Plans. The 10% penalty tax applies to the taxable portion of a distribution from a 403(b) plan, unless certain exceptions apply, including one or more of the following:

(a)  You have attained age 59 1/2;

(b)  You have become disabled as defined in the Tax Code;

(c)  You have died;

(d)  You have separated from service with the plan sponsor at or after age 55;

(e) The distribution is rolled over into another plan of the same type or to an IRA in accordance with the Tax Code;

(f) You have separated from service with the plan sponsor and the distribution is made in substantially equal periodic payments (at least annually) over your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary; or

(g) The distribution is equal to unreimbursed medical expenses that qualify for deduction as specified in the Tax Code.

408(b) and 408A IRAs. In general, except for (d), the exceptions for 403(b) plans also apply to distributions from an IRA, including a distribution from a Roth IRA that is not a qualified distribution or a rollover to a Roth IRA that is not a qualified rollover contribution. The penalty tax is also waived on a distribution made from an IRA to pay for health insurance premiums for certain unemployed individuals or used for a qualified first-time home purchase or for higher education expenses.

Withholding for Federal Income Tax Liability

Any distributions under the contract are generally subject to withholding. Federal income tax liability rates vary according to the type of distribution and the recipient's tax status.

Nonqualified Contracts. Generally, you or a beneficiary may elect not to have tax withheld from distributions.

403(b) Plans. Generally, distributions from these plans are subject to a mandatory 20% federal income tax withholding. However, withholding will not be required if you elect a direct rollover of the distributions or in the case of certain distributions described in the Tax Code.

408(b) and 408A IRAs. Generally, you or a beneficiary may elect not to have tax withheld from distributions.

Non-resident Aliens. If you or your beneficiary are non-resident aliens, then any withholding is governed by Tax Code section 1441 based on the individual's citizenship, the country of domicile and treaty status.

MINIMUM DISTRIBUTION REQUIREMENTS

To avoid certain tax penalties, you and any beneficiary must meet the minimum distribution requirements imposed by the Tax Code. The requirements do not apply to either nonqualified contracts or Roth IRA contracts, except with regard to death benefits. These rules may dictate one or more of the following:

>    Start date for distributions;

> The time period in which all amounts in your account(s) must be distributed; or

>    Distribution amounts.

Start Date. Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 or retire, whichever occurs later, unless:

> You are a 5% owner or the contract is an IRA, in which case such distributions must begin by April 1 of the calendar year following the calendar year in which you attain age 70 1/2; or

> Under 403(b) plans, if the Company maintains separate records of amounts held as of December 31, 1986. In this case distribution of these amounts generally must begin by the end of the calendar year in which you attain age 75 or retire, if later. However, if you take any distributions in excess of the minimum required amount, then special rules require that some or all of the December 31, 1986 balance be distributed earlier.

Time Period. We must pay out distributions from the contract over one of the following time periods:

>    Over your life or the joint lives of you and your beneficiary; or

> Over a period not greater than your life expectancy or the joint life expectancies of you and your beneficiary.

50% Excise Tax

If you fail to receive the minimum required distribution for any tax year, a 50% excise tax is imposed on the required amount that was not distributed.

Minimum Distribution of Death Benefit Proceeds
(403(b) Plans and 408(b) and 408A IRAs)

The following applies to 403(b), 408(b) and 408A arrangements. Different distribution requirements apply if your death occurs:

>    After you begin receiving minimum distributions under the contract; or

>    Before you begin receiving such distributions.

If your death occurs after you begin receiving minimum distributions under the contract, distributions must be made at least as rapidly as under the method in effect at the time of your death. Tax Code section 401(a)(9) provides specific rules for calculating the minimum required distributions at your death. The rules differ, depending upon:

> Whether your minimum required distribution was calculated each year based on your single life expectancy or the joint life expectancies of you and your beneficiary; or

>    Whether life expectancy was recalculated.

The rules are complex and any beneficiary should consult with a tax adviser before electing the method of calculation to satisfy the minimum distribution requirements.

If your death occurs before you begin receiving minimum distributions under the contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death. For example, if you die on September 1, 2000, your entire balance must be distributed to the beneficiary by December 31, 2005. However, if distributions begin by December 31 of the calendar year following the calendar year of your death, then payments may be made over either of the following time-frames:

>    Over the life of the beneficiary; or

>    Over a period not extending beyond the life expectancy of the beneficiary.

Start Dates for Spousal Beneficiaries. If the beneficiary is your spouse, distributions must begin on or before the later of the following:

>    December 31 of the calendar year following the calendar year of your death;
     or

>    December 31 of the calendar year in which you would have attained age
     70 1/2.

Special Rule for IRA Spousal Beneficiaries. In lieu of taking a distribution under these rules, a spousal beneficiary may elect to treat the account as his or her own IRA and defer taking a distribution until his or her age 70 1/2. The surviving spouse is deemed to have made such an election if the surviving spouse makes a rollover to or from the account or fails to take a distribution within the required time period.

Minimum Distribution of Death Benefit Proceeds
(Nonqualified Contracts)

Death of the Contract Holder. The following requirements apply to nonqualified contracts at your death. Different distribution requirements apply if your death occurs:

>    After you begin receiving income phase payments under the contract; or

>    Before you begin receiving such distributions.

If your death occurs after you begin receiving income phase payments, distributions must be made at least as rapidly as under the method in effect at the time of your death.

If your death occurs before you begin receiving income phase payments, your entire balance must be distributed within five years after the date of your death. For example, if you die on September 1, 2000, your entire balance must be distributed by August 31, 2005. However, if distributions begin within one year of your death, then payments may be made over one of the following time-frames:

>    Over the life of the beneficiary; or

>    Over a period not extending beyond the life expectancy of the beneficiary.

Spousal Beneficiaries. If the beneficiary is your spouse, the account may be continued with the surviving spouse as the new contract holder.

Death of Annuitant. If the contract holder is a non-natural person and the annuitant dies, the same rules apply as outlined above for death of a contract holder. If the contract holder is a natural person but not the annuitant and the annuitant dies, the beneficiary must elect an income phase payment option within 60 days of the date of death, or any gain under the contract will be includible in the beneficiary's income in the year the annuitant dies.

RULES SPECIFIC TO CERTAIN PLANS

403(b) Plans

Under Tax Code section 403(b), contributions made by public school systems or nonprofit healthcare organizations and other Tax Code section 501(c)(3) tax exempt organizations to purchase annuity contracts for their employees are generally excludable from the gross income of the employee.

Assignment or Transfer of Contracts. Adverse tax consequences to the plan and/or to you may result if your beneficial interest in the contract is assigned or transferred to any person except to an alternate payee under a qualified domestic relations order in accordance with Tax Code section 414(p) or to the Company as collateral for a loan.

Exclusions from Gross Income. In order to be excludable from gross income, total annual contributions made by you and your employer to a 403(b) plan cannot exceed the lesser of the following limits set by the Tax Code:

> The first limit, under Tax Code section 415, is generally the lesser of 25% of your compensation or $30,000. Compensation means your compensation from the employer sponsoring the plan and, for years beginning after December 31, 1997, includes any elective deferrals under Tax Code section 402(g) and any amounts not includible in gross income under Tax Code sections 125 or 457;

> The second limit, which is the exclusion allowance under Tax Code section 403(b), is usually calculated according to a formula that takes into account your length of employment, any pretax contributions you and your employer have already made under the plan and any pretax contributions to certain other retirement plans; or

> An additional limit specifically limits your salary reduction contributions to generally no more than $10,000 annually (subject to indexing). Your own limit may be higher or lower, depending upon certain conditions.

The first two limits apply to your contributions as well as to any contributions made by your employer on your behalf.

Purchase payments to your account(s) will be excluded from your gross income only if the plan meets certain nondiscrimination requirements.

Restrictions on Distributions. Tax Code section 403(b)(11) restricts the distribution under Tax Code section 403(b) contracts of:

(1)  Salary reduction contributions made after December 31, 1988;
(2)  Earnings on those contributions; and
(3)  Earnings during such period on amounts held as of December 31, 1988.

Distribution of those amounts may only occur upon your death, attainment of age 59 1/2, separation from service, disability or financial hardship. Income attributable to salary reduction contributions and credited on or after January 1, 1989, may not be distributed in the case of hardship.

408(b) and 408A IRAs

Tax Code section 408(b) permits eligible individuals to contribute to a traditional IRA on a pre-tax (deductible) basis. Employers may establish Simplified Employee Pension (SEP) plans and contribute to a traditional IRA owned by the employee. Tax Code section 408A permits eligible individuals to contribute to a Roth IRA on an after-tax (nondeductible) basis.

Assignment or Transfer of Contracts. Adverse tax consequences may result if you assign or transfer your interest in the contract to persons other than your spouse incident to a divorce.

Eligibility. Eligibility to contribute to a traditional IRA on a pre-tax basis or to establish a Roth IRA or to roll over or transfer from a traditional IRA to a Roth IRA depends upon your adjusted gross income.

Rollovers and Transfers. Rollovers and direct transfers are permitted from a 401, 403(a) or a 403(b) arrangement to a traditional IRA. Distributions from these arrangements are not permitted to be transferred or rolled over to a Roth IRA. A Roth IRA can accept transfers/rollovers only from a traditional IRA, subject to ordinary income tax, or from another Roth IRA.

TAXATION OF NONQUALIFIED CONTRACTS

In General. Tax Code section 72 governs taxation of annuities in general. Under a nonqualified contract, if you are a natural person, you generally are not taxed on increases in the account value until distribution occurs by withdrawing all or part of such account value. The taxable portion of a distribution is taxable as ordinary income.

Non-Natural Holders of a Nonqualified Contract. If you are not a natural person, a nonqualified contract generally is not treated as an annuity for income tax purposes and the income on the contract for the taxable year is currently taxable as ordinary income. Income on the contract is any increase over the year in the surrender value, adjusted for purchase payments made during the year, amounts previously distributed and amounts previously included in income. There are some exceptions to this rule and a non-natural person should consult with its tax adviser prior to purchasing the contract. A non-natural person exempt from federal income taxes should consult with its tax adviser regarding treatment of income on the contract for purposes of the unrelated business income tax. When the contract holder is not a natural person, a change in annuitant is treated as the death of the contract holder.

Transfers, Assignments or Exchanges of a Nonqualified Contract. A transfer of ownership of a nonqualified contract, the designation of an annuitant, payee or other beneficiary who is not also the contract holder, the selection of certain annuity dates or the exchange of a contract may result in certain tax consequences. The assignment, pledge or agreement to assign or pledge any portion of the account value generally will be treated as a distribution. Anyone contemplating any such designation, transfer, assignment, selection or exchange should contact a tax adviser regarding the potential tax effects of such a transaction.

TAXATION OF THE COMPANY

We are taxed as a life insurance company under the Tax Code. Variable Annuity Account B is not a separate entity from us. Therefore, it is not taxed separately as a "regulated investment company" but is taxed as part of the Company.

We automatically apply investment income and capital gains attributable to the separate account to increase reserves under the contract. Because of this, under existing federal tax law we believe that any such income and gains will not be taxed to the extent that such income and gains are applied to increase reserves under the contract. In addition, any foreign tax credits attributable to the separate account will be first used to reduce any income taxes imposed on the separate account before being used by the Company.

In summary, we do not expect that we will incur any federal income tax liability attributable to the separate account and we do not intend to make any provision for such taxes. However, changes in federal tax laws and/or their interpretation may result in our being taxed on income or gains attributable to the separate account. In this case we may impose a charge against the separate account (with respect to some or all of the contracts) to set aside provisions to pay such taxes. We may deduct this amount from the separate account, including from your account value invested in the subaccounts.

Other Topics
--------------------------------------------------------------------------------

The Company

We issue the contract described in this prospectus and are responsible for providing each contract's insurance and annuity benefits.

We are a stock life insurance company organized under the insurance laws of the State of Connecticut in 1976 and an indirect wholly-owned subsidiary of Aetna Inc. Through a merger our operations include the business of Aetna Variable Annuity Life Insurance Company (formerly known as Participating Annuity Life Insurance Company, an Arkansas life insurance company organized in 1954).

We are engaged in the business of issuing life insurance and annuities. Our principal executive offices are located at:
            151 Farmington Avenue
            Hartford, Connecticut 06156

Variable Annuity Account B

We established Variable Annuity Account B (the separate account) in 1976 as a segregated asset account to fund our variable annuity contracts. The separate account is registered as a unit investment trust under the Investment Company Act of 1940 (the "40 Act"). It also meets the definition of "separate account" under the federal securities laws.

The separate account is divided into subaccounts. The subaccounts invest directly in shares of a pre-assigned fund.

Although we hold title to the assets of the separate account, such assets are not chargeable with the liabilities of any other business that we conduct. Income, gains or losses of the separate account are credited to or charged against the assets of the separate account without regard to other income, gains or losses of the Company. All obligations arising under the contract are obligations of the Company.

Contract Distribution

We serve as the principal underwriter for the securities sold by this prospectus. We are registered as a broker-dealer with the SEC and a member of the National Association of Securities Dealers, Inc. (NASD).

As principal underwriter we will enter into arrangements with one or more registered broker-dealers, including at least one affiliate of the Company, to offer and sell the contract described in this prospectus.

We may also enter into these arrangements with banks that may be acting as broker-dealers without separate registration under the Securities Exchange Act of 1934 pursuant to legal and regulatory exceptions. In this prospectus we refer to the registered broker-dealers and the banks described above as "distributors." We and one or more of our affiliates may also sell the contract directly. All individuals offering and selling the contract must be registered representatives of a broker-dealer, or employees of a bank exempt from registration under the Securities Exchange Act of 1934, and must be licensed as insurance agents to sell variable annuity contracts.

Occasionally we may enter into arrangements with independent entities to help find broker-dealers or banks interested in distributing the contract or to provide training, marketing and other sales-related functions or administrative services. We will reimburse such entities for expenses related to and may pay fees to such entities in return for these services.

We may offer customers of certain broker-dealers special guaranteed rates in connection with the Guaranteed Account offered through the contract and may negotiate different commissions for these broker-dealers.

We may also contract with independent third party broker-dealers who will act as wholesalers by assisting us in selecting broker-dealers or banks interested in acting as distributors. These wholesalers may also provide training, marketing and other sales related functions for the Company and the distributors and may provide certain administrative services in connection with the contract. We may pay such wholesalers compensation based on purchase payments to contracts purchased through distributors that they select.

We may also designate third parties to provide services in connection with the contracts such as reviewing applications for completeness and compliance with insurance requirements and providing the distributors with approved marketing material, prospectuses or other supplies. These parties will also receive payments for their services based on purchase payments, to the extent such payments are allowed by applicable securities laws. We will pay all costs and expenses related to these services.

Payment of Commissions

We pay distributors and their registered representatives who sell the contract commissions and service fees. Distributors will be paid commissions up to an amount currently equal to 2% of purchase payments or as a combination of a certain percentage of purchase payments at time of sale and a trail commission as a percentage of assets. Under the latter arrangement, commission payments may exceed 2% of purchase payments over the life of the contract. Those distributors who sell the contract in relation to asset based fee accounts will receive an asset based distribution allowance. Some sales personnel may receive various types of non-cash compensation as special sales incentives, including trips and educational and/or business seminars. However, any such compensation will be paid in accordance with NASD rules. In addition, we may provide additional compensation to the Company's supervisory and other management personnel if the overall amount of investments in funds advised by the Company or its affiliates increases over time.

We pay these commissions, fees and related distribution expenses out of our general assets, including investment income and any profit from investment advisory fees and mortality and expense risk charges. No additional deductions or charges are imposed for commissions and related expenses.

Payment Delay or Suspension

We reserve the right to suspend or postpone the date of any payment of benefits or values under any one of the following circumstances:

> On any valuation date when the New York Stock Exchange is closed (except customary weekend and holiday closings) or when trading on the New York Stock Exchange is restricted;

> When an emergency exists as determined by the SEC so that disposal of the securities held in the subaccounts is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the subaccount's assets; or

> During any other periods the SEC may by order permit for the protection of investors.

The conditions under which restricted trading or an emergency exists shall be determined by the rules and regulations of the SEC.

Performance Reporting

We may advertise different types of historical performance for the subaccounts including:

>    Standardized average annual total returns; and

>    Non-standardized average annual total returns.

Standardized Average Annual Total Returns. We calculate standardized average annual total returns according to a formula prescribed by the SEC. This shows the percentage return applicable to $1,000 invested in the subaccounts over the most recent one, five and ten-year periods. If the investment option was not available for the full period, we give a history from the date money was first received in that option under the separate account. Standardized average annual total returns reflect deduction of all recurring charges during each period (i.e., mortality and expense risk charges and administrative expense charges, if any).

Non-Standardized Average Annual Total Returns. We calculate non-standardized average annual total returns in a similar manner as that stated above, except non-standardized returns may also include performance from the fund's inception date, if that date is earlier than the one we use for standardized returns.

We may also advertise certain ratings, rankings or other information related to the Company, the subaccounts or the funds. For further details regarding performance reporting and advertising, you may request a Statement of Additional Information (SAI) by calling us at the number listed in "Contract
Overview--Questions: Contacting the Company."


Voting Rights

Each of the subaccounts holds shares in a fund and each is entitled to vote at regular and special meetings of that fund. Under our current view of applicable law, we will vote the shares for each subaccount as instructed by persons having a voting interest in the subaccount. If you are a contract holder under a group contract, you have a fully vested interest in the contract and may instruct the group contract holder how to direct the Company to cast a certain number of votes. We will vote shares for which instructions have not been received in the same proportion as those for which we received instructions. Each person who has a voting interest in the separate account will receive periodic reports relating to the funds in which he or she has an interest, as well as any proxy materials and a form on which to give voting instructions. Voting instructions will be solicited by a written communication at least 14 days before the meeting.

The number of votes (including fractional votes) you are entitled to direct will be determined as of the record date set by any fund you invest in through the subaccounts.

> During the accumulation phase the number of votes is equal to the portion of your account value invested in the fund, divided by the net asset value of one share of that fund.

> During the income phase the number of votes is equal to the portion of reserves set aside for the contract's share of the fund, divided by the net asset value of one share of that fund.

Contract Modifications

We may change the contract as required by federal or state law or as otherwise permitted in the contract. In addition, we may, upon 30 days' written notice to the group contract holder, make other changes to a group contract that would apply only to individuals who become participants under that contract after the effective date of such changes. If a group contract holder does not agree to a change, we reserve the right to refuse to establish new accounts under the contract. Certain changes will require the approval of appropriate state or federal regulatory authorities.

Transfer of Ownership: Assignment

We will accept assignments or transfers of ownership of a nonqualified contract or a qualified contract where such assignments or transfers are not prohibited, with proper notification. The date of any assignment or transfer of ownership will be the date we receive the notification at our Home Office. An assignment or transfer of ownership may have tax consequences and you should consult with a tax adviser before assigning or transferring ownership of the contract.

An assignment of a contract will only be binding on the Company if it is made in writing and sent to the Company at our Home Office. We will use reasonable procedures to confirm that the assignment is authentic, including verification of signature. If we fail to follow our own procedures, we will be liable for any losses to you directly resulting from such failure. Otherwise, we are not responsible for the validity of any assignment. The rights of the contract holder and the interest of the annuitant and any beneficiary will be subject to the rights of any assignee we have on our records.

Involuntary Terminations

We reserve the right to terminate any account with a value of $2,500 or less immediately following a partial withdrawal. However, an IRA may only be closed out when purchase payments to the contract have not been received for a 24-month period and the paid-up annuity benefit at maturity would be less than $20 per month. If such right is exercised, you will be given 90 days' advance written notice. We do not intend to exercise this right in cases where the account value is reduced to $2,500 or less solely due to investment performance.


Legal Matters and Proceedings

We are aware of no material legal proceedings pending which involve the separate account as a party or which would materially affect the separate account. The validity of the securities offered by this prospectus has been passed upon by Counsel to the Company.

In recent years, several life insurance and annuity companies have been named as defendants in lawsuits, including class action lawsuits, relating to life insurance and annuity pricing and sales practices. A purported class action complaint was filed in the Circuit Court of Lauderdale County, Alabama on March 28, 2000, by Loretta Shaner against the Company (the "Shaner Complaint"). The Shaner Complaint seeks unspecified compensatory damages from the Company and unnamed affiliates of the Company. The Shaner Complaint claims that the Company's sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (e.g., IRAs) is improper. This litigation is in the preliminary stages. The Company intends to defend the action vigorously.

The Company also is a party to other litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

Contents of the Statement of Additional Information
--------------------------------------------------------------------------------

The Statement of Additional Information (SAI) contains more specific information on the separate account and the contract, as well as the financial statements of the separate account and the Company. The following is a list of the contents of the SAI.

General Information and History ....................................   2
Variable Annuity Account B .........................................   2
Offering and Purchase of Contracts .................................   3
Performance Data ...................................................   3
  General ..........................................................   3
  Average Annual Total Return Quotations ...........................   4
Income Phase Payments ..............................................   7
Sales Material and Advertising .....................................   8
Independent Auditors ...............................................   9
Financial Statements of the Separate Account ....................... S-1
Financial Statements of Aetna Life Insurance and Annuity Company and
Subsidiaries ....................................................... F-1

You may request an SAI by calling the Company at the number listed in "Contract Overview--Questions: Contacting the Company."

                                   Appendix I
                            ALIAC Guaranteed Account
--------------------------------------------------------------------------------

The ALIAC Guaranteed Account (the Guaranteed Account) is a fixed interest option available during the accumulation phase under the contract. This appendix is only a summary of certain facts about the Guaranteed Account. Please read the Guaranteed Account prospectus carefully before investing in this option.

In General. Amounts invested in the Guaranteed Account earn specified interest rates if left in the Guaranteed Account for specified periods of time. If you withdraw or transfer those amounts before the specified periods elapse, we may apply a market value adjustment (described below) which may be positive or negative.

When deciding to invest in the Guaranteed Account, contact your sales representative or the Company to learn:

> The interest rate(s) we will apply to amounts invested in the Guaranteed Account. We change the rate(s) periodically. Be certain you know the rate we guarantee on the day your account dollars are invested in the Guaranteed Account. Guaranteed interest rates will never be less than an annual effective rate of 3%.

> The period of time your account dollars need to remain in the Guaranteed Account in order to earn the rate(s). You are required to leave your account dollars in the Guaranteed Account for a specified period of time in order to earn the guaranteed interest rate(s).

Deposit Period. During a deposit period, we offer a specific interest rate for dollars invested for a certain guaranteed term. For a specific interest rate and guaranteed term to apply, account dollars must be invested in the Guaranteed Account during the deposit period for which that rate and term are offered.

Interest Rates. We guarantee different interest rates, depending upon when account dollars are invested in the Guaranteed Account. For guaranteed terms one year or longer, we may apply more than one specified interest rate. The interest rate we guarantee is an annual effective yield. That means the rate reflects a full year's interest. We credit interest daily at a rate that will provide the guaranteed annual effective yield over one year. Guaranteed interest rates will never be less than an annual effective rate of 3%. The interest rate guarantees are based on the Company's claim-paying ability.

Guaranteed Terms. The guaranteed term is the period of time account dollars must be left in the Guaranteed Account in order to earn the guaranteed interest rate. For guaranteed terms one year or longer, we may offer different rates for specified time periods within a guaranteed term. We offer different guaranteed terms at different times. We also may offer more than one guaranteed term of the same duration with different interest rates. Check with your sales representative or the Company to learn what terms are being offered. The Company also reserves the right to limit the number of guaranteed terms or the availability of certain guaranteed terms.

Fees and Other Deductions. If all or a portion of your account value in the Guaranteed Account is withdrawn or transferred, you may incur one or more of the following:

> Market Value Adjustment (MVA)--as described in this appendix and in the Guaranteed Account prospectus; or

>    Tax penalties and/or tax withholding--see "Taxation".

We do not make deductions from amounts in the Guaranteed Account to cover mortality and expense risks. Rather, we consider these risks when determining the interest rate to be credited.

Market Value Adjustment (MVA). If your account value is withdrawn or transferred from the Guaranteed Account before the guaranteed term is completed, an MVA may apply. The MVA reflects investment value changes caused by changes in interest rates occurring since the date of deposit. The MVA may be positive or negative.

If interest rates at the time of withdrawal or transfer have increased since the date of deposit, the value of the investment decreases and the MVA will be negative. This could result in your receiving less than the amount you paid into the Guaranteed Account. If interest rates at the time of withdrawal or transfer have decreased since the date of deposit, the value of the investment increases and the MVA will be positive.

MVA Waiver. For withdrawals or transfers from a guaranteed term before the guaranteed term matures, the MVA may be waived for:

>    Transfers due to participation in the dollar cost averaging program;

> Withdrawals taken due to your election of SWO or ECO (described in "Systematic Distribution Options"), if available;

>    Withdrawals for minimum distributions required by the Tax Code; and

> Withdrawals due to your exercise of the right to cancel your contract (described in "Right to Cancel").

Death Benefit. When a death benefit is paid under the contract within six months of the date of death, only a positive aggregate MVA amount, if any, is applied to the account value attributable to amounts withdrawn from the Guaranteed Account. This provision does not apply upon the death of a spousal beneficiary or joint contract holder who continued the account after the first death. If a death benefit is paid more than six months from the date of death, a positive or negative aggregate MVA amount, as applicable, will be applied.

Partial Withdrawals. For partial withdrawals during the accumulation phase, amounts to be withdrawn from the Guaranteed Account will be withdrawn proportionally from each group of deposits having the same length of time until the maturity date ("Guaranteed Term Group"). Within a guaranteed term group, the amount will be withdrawn first from the oldest deposit period then from the next oldest and so on until the amount requested is satisfied.

Guaranteed Terms Maturity. As a guaranteed term matures, assets accumulating under the Guaranteed Account may be (a) transferred to a new guaranteed term,
(b) transferred to other available investment options, or (c) withdrawn. Amounts withdrawn may be subject to taxation and, if you are under age 59 1/2, tax penalties may apply.

If no direction is received from you at our Home Office by the maturity date of a guaranteed term, the amount from the maturing guaranteed term will be transferred to a new guaranteed term of a similar length. If the same guaranteed term is no longer available, the next shortest guaranteed term available in the current deposit period will be used. If no shorter guaranteed term is available, the next longer guaranteed term will be used.

If you do not provide instructions concerning the maturity value of a maturing guaranteed term, the maturity value transfer provision applies. This provision allows transfers or withdrawals without an MVA if the transfer or withdrawal occurs during the calendar month immediately following a guaranteed term maturity date. This waiver of the MVA only applies to the first transaction regardless of the amount involved in the transaction.

Under the Guaranteed Account each guaranteed term is counted as one funding option. If a guaranteed term matures and is renewed for the same term, it will not count as an additional investment option for purposes of any limitation on the number of investment options.

Subsequent Purchase Payments. Purchase payments received after your initial purchase payment to the Guaranteed Account will be allocated in the same proportions as the last allocation, unless you properly instruct us to do otherwise. If the same guaranteed term(s) are not available, the next shortest term will be used. If no shorter guaranteed term is available, the next longer guaranteed term will be used.

Dollar Cost Averaging. The Company may offer more than one guaranteed term of the same duration and credit one with a higher rate contingent upon use only with the dollar cost averaging program. If amounts are applied to a guaranteed term which is credited with a higher rate using dollar cost averaging and the dollar cost averaging is discontinued, the amounts will be transferred to another guaranteed term of the same duration and an MVA will apply.

Transfer of Account Dollars. Generally, account dollars invested in the Guaranteed Account may be transferred among guaranteed terms offered through the Guaranteed Account and/or to other investment options offered through the contract. However, transfers may not be made during the deposit period in which your account dollars are invested in the Guaranteed Account or for 90 days after the close of that deposit period. We will apply an MVA to transfers made before the end of a guaranteed term. The 90-day wait does not apply to (1) amounts transferred on the maturity date or under the maturity value transfer provision;
(2) amounts transferred from the

Guaranteed Account before the maturity date due to the election of an income phase payment option; (3) amounts distributed under the ECO or SWO (See "Systematic Distribution Options"); and (4) amounts transferred from an available guaranteed term in connection with the dollar cost averaging program.

Transfers after the 90-day period are permitted from guaranteed term(s) to other guaranteed term(s) available during a deposit period or to other available investment options. Transfers of the Guaranteed Account values on or within one calendar month of a term's maturity date are not counted as one of the 12 free transfers of accumulated values in the account.

Reinvesting Amounts Withdrawn from the Guaranteed Account. If amounts are withdrawn and then reinvested in the Guaranteed Account, we apply the reinvested amount to the current deposit period. This means the guaranteed annual interest rate and guaranteed terms available on the date of reinvestment will apply. We reinvest amounts proportionately in the same way as they were allocated before withdrawal. Your account value will not be credited for any negative MVA that was deducted at the time of withdrawal.

The Income Phase. The Guaranteed Account cannot be used as an investment option during the income phase. However, you may notify us at least 30 days in advance to elect a fixed or variable income phase payment option and to transfer your Guaranteed Account dollars to the general account or any of the subaccounts available during the income phase. Transfers made due to the election of a lifetime income phase payment option will be subject to only a positive aggregate MVA.

Distribution. The Company is the principal underwriter of the contract. The Company is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. From time to time the Company may offer customers of certain broker-dealers special guaranteed rates in connection with the Guaranteed Account offered through the contract and may negotiate different commissions for these broker-dealers.

                                   Appendix II
                                  Fixed Account
--------------------------------------------------------------------------------

General Disclosure.

The Fixed Account is an investment option available during the accumulation phase under the contract.

> Amounts allocated to the Fixed Account are held in the Company's general account which supports insurance and annuity obligations.

> Interests in the Fixed Account have not been registered with the SEC in reliance on exemptions under the Securities Act of 1933, as amended.

> Disclosure in this prospectus regarding the Fixed Account may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of the statements.

> Disclosure in this appendix regarding the Fixed Account has not been reviewed by the SEC.

>    Additional information about this option may be found in the contract.

Interest Rates.

> The Fixed Account guarantees that amounts allocated to this option will earn the minimum interest rate specified in the contract. We may credit a higher interest rate from time to time, but the rate we credit will never fall below the guaranteed minimum specified in the contract. Amounts applied to the Fixed Account will earn the interest rate in effect at the time money is applied. Amounts in the Fixed Account will reflect a compound interest rate as credited by us. The rate we quote is an annual effective yield. Interest rate guarantees are based on the Company's claim-paying ability.

> Our determination of credited interest rates reflects a number of factors, including mortality and expense risks, interest rate guarantees, the investment income earned on invested assets and the amortization of any capital gains and/or losses realized on the sale of invested assets. Under this option we assume the risk of investment gain or loss by guaranteeing the amounts you allocate to this option and promising a minimum interest rate and income phase payment.

Dollar Cost Averaging. Amounts you invest in the Fixed Account must be transferred into the other investment options available under the contract over a period not to exceed 12 months. If you discontinue dollar cost averaging, the remaining balance amounts in the Fixed Account will be transferred into the money market subaccount available under the contract, unless you direct us to transfer the balance into other available options.

Withdrawals. Under certain emergency conditions we may defer payment of any withdrawal for a period of up to 6 months or as provided by federal law.

Charges. We do not make deductions from amounts in the Fixed Account to cover mortality and expense risks. We consider these risks when determining the credited rate.

Transfers. During the accumulation phase, you may transfer account dollars from the Fixed Account to any other available investment option. We may vary the dollar amount that you are allowed to transfer, but it will never be less than 10% of your account value held in the Fixed Account.

By notifying the Home Office at least 30 days before income phase payments begin, you may elect to have amounts transferred to one or more of the subaccounts available during the income phase to provide variable payments.

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                                  Appendix III
                         Description of Underlying Funds
--------------------------------------------------------------------------------

The investment results of the mutual funds (funds) are likely to differ significantly and there is no assurance that any of the funds will achieve their respective investment objectives. Shares of the funds will rise and fall in value and you could lose money by investing in the funds. Investments in the funds are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Except as noted, all funds are diversified, as defined under the Investment Company Act of 1940.

Aetna Balanced VP, Inc.

Investment Objective

Seeks to maximize investment return, consistent with reasonable safety of principal by investing in a diversified portfolio of one or more of the following asset classes: stocks, bonds, and cash equivalents, based on the investment adviser's judgment of which of those sectors or mix thereof offers the best investment prospects.

Policies

Under normal market conditions, allocates assets among the following asset classes: equities such as common and preferred stocks; and debt, such as bonds, mortgage-related and other asset-backed securities, U.S. Government securities, and money market instruments. Typically maintains approximately 60% of total assets in equities and 40% of total assets in debt (including money market instruments), although those percentages may vary from time to time.

Risks

Principal risks are those generally attributable to stock and bond investing. The success of the fund's strategy depends on the investment adviser's skill in allocating fund assets between equities and debt and in choosing investments within those categories. Risks attributable to stock investing include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. Stocks of smaller companies tend to be less liquid and more volatile than stocks of larger companies and can be particularly sensitive to expected changes in interest rates, borrowing costs and earnings. Fixed-income investments are subject to the risk that interest rates will rise, which generally causes bond prices to fall. Also, economic and market conditions may cause issuers to default or go bankrupt. Values of high-yield bonds are even more sensitive to economic and market conditions than other bonds. Prices of mortgage-related securities, in addition to being sensitive to changes in interest rates, also are sensitive to changes in the prepayment patterns on the underlying instruments.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Income Shares d/b/a Aetna Bond VP

Investment Objective

Seeks to maximize total return, consistent with reasonable risk, through investments in a diversified portfolio consisting primarily of debt securities. It is anticipated that capital appreciation and investment income will both be major factors in achieving total return.

Policies

Under normal market conditions, invests at least 65% of total assets in high-grade corporate bonds, mortgage-related and other asset-backed securities, and securities issued or guaranteed by the U.S. government, its agencies or instrumentalities. High-grade securities are rated at least A by Standard & Poor's Corporation (S&P) or Moody's Investors Service, Inc. (Moody's), or if unrated, considered by the investment adviser to be of comparable quality. May also invest up to 15% of total assets in high-yield bonds, and up to 25% of total assets in foreign debt securities.

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Risks

Principal risks are those generally attributable to debt investing, including increases in interest rates and loss of principal. Generally, when interest rates rise, bond prices fall. Bonds with longer maturities tend to be more sensitive to changes in interest rates. For all bonds there is a risk that the issuer will default. High-yield bonds generally are more susceptible to the risk of default than higher rated bonds. Prices of mortgage-related securities, in addition to being sensitive to changes in interest rates, also are sensitive to changes in the prepayment patterns on the underlying instruments. Foreign securities have additional risks. Some foreign securities tend to be less liquid and more volatile than their U.S. counterparts. In addition, accounting standards and market regulations tend to be less standardized in certain foreign countries. These risks are usually higher for securities of companies in emerging markets. Securities of foreign companies may be denominated in foreign currency. Exchange rate fluctuations may reduce or eliminate gains or create losses.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Variable Fund d/b/a Aetna Growth and Income VP

Investment Objective

Seeks to maximize total return through investments in a diversified portfolio of common stocks and securities convertible into common stock. It is anticipated that capital appreciation and investment income will both be major factors in achieving total return.

Policies

Under normal market conditions, invests at least 65% of total assets in common stocks that the investment adviser believes have significant potential for capital appreciation or income growth. Tends to emphasize stocks of larger companies. Also invests assets across other asset classes (including stocks of small and medium-sized companies, international stock, real estate securities and fixed income securities). May invest principally in common stocks having significant potential for capital appreciation, or may purchase common stocks principally for their income potential through dividends and option writing, or may acquire securities having a mix of these characteristics.

Risks

Principal risks are those generally attributable to stock investing. These risks include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. Although the investment adviser emphasizes large cap stocks, to the extent the Fund is diversified across asset classes, it may not perform as well as less diversified funds when large cap stocks are in favor. Additionally, stocks of medium-sized and smaller companies tend to be more volatile and less liquid than stocks of larger companies.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Variable Encore Fund d/b/a Aetna Money Market VP

Investment Objective

Seeks to provide high current return, consistent with preservation of capital and liquidity, through investment in high-quality money market instruments.

Policies

Invests only in a diversified portfolio of high-quality fixed income securities denominated in U.S. dollars, with short remaining maturities. These securities include U.S. Government securities, such as U.S. Treasury bills and securities issued or sponsored by U.S. government agencies. They also may include corporate debt securities, commercial paper, asset-backed securities and certain obligations of U.S. and foreign banks, each of which must be highly rated by independent rating agencies or, if unrated, considered by the investment adviser to be of comparable quality. Maintains a dollar-weighted average portfolio maturity of 90 days or less.

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

Risks

It is possible to lose money by investing in the fund. There is no guaranty the fund will achieve its investment objective. An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

A weak economy, strong equity markets and changes by the Federal Reserve in its monetary policies all could affect short-term interest rates and therefore the value and yield of the fund's shares.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Variable Portfolios, Inc.--Aetna Growth VP

Investment Objective

Seeks growth of capital through investment in a diversified portfolio consisting primarily of common stocks and securities convertible into common stocks believed to offer growth potential.

Policies

Under normal market conditions, invests at least 65% of total assets in common stocks and securities convertible into common stock. Tends to emphasize stocks of larger companies, although may invest in companies of any size. Uses internally developed quantitative computer models to evaluate the financial characteristics of approximately 1,000 companies. The investment adviser analyzes these characteristics in an attempt to identify companies it believes have strong growth characteristics or demonstrate a positive trend in earnings estimates, but whose full value is not reflected in the stock price. Focuses on companies that the investment adviser believes have strong, sustainable and improving earnings growth, and established market positions in a particular industry.

Risks

Principal risks are those generally attributable to stock investing. They include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. Growth-oriented stocks typically sell at relatively high valuations as compared to other types of stocks. If a growth stock does not exhibit the consistent level of growth expected, its price may drop sharply. Historically, growth-oriented stocks have been more volatile than value-oriented stocks.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Variable Portfolios, Inc.--Aetna Index Plus Large Cap VP

Investment Objective

Seeks to outperform the total return performance of the Standard & Poor's 500 Composite Index (S&P 500), while maintaining a market level of risk.

Policies

Invests at least 80% of net assets in stocks included in the S&P 500 (other than Aetna Inc. common stock). The investment adviser attempts to achieve the objective by overweighting those stocks in the S&P 500 that the investment adviser believes will outperform the index, and underweighting (or avoiding altogether) those stocks that the investment adviser believes will underperform the index. In determining stock weightings, uses internally developed quantitative computer models to evaluate various criteria, such as the financial strength of each company and its potential for strong, sustained earnings growth. At any one time, the fund's portfolio generally includes approximately 400 of the stocks included in the S&P 500. Although the fund will not hold all the stocks in the S&P 500, the investment adviser expects that there will be a close correlation between the performance of the fund and that of the S&P 500 in both rising and falling markets.

Risks

Principal risks are those generally attributable to stock investing. These risks include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. The success of the

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fund's strategy depends significantly on the investment adviser's skill in determining which securities to overweight, underweight or avoid altogether.

Investment Adviser: Aeltus Investment Management, Inc.


Aetna Variable Portfolios, Inc.--Aetna International VP

Investment Objective

Seeks long-term capital growth primarily though investment in a diversified portfolio of common stocks principally traded in countries outside of the United States. The fund will not target any given level of current income.

Policies

Under normal market conditions, invests at least 65% of total assets in securities principally traded in three or more countries outside of the United States. These securities may include common stocks as well as securities convertible into common stock. Diversifies the fund by investing in a mix of stocks that the investment adviser believes have the potential for long-term growth, as well as stocks that appear to be trading below their perceived value. Allocates assets among several geographic regions and individual countries, investing primarily in those areas that the investment adviser believes have the greatest potential for growth as well as stable exchange rates. Invests primarily in established foreign securities markets, although may invest in emerging markets as well. Uses internally developed quantitative computer models to evaluate the financial characteristics of over 2,000 companies in an attempt to select companies with long-term sustainable growth characteristics. Employs currency hedging strategies to protect from adverse effects on the U.S. dollar.

Risks

Principal risks are those generally attributable to stock investing which include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. Stocks of foreign companies tend to be less liquid and more volatile than their U.S. counterparts. Accounting standards and market regulations tend to be less standardized in certain foreign countries, and economic and political climates tend to be less stable. Stocks of foreign companies may be denominated in foreign currency. Exchange rate fluctuations may reduce or eliminate gains or create losses. Hedging strategies intended to reduce this risk may not perform as expected. Investments in emerging markets are subject to the same risks applicable to foreign investments generally, although those risks may be increased due to conditions in such countries.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Variable Portfolios, Inc.--Aetna Small Company VP

Investment Objective

Seeks growth of capital primarily through investment in a diversified portfolio of common stocks and securities convertible into common stocks of companies with smaller market capitalizations.

Policies

Under normal market conditions, invests at least 65% of total assets in common stocks and securities convertible into common stock of small-capitalization companies, defined as: the 2,000 smallest of the 3,000 largest U.S. companies (as measured by market capitalization); all companies not included above that are included in the Standard & Poor's SmallCap 600 Index or the Russell 2000 Index; and companies with market capitalizations lower than any companies included in the first two categories. For purposes of the 65% policy, the largest company in this group in which the fund intends to invest currently has a market capitalization of approximately $1.5 billion. Invests in stocks that the investment adviser believes have the potential for long-term growth, as well as those that appear to be trading below their perceived value. Uses internally developed quantitative computer models to evaluate financial characteristics of over 2,000 companies in an attempt to identify companies whose perceived value is not reflected in the stock price. Considers the potential of each company to create or take advantage of unique product opportunities, its potential to achieve long-term sustainable growth and the quality of its management.

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Risks

Principal risks are those generally attributable to stock investing which include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. Stocks of smaller companies carry higher risks than stocks of larger companies. This is because smaller companies may lack the management experience, financial resources, product diversification, and competitive strengths of larger companies. In many instances, the frequency and volume of trading in small cap stocks are substantially less than of stocks of larger companies. As a result, the stocks of smaller companies may be subject to wider price fluctuations and/or may be less liquid. When selling a large quantity of a particular stock, the fund may have to sell at a discount from quoted prices or may have to make a series of small sales over an extended period of time due to the more limited trading volume of smaller company stocks. Stocks of smaller companies can be particularly sensitive to expected changes in interest rates, borrowing costs and earnings.

Investment Adviser: Aeltus Investment Management, Inc.

Aetna Variable Portfolios, Inc.--Aetna Technology VP

Investment Objective

Seeks long-term capital appreciation.

Policies

Primarily invests in common stocks and securities convertible into common stock of companies in the information technology industry sector. These companies include companies that the subadviser considers to be principally engaged in the development, production, or distribution of products or services related to the processing, storage, transmission, or presentation of information or data. A particular company will be considered to be principally engaged in the information technology industries if, at the time of investment, the investment adviser determines that at least 50% of the company's assets, gross income, or net profits are committed to, or derived from, those industries. A company will also be considered to be principally engaged if the subadviser considers that the company has the potential for capital appreciation primarily as a result of particular products, technology, patents, or other market advantages in those industries. In selecting stocks, the subadviser looks at a company's valuation relative to its potential long-term growth rate. May look to see whether a company offers a new or improved product, service or business operation; whether it has experienced a positive change in its financial or business condition; whether the market for its goods or services has expanded or experienced a positive change; and whether there is a potential catalyst for positive change in the company's business or stock price. May sell a security if the subadviser determines that the company has become overvalued due to price appreciation or has experienced a change in its business fundamentals, if the company's growth rate slows substantially, or if the subadviser believes that another investment offers a better opportunity.

Risks

Principal risks are those generally attributable to stock investing which include sudden and unpredictable drops in the value of the market as a whole and periods of lackluster or negative performance. Stocks of smaller companies tend to be less liquid and more volatile than stocks of larger companies. Further, stocks of smaller companies also can be particularly sensitive to expected changes in interest rates, borrowing costs and earnings. Because the fund's investments are concentrated in the information technology industries, the Fund may be subject to more abrupt swings in value than a fund which invests in a broader range of industries. Investments in information technology companies may be highly volatile. The fund may experience difficulty in establishing or closing out positions in these securities at prevailing market prices. Also, there may be less publicly available information about small companies or less market interest in their securities as compared to larger companies, and it may take longer for the prices of the securities to reflect the full value of their issuers' earnings potential or assets.

Investment Adviser: Aeltus Investment Management, Inc.

Subadviser: Elijah Asset Management, LLC

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AIM V.I. Capital Appreciation Fund

Investment Objective

Seeks growth of capital through investment in common stocks, with emphasis on medium- and small-sized growth companies.

Policies

The portfolio managers focus on companies they believe are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth. The portfolio managers consider whether to sell a particular security when any of those factors materially changes. The fund may also invest up to 20% of its total assets in foreign securities.

In anticipation of or in response to adverse market conditions, for cash management purposes, or for defensive purposes, the fund may temporarily hold all or a portion of its assets in cash, money market instruments, shares of affiliated money market funds, bonds or other debt securities. As a result, the fund may not achieve its investment objective.

Risks

The prices of equity securities change in response to many factors, including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity. This is especially true with respect to common stocks of smaller companies, whose prices may go up and down more than common stocks of larger, more-established companies. Also, since common stocks of smaller companies may not be traded as often as common stocks of larger, more-established companies, it may be difficult or impossible for the fund to sell securities at a desirable price.

Investment Adviser: A I M Advisors, Inc.

AIM V.I. Government Securities Fund

Investment Objective

Seeks to achieve a high level of current income consistent with reasonable concern for safety of principal by investing in debt securities issued, guaranteed or otherwise backed by the United States Government.

Policies

The portfolio managers focus on securities that they believe have favorable prospects for current income, consistent with their concern for safety of principal. The portfolio managers consider whether to sell a particular security when any of those factors materially changes.

In anticipation of or in response to adverse market conditions, for cash management purposes, or for defensive purposes, the fund may temporarily hold all or a portion of its assets in cash, money market instruments, shares of affiliated money market funds, bonds or other debt securities. As a result, the fund may not achieve its investment objective. The prices of foreign securities may be affected by other factors, including, currency exchange rate, political and economic conditions, regulations and foreign markets. These factors may affect the prices of securities issued by foreign companies located in developing countries more than those in countries with mature economies.

Risks

The prices of debt securities change in response to many factors. Debt securities are particularly vulnerable to credit risk and interest rate fluctuations. Interest rate increases can cause the price of a debt security to decrease. The longer a debt security's duration, the more sensitive it is to this risk. The prices of high-coupon U.S. Government agency mortgage-backed securities fall more slowly when interest rates rise than do prices of other fixed-rate securities. Some of the securities purchased by the fund are not guaranteed by the U.S. Government. The agency or instrumentality issuing such security may default or otherwise be unable to honor a financial obligation.

Investment Adviser: A I M Advisors, Inc.

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AIM V.I. Growth Fund

Investment Objective

Seeks growth of capital primarily by investing in seasoned and better capitalized companies considered to have strong earnings momentum.

Policies

The portfolio managers focus on companies that have experienced above-average growth in earnings and have excellent prospects for future growth. The portfolio managers consider whether to sell a particular security when any of those factors materially changes. The fund may also invest up to 20% of its total assets in foreign securities.

In anticipation of or in response to adverse market conditions, for cash management purposes, or for defensive purposes, the fund may temporarily hold all or a portion of its assets in cash, money market instruments, shares of affiliated money market funds, bonds or other debt securities. As a result, the fund may not achieve its investment objective.

Risks

The prices of equity securities change in response to many factors, including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity. The fund may participate in the initial public offering (IPO) market. Because of the fund's small asset base any investment the fund may make in IPOs may significantly increase the fund's total returns. As the fund's assets grow, the impact of IPO investments will decline, which may reduce the fund's total returns.

Investment Adviser: A I M Advisors, Inc.

AIM V.I. Growth and Income Fund

Investment Objective

Seeks growth of capital with a secondary objective of current income.

Policies

The fund seeks to meet these objectives by investing at least 65% of its net assets in income-producing securities, including dividend-paying common stocks and convertible securities. The portfolio managers purchase securities of established companies that have long-term above-average growth in earnings and dividends, and growth companies that they believe have the potential for above-average growth in earnings and dividends. The portfolio managers consider whether to sell a particular security when they believe the security no longer has that potential or the capacity to generate income. The fund may also invest up to 20% of its total assets in foreign securities.

The fund may engage in active and frequent trading of portfolio securities to achieve its investment objectives. If the fund does trade in this way, it may incur increased transaction costs and brokerage commissions, both of which can lower the actual return on your investment.

In anticipation of or in response to adverse market conditions, for cash management purposes, or for defensive purposes, the fund may temporarily hold all or a portion of its assets in cash, money market instruments, shares of affiliated money market funds, bonds or other debt securities. As a result, the fund may not achieve its investment objective.

Risks

The prices of equity securities change in response to many factors, including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity. The values of the convertible securities in which the fund may invest also will be affected by market interest rates, the risk that the issuer may default on interest or principal payments and the value of the underlying common stock into which these securities may be converted. Specifically, since these types of convertible securities pay fixed interest and dividends, their values may fall if market interest rates rise and rise if market interest rates fall. Additionally, an issuer may have the right to buy back certain of the convertible securities at a time and at a price that is unfavorable to the fund.

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Investment Adviser: A I M Advisors, Inc.

AIM V.I. Value Fund

Investment Objective

Seeks to achieve long-term growth of capital by investing primarily in equity securities judged by the fund's investment adviser to be undervalued relative to the investment adviser's appraisal of the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity market generally. Income is a secondary objective.

Policies

The fund also may invest in preferred stocks and debt instruments that have prospects for growth of capital. The fund may also invest up to 25% of its total assets in foreign securities.

The portfolio managers focus on undervalued equity securities of (1) out-of-favor cyclical growth companies; (2) established growth companies that are undervalued compared to historical relative valuation parameters; (3) companies where there is early but tangible evidence of improving prospects that are not yet reflected in the price of the company's equity securities; and (4) companies whose equity securities are selling at prices that do not reflect the current market value of their assets and where there is reason to expect realization of this potential in the form of increased equity values. The portfolio managers consider whether to sell a particular security when they believe the company no longer fits into any of the above categories.

In anticipation of or in response to adverse market conditions, for cash management purposes, or for defensive purposes, the fund may temporarily hold all or a portion of its assets in cash, money market instruments, shares of affiliated money market funds, bonds or other debt securities. As a result, the fund may not achieve its investment objective.


Risks

The prices of equity securities change in response to many factors, including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity. If the seller of a repurchase agreement in which the fund invests defaults on its obligation or declares bankruptcy, the fund may experience delays in selling the securities underlying the repurchase agreement. As a result, the fund may incur losses arising from decline in the value of those securities, reduced levels of income and expenses of enforcing its rights.

Investment Adviser: A I M Advisors, Inc.

Alliance Variable Products--Growth and Income Portfolio

Investment Objective

Seeks reasonable current income and reasonable opportunity for appreciation through investments primarily in dividend-paying common stocks of good quality.

Policies

Invests primarily in dividend-paying common stocks of large, well-established "blue-chip" companies. May invest in fixed-income and convertible securities and in securities of foreign issuers. Restricts its investments in foreign securities to issues of high quality.

Risks

Principal risks include market risk, interest rate risk, and credit risk. Market risk is the risk that the value of the Portfolio's investments will fluctuate as the stock or bond markets fluctuate and that prices overall will decline over shorter or longer-term periods. Interest rate risk is the risk that changes in interest rates will affect the value of the Portfolio's investments in debt securities, such as bonds, notes, and asset-backed securities, or other income-producing securities. Increases in interest rates may cause the value of a Portfolio's investments to decline. Credit risk is the risk that the issuer or the guarantor of a debt security, or the counterparty to a derivatives

                                       60
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contract, will be unable or unwilling to make timely payments of interest or principal, or to otherwise honor its obligations. Investment in foreign securities are subject to increased credit risk because of the difficulties of requiring foreign entities to honor their contractual commitments, and because a number of foreign governments and other issuers are already in default. Investments in foreign securities have foreign risk and currency risk. Foreign risk includes the risk that investments in foreign securities may experience more rapid and extreme changes in value than if they invested solely in securities of U.S. companies; foreign companies usually are not subject to the same degree of regulation as U.S. companies; differing reporting, accounting, and auditing standards; and the risk that political changes or diplomatic developments could adversely affect the Portfolio's investments in a foreign country. Currency risk is the risk that fluctuations in the exchange rates between the U.S. dollar and foreign currencies may negatively affect the value of the Portfolio's investments.

Investment Adviser: Alliance Capital Management L.P.

Alliance Variable Products--Premier Growth Portfolio

Investment Objective

Seeks growth of capital by pursuing aggressive investment policies.

Policies

Invests primarily in equity securities of U.S. companies. Focuses on a relatively small number of intensively researched companies selected from a research universe of more than 600 companies that have strong management, superior industry positions, excellent balance sheets, and superior earnings growth prospects. Normally, invests in about 40-50 companies, with the 25 most highly regarded of these companies usually constituting approximately 70% of the Portfolio's net assets. During market declines, while adding to positions in favored stocks, the Portfolio becomes somewhat more aggressive, gradually reducing the number of companies represented in its portfolio. Conversely, in rising markets, while reducing or eliminating fully-valued positions, the Portfolio becomes somewhat more conservative, gradually increasing the number of companies represented in its portfolio. Through this approach, the investment adviser seeks to gain positive returns in good markets while providing some measure of protection in poor markets. May also invest up to 20% of its net assets in convertible securities.

Risks

Among the principal risks is market risk. This is the risk that the value of the Portfolio's investments will fluctuate as the stock or bond markets fluctuate and that prices overall will decline over shorter or longer-term periods. Because the Portfolio invests in a smaller number of securities than many other equity funds, you investment has the risk that changes in the value of a single security may have a more significant effect, either negative or positive, on the Portfolio's net asset value.

Investment Adviser: Alliance Capital Management L.P.

Fidelity Variable Insurance Products Fund--Equity Income Portfolio

Investment Objective

Seeks reasonable income. Also considers the potential for capital appreciation. Seeks a yield which exceeds the composite yield on the securities comprising the S&P 500.

Policies

Normally invests at least 65% of total assets in income-producing equity securities. May also invest in other types of equity securities and debt securities, including lower-quality debt securities. May invest in securities of both foreign and domestic issuers. Emphasis on above-average income-producing equity securities tends to lead to investments in large cap "value" stocks. In making investment decisions, the investment adviser relies on fundamental analysis of each issuer and its potential for success in light of its current financial condition, its industry position, and economic and market conditions. May use various techniques, such as buying and selling futures contracts, to increase or decrease exposure to changing security prices, or other factors that affect security values.

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Risks

The value of equity securities fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Debt securities have varying levels of sensitivity to changes in interest rates. In general, the price of a debt security can fall when interest rates rise. Securities with longer maturities and mortgage securities can be more sensitive to interest rate changes. Foreign investments, especially those in emerging markets, can be more volatile and potentially less liquid than U.S. investments due to increased risks of adverse issuer, political, regulatory, market or economic developments. Lower-quality debt securities (those of less than investment-grade quality) can be more volatile due to increased sensitivity to adverse issuer, political, regulatory, market or economic developments. Lower-quality debt securities involve greater risk of default or price changes due to changes in the credit quality of the issuer. "Value" stocks can react differently to issuer, political, market and economic developments than the market as a whole and other types of stocks. "Value" stocks may not ever realize their full value.

Investment Adviser: Fidelity Management & Research Company

Fidelity Variable Insurance Products Fund--Growth Portfolio

Investment Objective

Seeks capital appreciation.

Policies

Normally invests primarily in common stocks of companies the investment adviser believes have above-average growth potential. Companies with high growth potential tend to be companies with higher than average price/earning (P/E) ratios and are often called "growth" stocks. May invest in securities of both foreign and domestic issuers. In making investment decisions, the investment adviser relies on fundamental analysis of each issuer and its potential for success in light of its current financial condition, its industry position, and economic and market conditions. May use various techniques, such as buying and selling futures contracts, to increase or decrease exposure to changing security prices, or other factors that affect security values.

Risks

The value of equity securities fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Foreign investments, especially those in emerging markets, can be more volatile and potentially less liquid than U.S. investments due to increased risks of adverse issuer, political, regulatory, market or economic developments. "Growth" stocks tend to be sensitive to changes in their earnings and more volatile than other types of stocks.

Investment Adviser: Fidelity Management & Research Company

Fidelity Variable Insurance Products Fund--High Income Portfolio

Investment Objective

Seeks a high level of current income while also considering growth of capital.

Policies

Normally invests at least 65% of total assets in income-producing debt securities, preferred stocks and convertible securities, with an emphasis on lower-quality debt securities. May also invest in non-income producing securities, including defaulted securities and common stocks. Currently intends to limit common stocks to 10% of total assets. May invest in securities of both foreign and domestic issuers. In making investment decisions, the investment adviser relies on fundamental analysis of each issuer and its potential for success in light of its current financial condition, its industry position, and economic and market conditions. May use various techniques, such as buying and selling futures contracts, to increase or decrease exposure to changing security prices, interest rates or other factors that affect security values.

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Risks

Debt securities have varying levels of sensitivity to changes in interest rates. In general, the price of a debt security can fall when interest rates rise. Securities with longer maturities and mortgage securities can be more sensitive to interest rate changes. The value of equity securities fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Foreign investments, especially those in emerging markets, can be more volatile and potentially less liquid than U.S. investments due to increased risks of adverse issuer, political, regulatory, market or economic developments. Lower-quality debt securities (those of less than investment-grade quality) can be more volatile due to increased sensitivity to adverse issuer, political, regulatory, market or economic developments. Lower-quality debt securities involve greater risk of default or price changes due to changes in the credit quality of the issuer.

Investment Adviser: Fidelity Management & Research Company

Subadvisers: Fidelity Management & Research (U.K.) Inc.; Fidelity Management & Research Far East Inc.; Fidelity Investments Japan Limited

Fidelity Variable Insurance Products Fund II--Contrafund[RegTM] Portfolio

Investment Objective

Seeks long-term capital appreciation.

Policies

Normally invests primarily in common stocks of companies whose value the investment adviser believes is not fully recognized by the public. May invest in securities of both foreign and domestic issuers. May tend to buy "growth" stocks or "value" stocks, or a combination of both types. In making investment decisions, the investment adviser relies on fundamental analysis of each issuer and its potential for success in light of its current financial condition, its industry position, and economic and market conditions. May use various techniques, such as buying and selling futures contracts, to increase or decrease exposure to changing security prices, interest rates or other factors that affect security values.

Risks

The value of equity securities fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Debt securities have varying levels of sensitivity to changes in interest rates. In general, the price of a debt security can fall when interest rates rise. Securities with longer maturities and mortgage securities can be more sensitive to interest rate changes. Foreign investments, especially those in emerging markets, can be more volatile and potentially less liquid than U.S. investments due to increased risks of adverse issuer, political, regulatory, market or economic developments. "Growth" stocks tend to be sensitive to changes in their earnings and more volatile than other types of stocks. "Value" stocks can react differently to issuer, political, market and economic developments than the market as a whole and other types of stocks. "Value" stocks may not ever realize their full value.

Investment Adviser: Fidelity Management & Research Company

Subadvisers: Fidelity Management & Research (U.K.) Inc.; Fidelity Management & Research Far East Inc.; Fidelity Investments Japan Limited

Janus Aspen Series--Aggressive Growth Portfolio

Investment Objective

Seeks long-term growth of capital.

Policies

A nondiversified portfolio that invests primarily in common stocks selected for their growth potential and normally invests at least 50% of its equity assets in medium-sized companies. Medium-sized companies are those whose market capitalizations at the time of investment fall within the range of companies in the Standard and Poor's (S&P) MidCap 400 Index. The market capitalizations within the Index will vary, but as of December 31, 1999,

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they ranged from approximately $170 million to $37 billion. May at times hold substantial positions in cash or similar investments.


Risks

Because the Portfolio may invest substantially all of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. In addition, a nondiversified portfolio has the ability to take larger positions in a smaller number of issuers. Because the appreciation or depreciation of a single stock may have a greater impact on the net asset value of a nondiversified portfolio, its share price can be expected to fluctuate more than a diversified portfolio. Performance may also be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities (high-yield/high-risk securities or "junk" bonds) or companies with relatively small market capitalizations. Smaller or newer companies may suffer more significant losses as well as realize more substantial growth than larger or more established issuers. Investments in such companies tend to be more volatile and somewhat more speculative. Issues associated with investing in foreign securities include currency risk, political and economic risk, regulatory risk, market risk and transaction costs. High-yield/high-risk securities are generally more dependent on the ability of the issuer to meet interest and principal payments (i.e., credit risk). They are more vulnerable to real or perceived economic changes, political changes or other adverse developments specific to the issuer.

Investment Adviser: Janus Capital Corporation

Janus Aspen Series--Balanced Portfolio

Investment Objective

Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.

Policies

Normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. Will normally invest at least 25% of its assets in fixed-income securities. Assets may shift between the growth and income components of the Portfolio based on the portfolio manager's analysis of relevant market, financial and economic conditions. May at times hold substantial positions in cash or similar investments.

Risks

Because the Portfolio may invest a significant portion of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. The income component of the Portfolio's holdings includes fixed-income securities which generally will decrease in value when interest rates rise. Another risk associated with fixed-income securities is the risk that an issuer of a bond will be unable to make principal and interest payments when due (i.e. credit risk). Performance may also be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities (high-yield/high-risk securities or "junk" bonds) or companies with relatively small market capitalizations. Smaller or newer companies may suffer more significant losses as well as realize more substantial growth than larger or more established issuers. Investments in such companies tend to be more volatile and somewhat more speculative. Issues associated with investing in foreign securities include currency risk, political and economic risk, regulatory risk, market risk and transaction costs. High-yield/high-risk securities are generally more susceptible to credit risk. They are more vulnerable to real or perceived economic changes, political changes or other adverse developments specific to the issuer.

Investment Adviser: Janus Capital Corporation

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Janus Aspen Series--Growth Portfolio

Investment Objective

Seeks long-term growth of capital in a manner consistent with the preservation of capital.

Policies

Generally invests primarily in common stocks of larger, more established companies selected for their growth potential, although it can invest in companies of any size. May at times hold substantial positions in cash or similar investments.

Risks

Because the Portfolio may invest substantially all of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. Performance may also be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities (high-yield/high-risk securities or "junk" bonds) or companies with relatively small market capitalizations. Smaller or newer companies may suffer more significant losses as well as realize more substantial growth than larger or more established issuers. Investments in such companies tend to be more volatile and somewhat more speculative. Issues associated with investing in foreign securities include currency risk, political and economic risk, regulatory risk, market risk and transaction costs. High-yield/high-risk securities are generally more dependent on the ability of the issuer to meet interest and principal payments (i.e., credit risk). They are more vulnerable to real or perceived economic changes, political changes or other adverse developments specific to the issuer.

Investment Adviser: Janus Capital Corporation

Janus Aspen Series--Worldwide Growth Portfolio

Investment Objective

Seeks long-term growth of capital in a manner consistent with the preservation of capital.

Policies

Invests primarily in common stocks of companies of any size throughout the world. Normally invests in issuers from at least five different countries, including the United States. May at times invest in fewer than five countries or even in a single country. May hold substantial positions in cash or similar investments.

Risks

Because the Portfolio may invest substantially all of its assets in common stocks, the main risk is that the value of the stocks it holds might decrease in response to the activities of an individual company or in response to general market and/or economic conditions. Performance may also be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non- investment grade debt securities (high-yield/high-risk securities or "junk" bonds) or companies with relatively small market capitalizations. Smaller or newer companies may suffer more significant losses as well as realize more substantial growth than larger or more established issuers. Investments in such companies tend to be more volatile and somewhat more speculative. Issues associated with investing in foreign securities include currency risk, political and economic risk, regulatory risk, market risk and transaction costs. High-yield/high-risk securities are generally more dependent on the ability of the issuer to meet interest and principal payments (i.e., credit risk). They are more vulnerable to real or perceived economic changes, political changes or other adverse developments specific to the issuer.

Investment Adviser: Janus Capital Corporation

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MFS Total Return Series

Investment Objective

Seeks primarily to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital. Its secondary objective is to provide a reasonable opportunity for growth of capital and income.

Policies

Under normal market conditions, invests at least 40%, but no more than 75%, of net assets in common stocks and related securities (referred to as equity securities); bonds, warrants or rights convertible into stock; and depositary receipts for those securities. Invests at least 25% of net assets in non-convertible fixed income securities. May vary the percentage of assets invested in any one type of security (within the limits described above). May invest in foreign securities and may have exposure to foreign currencies through its investment in these securities. Generally, seeks to purchase equity securities that the investment adviser believes are undervalued in the market relative to their long-term potential focusing on companies with relatively large market capitalization (i.e., market capitalizations of $5 billion or more). Fixed income securities include U.S. government securities, mortgage-backed and asset-backed securities, and corporate bonds. The series has engaged and may engage in active and frequent trading to achieve its principal investment strategies.

Risks

In allocating investments, the series could miss attractive investment opportunities by underweighting markets where there are significant returns, and could lose value by overweighting markets where there are significant declines. The value of securities held by the series may decline due to changing economic, political or market conditions, or disappointing earnings results. If anticipated events do not occur or are delayed, or if investor perceptions about undervalued securities do not improve, the market price of these securities may not rise or may fall. Fixed income securities are subject to interest rate risk (the risk that when interest rates rise, the prices of fixed income securities will generally fall) and credit risk (the risk that the issuer of a fixed income security will not be able to pay principal and interest when due). Securities with longer maturities are affected more by interest rate risk. Investing in foreign securities involves risks relating to political social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers are subject. Fixed income securities traded in the over-the-counter market may be harder to purchase or sell at a fair price. The inability to purchase or sell these fixed income securities at a fair price could have a negative impact on the series' performance. Frequent trading may result in the realization and distribution to shareholders of higher capital gains as compared to a series with less active trading policies. Frequent trading also increases transaction costs, which could detract from the series' performance.

Investment Adviser: Massachusetts Financial Services Company

[Mitchell Hutchins Series Trust Growth and Income Portfolio (Class I shares)

Investment Objective

Has an investment objective of current income and capital growth.

Policies

Invests primarily in dividend-paying stocks of companies that its investment adviser believes have potential for rapid earnings growth. Also invests, to a lesser extent, in bonds when the investment adviser believes those investments offer opportunities for capital appreciation because interest rates may fall or credit factors or ratings affecting particular issuers may improve. May invest in securities of foreign issuers that are denominated in U.S. dollars and traded in U.S. markets. In selecting stocks for the fund, the adviser uses its own Factor Valuation Model to identify companies that appear undervalued. The model ranks companies based on "value" factors such as dividends, cash flows, earnings and book values, as well as on "growth" factors, such as earnings momentum and industry performance forecasts. The adviser then applies fundamental analysis to select specific stocks from among those in the top 20% identified by the model.

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Risks

The prices of common stocks and other equity securities generally fluctuate more than those of other investments. They reflect changes in the issuing company's financial condition and changes in the overall market. The fund could lose all of its investment in a company's stock. The Fund is subject, to a lesser extent, to interest rate risk, which means that the value of the fund's bond investments generally will fall when interest rates rise. Because interest rate risk is the primary risk presented by U.S. government and other very high quality bonds, changes in interest rates may actually have a greater effect on the value of those bonds than on lower quality bonds. An investment in the fund also presents credit risk. Credit risk is the risk that the issuer of a bond will not make principal or interest payments when they are due. Even if an issuer does not default on a payment, a bond's value may decline if the market believes that the issuer has become less able, or less willing, to make payments on time. Foreign securities involve risks that normally are not associated with securities of U.S. issuers. These include risks relating to political, social and economic developments abroad and differences between U.S. and foreign regulatory requirements and market practices. When securities are denominated in foreign currencies, they also are subject to currency risk. (i.e., the risk that the value of a foreign currency in which one or more of a fund's investments are denominated will fall in relation to the U.S. dollar).

Investment Adviser: Mitchell Hutchins Asset Management Inc.]

[Mitchell Hutchins Series Trust Small Cap Portfolio (Class I shares)

Investment Objective

Has an investment objective of long-term capital appreciation.

Policies

Invests primarily in stocks of small capitalization ("small cap") companies, which are defined as companies that have market capitalizations of up to $1 billion at the time of purchase. May invest, to a lesser extent, in stocks of larger companies, preferred stocks, and bonds, including convertible securities. Invests in bonds when its investment adviser believes those investments offer opportunities for capital appreciation because interest rates may fall or credit factors or ratings affecting particular issuers may improve. May invest in securities of foreign issuers that are denominated in U.S. dollars and traded in U.S. markets. In selecting stocks for the fund, the adviser uses its own Factor Valuation Model to identify companies that appear undervalued. The model ranks companies based on "value" factors such as dividends, cash flows, earnings and book values, as well as on "growth" factors, such as earnings momentum and industry performance forecasts. The adviser then applies fundamental analysis to select specific stocks from among those of small cap companies identified by the model.

Risks

The prices of common stocks and other equity securities generally fluctuate more than those of other investments. They reflect changes in the issuing company's financial condition and changes in the overall market. The fund may lose a substantial part, or even all, of its investment in a company's stock. Securities of small cap companies generally involve greater risk than securities of larger companies because small cap companies may be more vulnerable to adverse business or economic developments. Small cap companies also may have limited product lines, markets or financial resources, and may be dependent on a relatively small management group. Securities of small cap companies may be less liquid and more volatile than securities of larger companies or the market averages in general. In addition, small cap companies may not be well-known to the investing public, may not have institutional ownership and may have only cyclical, static or moderate growth prospects. The value of bonds can be expected to fall when interest rates rise and to rise when interest rates fall. Interest rate risk is the risk that interest rates will rise, so that the value of the fund's investments in bonds will fall. Because interest rate risk is the primary risk presented by U.S. government and other very high quality bonds, changes in interest rates may actually have a greater effect on the value of those bonds than on lower quality bonds. An investment in the fund also presents credit risk. Credit risk is the risk that the issuer of a bond will not make principal or interest payments when they are due. Even if an issuer does not default on a payment, a bond's value may decline if the market believes that the issuer has become less able, or less willing, to make payments on time. Foreign securities involve risks that normally are not associated with securities of U.S. issuers. These include risks relating to political, social and economic developments abroad and differences between U.S. and foreign regulatory

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requirements and market practices. When securities are denominated in foreign currencies, they also are subject to currency risk. (i.e., the risk that the value of a foreign currency in which one or more of a fund's investments are denominated will fall in relation to the U.S. dollar).

Investment Adviser: Mitchell Hutchins Asset Management Inc.]

[Mitchell Hutchins Series Trust Tactical Allocation Portfolio (Class I shares)

Investment Objective

Has an investment objective of total return, consisting of long-term capital appreciation and current income.

Policies

Allocates its assets between a stock portion that is designed to track the performance of the S&P 500 Composite Stock Price Index and a fixed income portion that consists of either five-year U.S. Treasury notes or U.S. Treasury bills with remaining maturities of 30 days. The investment adviser reallocates assets in accordance with the recommendations of its own Tactical Allocation Model on the first business day of each month. The Model attempts to track the performance of the S&P 500 Index in periods of strong market performance. The Model attempts to take a more defensive posture by reallocating assets to bonds or cash when the Model signals a potential bear market, prolonged downturn in stock prices or significant loss in value. The Model can recommend stock allocations of 100%, 75%, 50%, 25% or 0%. If the Model recommends a stock allocation of less than 100%, it also recommends a fixed income allocation for the remainder of the fund's assets. The Model uses a bond risk premium determination to decide whether to recommend five-year U.S. Treasury notes or 30-day U.S. Treasury bills. When the Model recommends a more than 50% fixed income allocation, the fund must invest in other high quality bonds or money market instruments to the extent needed to limit the fund's investments in U.S. Treasury obligations to no more than 55% of its assets. This limit is imposed by Internal Revenue Code diversification requirements for segregated asset accounts used to fund variable annuity or variable life contracts.

Risks

The prices of common stocks and other equity securities generally fluctuate more than those of other investments. They reflect changes in the issuing company's financial condition and changes in the overall market. The fund may lose a substantial part, or even all, of its investment in a company's stock. The value of bonds can be expected to fall when interest rates rise and to rise when interest rates fall. Interest rate risk is the risk that interest rates will rise, so that the value of the fund's investments in bonds will fall. Because interest rate risk is the primary risk presented by U.S. government and other very high quality bonds, changes in interest rates may actually have a greater effect on the value of those bonds than on lower quality bonds. In addition, the adviser may not be successful in choosing the best allocation among market sectors. A fund that allocates its assets among market sectors is more dependent on the adviser's ability to successfully assess the relative values in each sector than are funds that do not do so. The adviser's Tactical Allocation Model may not correctly predict the times to shift the fund's assets from one type of investment to another.

Investment Adviser: Mitchell Hutchins Asset Management Inc.]

Oppenheimer Aggressive Growth Fund/VA

Investment Objective

Seeks to achieve long-term capital appreciation by investing in "growth-type" companies.

Policies

The Fund invests mainly in equity securities, such as common stocks, and can invest in other securities, such as preferred stocks and convertible securities. The Fund emphasizes investments in companies that the Manager believes have significant growth potential. Growth companies can include established companies entering a growth cycle in their business, as well as newer companies. The Fund can invest in securities of issuers of all market capitalizations, but currently focuses on companies with market capitalizations of "mid-cap" issuers (currently those issuers between $2.5 and $11.5 billion). The Fund can invest in domestic and foreign companies, although most of its investments are in stocks of U.S. companies.


                                       68
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Risks

The fund's investments in stocks are subject to changes in their value from a number of factors. They include stock market movements and events affecting particular industries. Stocks of growth companies may provide greater opportunities for capital appreciation, but may be more volatile than other stocks. The Fund invests mainly in small and medium-size companies, which tend to have more volatile stock prices than large companies.

Investment Adviser: OppenheimerFunds, Inc.

Oppenheimer Main Street Growth & Income Fund/VA

Investment Objective

Seeks a high total return (which includes growth in the value of its shares as well as current income) from equity and debt securities.

Policies

Invests mainly in common stocks of U.S. companies, and can also invest in other equity securities such as preferred stocks and convertible securities. Although the fund can invest in securities of issuers of all market capitalization ranges, it currently focuses on companies with large capitalizations. While the fund can buy foreign securities and debt securities such as bonds and notes, currently it does not emphasize those investments. The fund can also use hedging instruments and certain derivative investments to try to manage investment risks.

Risks

The fund's investments in stocks and bonds are subject to changes in their value from a number of factors. They include changes in general stock and bond market movements, or the change in value of particular stocks or bonds because of an event affecting the issuer. Changes in interest rates can also affect stock and bond prices. Because the Fund currently focuses its investments in stocks of U.S. issuers, it will be affected primarily by changes in the U.S. Stock Market.

Investment Adviser: OppenheimerFunds, Inc.

Oppenheimer Strategic Bond Fund/VA

Investment Objective

Seeks a high level of current income principally derived from interest on debt securities and seeks to enhance such income by writing covered call options on debt securities.

Policies

Invests mainly in debt securities of issuers in three market sectors: foreign governments and companies, U.S. government securities, and lower-rated high-yield securities of U.S. and foreign companies. Under normal market conditions, the fund invests in each of those three market sectors. However, the fund is not obligated to do so, and the amount of its assets in each of the three sectors will vary over time. The fund can invest up to 100% of its assets in any one sector at any time, if the manager believes that in doing so the fund can achieve its objective without undue risk. The fund can invest in securities having short, medium or long-term maturities and may invest without limit in lower-grade high-yield debt obligations also called "junk bonds. "The fund's foreign investments can include debt securities of issuers in developed markets as well as emerging markets, which have special risks. The fund can also use hedging instruments and certain derivative investments to try to enhance income or try to manage investment risks.

Risks

The fund's investments in debt securities are subject to changes in their value from a number of factors. They include changes in general bond market movements in the U.S. and abroad, or the change in value of particular bonds because of an event affecting the issuer. The fund can focus significant amounts of its investments in foreign debt securities. Therefore, it will be subject to the risks that economic, political or other events can have

                                       69
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on the values of securities of issuers in particular foreign countries. These risks are heightened in the case of emerging market debt securities. Changes in interest rates can also affect securities prices.

Investment Adviser: OppenheimerFunds, Inc.

Portfolio Partners, Inc. (PPI) MFS Capital Opportunities Portfolio (formerly known as PPI MFS Value Equity Portfolio)

Investment Objective

Seeks capital appreciation.

Policies

Invests primarily (at least 65% of total assets) in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. Focuses on companies believed to have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow. Investments may include securities listed on a securities exchange or traded in the over-the-counter markets.

May invest in foreign securities (including emerging market securities) and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of a foreign currency at a future date.

May engage in active and frequent trading to achieve its principal investment strategies.

Risks

Investment in the portfolio is subject to the following risks:

o Market and Company Risk: The value of the securities in which the portfolio invests may decline due to changing economic, political or market conditions, or due to the financial condition of the company which issued the security. In addition, securities of growth companies may be more volatile because such companies usually invest a high portion of their earnings in their businesses and may lack the dividends of value companies, which can cushion the security prices in a declining market.

o Over the Counter Risk: Equity securities that are traded over the counter may be more volatile than exchange listed securities, and the portfolio may experience difficulty in purchasing or selling these securities at a fair price.

o Foreign Markets Risk: Investment in foreign securities involves additional risks relating to political, social and economic developments abroad. Other risks from these investments result from the differences between the regulations to which U.S. and foreign issuers and markets are subject.

o Emerging Markets Risk: Emerging markets are generally defined as countries in the initial stages of their industrialization cycles with low per capita income. Investments in emerging markets securities involve all of the risks of investment in foreign securities, and also have additional risks.

o Currency Risk: Exposure to foreign currencies may cause the value of the portfolio to decline in the event that the U.S. dollar strengthens against these currencies, or in the event that foreign governments intervene in the currency markets.

o Active or Frequent Trading Risk: The portfolio may engage in active and frequent trading. This may result in higher capital gains as compared to portfolios with less active trading policies. Frequent trading also increases transaction costs, which can detract from fund performance.

Investment Adviser: Aetna Life Insurance and Annuity Company

Subadviser: Massachusetts Financial Services Company

Portfolio Partners, Inc. (PPI) MFS Emerging Equities Portfolio

Investment Objective Seeks long-term growth of capital.

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Policies

Invests primarily (at least 65% of total assets) in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts, of emerging growth companies. Emerging growth companies are companies believed to be early in their life cycle and that have the potential to become major enterprises, or major enterprises whose rates of earnings growth are expected to accelerate. Investments may include securities listed on a securities exchange or traded in the over-the-counter markets.

May also invest in foreign securities (including emerging market securities) and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of foreign currency at a future date.

May engage in active and frequent trading to achieve its principal investment strategies.

Risks

Investment in the portfolio is subject to the following risks:

o Market and Company Risk: The value of the securities in which the portfolio invests may decline due to changing economic, political or market conditions, or due to the financial condition of the company which issued the security.

o Emerging Growth Risk: The portfolio's performance is particularly sensitive to changes in the value of emerging growth companies. Investments in emerging growth companies may be subject to more abrupt or erratic market movements and may involve greater risks than investments in other companies.

o Over the Counter Risk: Equity securities that are traded over the counter may be more volatile than exchange listed securities, and the portfolio may experience difficulty in purchasing or selling these securities at a fair price.

o Foreign Markets Risk: Investment in foreign securities involves risks related to political, social and economic developments abroad. These risks result from differences between the regulations to which U.S. and foreign issuers and Markets are subject.

o Currency Risk: Exposure to foreign currencies may cause the value of the portfolio to decline if the U.S. dollar strengthens against these currencies or if foreign governments intervene in the currency markets.

o Emerging Markets Risk: Investments in emerging market securities involve all the risks of investment in foreign markets. Additionally, markets of emerging market countries have been more volatile, and involve greater risks, than the markets of developed countries with more mature economies.

o Active or Frequent Trading Risk: The portfolio may engage in active and frequent trading. This may result in higher capital gains as compared to portfolios with less active trading policies. Frequent trading also increases transaction costs, which can detract from fund performance.

Investment Adviser: Aetna Life Insurance and Annuity Company

Subadviser: Massachusetts Financial Services Company

Portfolio Partners, Inc. (PPI) MFS Research Growth Portfolio

Investment Objective

Seeks long-term growth of capital and future income.

Policies

Invests primarily (at least 80% of total assets) in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. Focuses on companies believed to have favorable prospects for long-term growth, attractive valuations based on current and expected earnings or cash flow, dominant or growing market share and superior management. May invest in companies of any size. Investments may also include securities traded on securities exchanges or in the over-the-counter markets.

May invest in foreign securities (including emerging market securities) and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of foreign currency at a future date.

Risks

Investment in the portfolio is subject to the following risks:

o Market and Company Risk: The value of the securities in which the portfolio invests may decline due to changing economic, political or market conditions, or due to the financial condition of the company which issued the security. In addition, securities of growth companies may be more volatile because such companies usually invest a high portion of their earnings in their businesses and may lack the dividends of value companies, which can cushion the security prices in a declining market.

o Over-the-Counter Risk: Equity securities that are traded over-the-counter may be more volatile than exchange-listed securities, and the portfolio may experience difficulty in purchasing or selling these securities at a fair price.

o Foreign Markets Risk: Investment in foreign securities involves additional risks relating to political, social and economic developments abroad. Other risks from these investments result from the differences between the regulations to which U.S. and foreign issuers and markets are subject.

o Currency Risk: Exposure to foreign currencies may cause the value of the portfolio to decline if the U.S. dollar strengthens against these currencies or if foreign governments intervene in the currency markets.

Investment Adviser:  Aetna Life Insurance and Annuity Company

Subadviser: Massachusetts Financial Services Company

Portfolio Partners, Inc. (PPI) Scudder International Growth Portfolio

Investment Objective

Seeks long-term growth of capital.

Policies

Invests primarily (at least 65% of total assets) in the equity securities of foreign companies believed to have high growth potential. Normally invests in securities of at least three different countries other than the U.S. Will invest in securities in both developed and developing markets. Seeks to invest in those companies believed to be best able to capitalize on the growth and changes taking place within and between various regions of the world. Typically, these are companies with leading or rapidly developing business franchises, strong financial positions, and high quality management capable of defining and implementing strategies to take advantage of local, regional or global markets.

Also may invest in debt securities issued by both U.S. and foreign companies, including non-investment grade debt securities.

Risks

Investment in the portfolio is subject to the following risks:

o Market and Company Risk: The value of the securities in which the portfolio invests may decline due to changing economic, political or market conditions, or due to the financial condition of the company which issued the security.

o Foreign Markets Risk: Investment in foreign securities involves additional risks relating to political, social and economic developments abroad. Other risks from these investments result from the differences between the regulations to which U.S. and foreign issuers and markets are subject.

o Currency Risk: Exposure to foreign currencies may cause the value of the portfolio to decline in the event that the U.S. dollar strengthens against these currencies, or in the event that foreign governments intervene in the currency markets.

o Emerging Growth Risk: The portfolio's performance is particularly sensitive to changes in the value of emerging growth companies. Investments in emerging growth companies may be subject to more abrupt or erratic market movements and may involve greater risks than investments in other companies.

o Interest Rate Risk: Investment in debt securities involves risks relating to interest rate movement. If interest rates go up, the value of debt securities held by the portfolio will decline.

o Credit Risk: Investment in non-investment grade debt securities involves credit risk because issuers of non-investment grade securities are more likely to have difficulty making timely payments of interest or principal.

Investment Adviser: Aetna Life Insurance and Annuity Company

Subadviser: Scudder Kemper Investments, Inc.

--------------------------------------------------------------------------------
                           VARIABLE ANNUITY ACCOUNT B
                                       OF
                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
--------------------------------------------------------------------------------

              Statement of Additional Information dated      , 2000

                         AETNA ADVISER VARIABLE ANNUITY

This Statement of Additional Information is not a prospectus and should be read in conjunction with the current prospectus for Variable Annuity Account B (the
"separate account") dated      , 2000.

A free prospectus is available upon request from the local Aetna Life Insurance and Annuity Company office or by writing to or calling:

                            Aetna Financial Services
                                Annuity Services
                              151 Farmington Avenue
                        Hartford, Connecticut 06156-1258
                                 1-800-238-6219

Read the prospectus before you invest. Unless otherwise indicated, terms used in this Statement of Additional Information shall have the same meaning as in the prospectus.


                                TABLE OF CONTENTS

                                                                                       Page
General Information and History ......................................................   2
Variable Annuity Account B ...........................................................   2
Offering and Purchase of Contracts ...................................................   3
Performance Data .....................................................................   3
     General .........................................................................   3
     Average Annual Total Return Quotations ..........................................   4
Income Phase Payments ................................................................   7
Sales Material and Advertising .......................................................   8
Independent Auditors .................................................................   9
Financial Statements of the Separate Account .........................................   S-1
Financial Statements of Aetna Life Insurance and Annuity Company and Subsidiaries ....   F-1

                         GENERAL INFORMATION AND HISTORY

Aetna Life Insurance and Annuity Company (the Company, we, us, our) issues the contract described in the prospectus and is responsible for providing each contract's insurance and annuity benefits. We are a stock life insurance company which was organized under the insurance laws of the State of Connecticut in 1976 and an indirect wholly-owned subsidiary of Aetna Inc. Through a merger, our assets include the business of Aetna Variable Annuity Life Insurance Company (formerly Participating Annuity Life Insurance Company organized in 1954). Our Home Office is located at 151 Farmington Avenue, Hartford, Connecticut 06156.

As of December 31, 1999, the Company and its subsidiary life company had $53 billion invested through its products, including $39 billion in its separate accounts (of which the Company, or its subsidiary Aeltus Management, Inc., oversees the management of $24 billion). The Company is ranked among the top 2% of all U.S. life insurance companies rated by A.M. Best Company based on assets as of December 31, 1998.

In addition to serving as the principal underwriter and the depositor for the separate account, the Company is a registered investment adviser under the Investment Advisers Act of 1940 and a registered broker-dealer under the Securities Exchange Act of 1934. We provide investment advice to several of the registered management investment companies offered as variable investment options under the contracts funded by the separate account (see "Variable Annuity Account B" below).

Other than the mortality and expense risk charge and administrative expense charge described in the prospectus, all expenses incurred in the operations of the separate account are borne by the Company. See "Fees" in the prospectus. We receive reimbursement for certain administrative costs from some advisers of the funds used as funding options under the contract. These fees generally range up to 0.425%.

The assets of the separate account are held by the Company. The separate account has no custodian. However, the funds in whose shares the assets of the separate account are invested each have custodians, as discussed in their respective prospectuses.

From this point forward, the term "contract(s)" refers only to those offered through the prospectus.

                           VARIABLE ANNUITY ACCOUNT B

Variable Annuity Account B is a separate account established by the Company for the purpose of funding variable annuity contracts issued by the Company. The separate account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. Purchase payments to accounts under the contract may be allocated to one or more of the subaccounts. Each subaccount invests in the shares of only one of the funds listed below. We may make additions to, deletions from or substitutions of available investment options as permitted by law and subject to the conditions of the contract. The availability of the funds is subject to applicable regulatory authorization. Not all funds are available in all jurisdictions.

The funds currently available under the contract are as follows:

Aetna Balanced VP, Inc.                                           Fidelity Variable Insurance Products Fund (VIP) High Income
Aetna Income Shares d/b/a Aetna Bond VP                             Portfolio
Aetna Growth VP                                                   Fidelity Variable Insurance Products Fund II (VIP II)
Aetna Variable Fund d/b/a Aetna Growth and Income VP                Contrafund[RegTM] Portfolio
Aetna Index Plus Large Cap VP                                     Janus Aspen Aggressive Growth Portfolio
Aetna International VP                                            Janus Aspen Balanced Portfolio
Aetna Variable Encore Fund d/b/a Aetna Money Market VP            Janus Aspen Growth Portfolio
Aetna Small Company VP                                            Janus Aspen Worldwide Growth Portfolio
Aetna Technology VP                                               MFS Total Return Series
AIM V.I. Capital Appreciation Fund                                Mitchell Hutchins Series Trust Growth and Income Portfolio
AIM V.I. Government Securities Fund                               Mitchell Hutchins Series Trust Small Cap Portfolio
AIM V.I. Growth Fund                                              Mitchell Hutchins Series Trust Tactical Allocation Portfolio
AIM V.I. Growth and Income Fund                                   Oppenheimer Aggressive Growth Fund/VA
AIM V.I. Value Fund                                               Oppenheimer Main Street Growth & Income Fund/VA
Alliance Variable Products - Growth and Income Portfolio          Oppenheimer Strategic Bond Fund/VA
Alliance Variable Products - Premier Growth Portfolio             Portfolio Partners, Inc. (PPI) MFS Capital Opportunities Portfolio
Fidelity Variable Insurance Products Fund (VIP) Equity-Income      (formerly PPI MFS Value Equity Portfolio)
   Portfolio                                                      Portfolio Partners, Inc. (PPI) MFS Emerging Equities Portfolio
Fidelity Variable Insurance Products Fund (VIP) Growth            Portfolio Partners, Inc. (PPI) MFS Research Growth Portfolio
   Portfolio                                                      Portfolio Partners (PPI) Scudder International Growth Portfolio

Complete descriptions of each of the funds, including their investment objectives, policies, risks and fees and expenses, are contained in the prospectuses and statements of additional information for each of the funds.

                        OFFERING AND PURCHASE OF CONTRACT

The Company is both the depositor and the principal underwriter for the securities sold under the prospectus. We offer the contracts through life insurance agents licensed to sell variable annuities who are registered representatives of the Company or of other registered broker-dealers who have sales agreements with the Company. The offering of the contracts is continuous. A description of the manner in which the contracts are purchased can be found in the prospectus under the sections entitled "Purchase and Rights" and "Your Account Value."

                                PERFORMANCE DATA
GENERAL

From time to time, we may advertise different types of historical performance for the subaccounts of the separate account available under the contract. We may advertise the "standardized average annual total returns," calculated in a manner prescribed by the Securities and Exchange Commission (the "standardized return"), as well as "non-standardized returns," both of which are described below.

The standardized and non-standardized total return figures are computed according to a formula in which a hypothetical initial purchase payment of $1,000 is applied to the various subaccounts under the contract, and then related to the ending redeemable values over one, five and ten year periods (or fractional periods thereof). The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. The standardized figures use the actual returns of the fund since the date contributions were first received in the fund under the separate account, adjusted to reflect the deduction of the maximum recurring charges under the contract during the accumulation phase for each period (i.e., a 1.55% mortality and expense risk charge for Death Benefit Option II and a 0.15% administrative expense charge). These charges will be deducted on a pro rata basis in the case of fractional periods.

The non-standardized figures will be calculated in a similar manner, except that they may also include monthly, quarterly, year-to-date and three-year periods, and may include returns calculated from the fund's inception date and/or the date contributions were first received in the fund under the separate account. The non-standardized returns shown in the tables below also reflect the deduction of the maximum recurring charges under the contract.

Investment results of the funds will fluctuate over time, and any presentation of the subaccounts' total return quotations for any prior period should not be considered as a representation of how the subaccounts will perform in any future period. Additionally, the account value upon redemption may be more or less than your original cost.

AVERAGE ANNUAL TOTAL RETURN QUOTATIONS - Standardized and Non-Standardized

The tables below reflect the average annual standardized and non-standardized total return quotation figures for the periods ended December 31, 1999, for the subaccounts under the contract. The standardized and non-standardized returns assume the maximum accumulation phase charges under the contract as described under "GENERAL" above. We may also advertise returns based on lower charges that apply to contracts under Death Benefit Option I.

For the subaccounts funded by the Portfolio Partners portfolios, two sets of performance returns are shown for each subaccount: one showing performance based solely on the performance of the Portfolio Partners portfolio from November 28, 1997 the date the Portfolio commenced operations; and one quotation based on
(a) performance through November 26, 1997 of the fund it replaced under many contracts and (b) after November 26, 1997 based on the performance of the Portfolio Partners portfolio.

For those subaccounts where results are not available for the full calendar period indicated, performance for such partial periods is shown in the column labeled "Since Inception". For standardized performance, the "Since Inception" column shows the average annual return since the date contributions were first received in the fund under the separate account. For non-standardized performance, the "Since Inception" column shows the average annual total return since the fund's inception date.

                                                                 ------------------------------------------------------------------
                                                                                                               Date Contributions
                                                                                                                 First Received
                                                                                     STANDARDIZED              Under the Separate
                                                                                                                     Account
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Since
                             SUBACCOUNT                          1 Year      5 Year     10 Year    Inception*
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Balanced VP, Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Bond VP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Growth VP                                                                                                    05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Growth and Income VP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Index Plus Large Cap VP                                                                                      10/31/1996
-----------------------------------------------------------------------------------------------------------------------------------
Aetna International VP                                                                                             05/05/1998
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Money Market VP(1)(2)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Small Company VP                                                                                             05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Technology VP                                                                                                05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                                                                 10/02/1998
-----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth Fund                                                                                               10/02/1998
-----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth and Income Fund                                                                                    10/02/1998
-----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                                                                                                10/02/1998
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio                                                                               12/30/1994
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio                                                                                      12/30/1994
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High Income Portfolio                                                                                 06/30/1995
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Contrafund[RegTM] Portfolio                                                                        06/30/1995
-----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Aggressive Growth Portfolio                                                                            10/31/1994
-----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Balanced Portfolio                                                                                     01/31/1995
-----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Growth Portfolio                                                                                       07/29/1994
-----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Worldwide Growth Portfolio                                                                             04/28/1995
-----------------------------------------------------------------------------------------------------------------------------------
MFS Total Return Series                                                                                            05/31/1996
-----------------------------------------------------------------------------------------------------------------------------------
Mitchell Hutchins Growth & Income Portfolio                                                                        05/05/1999
-----------------------------------------------------------------------------------------------------------------------------------
Mitchell Hutchins Small Cap Portfolio                                                                              07/02/1999
-----------------------------------------------------------------------------------------------------------------------------------
Mitchell Hutchins Tactical Allocation Portfolio                                                                    05/17/1999
-----------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Aggressive Growth Fund/VA                                                                              05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA                                                                    05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Strategic Bond Fund/VA                                                                                 05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
PPI MFS Capital Opportunities Portfolio                                                                            11/28/1997
-----------------------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Growth/PPI MFS Capital Opportunities(3)                                                       11/30/1992
-----------------------------------------------------------------------------------------------------------------------------------
PPI MFS Emerging Equities Portfolio                                                                                11/28/1997
-----------------------------------------------------------------------------------------------------------------------------------
Alger American Small Cap/PPI MFS Emerging Equities(3)                                                              09/30/1993
-----------------------------------------------------------------------------------------------------------------------------------
PPI MFS Research Growth Portfolio                                                                                  11/28/1997
-----------------------------------------------------------------------------------------------------------------------------------
American Century VP Capital Appreciation/PPI MFS Research Growth                                                   08/31/1992
-----------------------------------------------------------------------------------------------------------------------------------
PPI Scudder International Growth Portfolio                                                                         11/28/1997
-----------------------------------------------------------------------------------------------------------------------------------
Scudder International Portfolio Class A/PPI Scudder International                                                  08/31/1992
-----------------------------------------------------------------------------------------------------------------------------------

Please refer to the discussion preceding the tables for an explanation of the charges included and methodology used in calculating the standardized and non-standardized figures. These figures represent historical performance and should not be considered a projection of future performance.

*Reflects performance from the date contributions were first received in the fund under the separate account.

(1) These funds have been available through the separate account for more than ten years.

(2) The current yield for the subaccount for the seven-day period ended December 31, 1999 (on an annualized basis) was ____%. Current yield more closely reflects current earnings than does total return. The current yield reflects the deduction of all charges under the contract that are deducted from the total return quotations shown above.

(3) The fund first listed was replaced with the applicable Portfolio Partners portfolio after the close of business on November 26, 1997. The performance shown is based on the performance of the replaced fund until November 26, 1997 and the performance of the applicable Portfolio Partners portfolio after that date. The replaced fund may not have been available under all contracts. The "Date Contributions First Received Under the Separate Account" refers to the applicable date for the replaced fund. If no date is shown, contributions were first received in the replaced fund under the separate account more than ten years ago.

                                                                    ---------------------------------------------------------------
                                                                                                                           Fund
                                                                                       NON-STANDARDIZED                 Inception
                                                                                                                           Date
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Since
                            SUBACCOUNT                   1 Year         3 Years         5 Years        10 Years        Inception**
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Balanced VP, Inc.(1)
----------------------------------------------------------------------------------------------------------------------------------
Aetna Bond VP(1)
----------------------------------------------------------------------------------------------------------------------------------
Aetna Growth and Income VP(1)
----------------------------------------------------------------------------------------------------------------------------------
Aetna Growth VP                                                                                                       12/13/1996
----------------------------------------------------------------------------------------------------------------------------------
Aetna Index Plus Large Cap VP                                                                                         09/16/1996
----------------------------------------------------------------------------------------------------------------------------------
Aetna International VP                                                                                                12/22/1997
----------------------------------------------------------------------------------------------------------------------------------
Aetna Money Market VP(1)(2)
----------------------------------------------------------------------------------------------------------------------------------
Aetna Small Company VP                                                                                                12/27/1996
----------------------------------------------------------------------------------------------------------------------------------
Aetna Technology VP                                                                                             05/30/1997
-----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                                                                    05/05/1993
----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Government Securities Fund
----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth and Income Fund                                                                                       05/02/1994
----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth Fund                                                                                                  05/05/1993
----------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                                                                                                   05/05/1993
----------------------------------------------------------------------------------------------------------------------------------
Alliance Growth and Income Fund
----------------------------------------------------------------------------------------------------------------------------------
Alliance Premier Growth Fund
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio(1)
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio(1)
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High Income Portfolio(1)
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Contrafund[RegTM] Portfolio                                                                           01/03/1995
----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Aggressive Growth Portfolio                                                                               09/13/1993
----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Balanced Portfolio                                                                                        09/13/1993
----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Growth Portfolio                                                                                          09/13/1993
----------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Worldwide Growth Portfolio                                                                                09/13/1993
----------------------------------------------------------------------------------------------------------------------------------
MFS Total Return Series                                                                                               01/03/1995
----------------------------------------------------------------------------------------------------------------------------------
Mitchell Hutchins Growth & Income Portfolio                                                                           01/04/1999
----------------------------------------------------------------------------------------------------------------------------------
Mitchell Hutchins Small Cap Portfolio                                                                                 05/03/1999
----------------------------------------------------------------------------------------------------------------------------------
Mitchell Hutchins Tactical Allocation Portfolio                                                                       01/04/1999
----------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Aggressive Growth Fund/VA(1)
----------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Main Street Growth & Income Fund/VA                                                                       07/05/1995
----------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Strategic Bond Fund/VA                                                                                    05/03/1993
----------------------------------------------------------------------------------------------------------------------------------
PPI MFS Capital Opportunities Portfolio                                                                               11/28/1997
----------------------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Growth/PPI MFS Capital
----------------------------------------------------------------------------------------------------------------------------------
PPI MFS Emerging Equities Portfolio                                                                                   11/28/1997
----------------------------------------------------------------------------------------------------------------------------------
Alger American Small Cap/PPI MFS Emerging Equities(3)
----------------------------------------------------------------------------------------------------------------------------------
PPI MFS Research Growth Portfolio                                                                                     11/28/1997
----------------------------------------------------------------------------------------------------------------------------------
American Century VP Capital Appreciation/PPI MFS Research
----------------------------------------------------------------------------------------------------------------------------------
PPI Scudder International Growth Portfolio                                                                            11/28/1997
----------------------------------------------------------------------------------------------------------------------------------
Scudder International Portfolio Class A/PPI Scudder International
----------------------------------------------------------------------------------------------------------------------------------


Please refer to the discussion preceding the tables for an explanation of the charges included and methodology used in calculating the standardized and non-standardized figures. These figures represent historical performance and should not be considered a projection of future performance.
**Reflects performance from the fund's inception date.

(1)  These funds have been in operation for more than ten years.
(2) The current yield for the subaccount for the seven-day period ended December 31, 1999 (on an annualized basis) was ____%. Current yield more closely reflects current earnings than does total return. The current yield reflects the deduction of all charges under the contract that are deducted from the total return quotations shown above.
(3) The fund first listed was replaced with the applicable Portfolio Partners portfolio after the close of business on November 26, 1997. The performance shown is based on the performance of the replaced fund until November 26, 1997 and the performance of the applicable Portfolio Partners portfolio after that date. The replaced fund may not have been available under all contracts. The "Fund Inception Date" refers to the applicable date for the replaced fund. If no date is shown, the replaced fund has been in operation for more than ten years.

                              INCOME PHASE PAYMENTS

When you begin receiving payments under the contract during the income phase (see "Income Phase" in the prospectus), the value of your account is determined using accumulation unit values as of the tenth valuation before the first income phase payment is due. Such value (less any applicable premium tax) is applied to provide income phase payments to you in accordance with the income phase payment option and investment options elected.

The annuity option tables found in the contract show, for each option, the amount of the first income phase payment for each $1,000 of value applied. Thereafter, variable income phase payments fluctuate as the annuity unit value(s) fluctuates with the investment experience of the selected investment option(s). The first income phase payment and subsequent income phase payments also vary depending upon the assumed net investment rate selected (3.5% or 5% per annum). Selection of a 5% rate causes a higher first income phase payment, but payments will increase thereafter only to the extent that the investment performance of the subaccounts you selected is greater than 5% annually, after deduction of fees. Income phase payments would decline if the performance was less than 5%. Use of the 3.5% assumed rate causes a lower first income phase payment, but subsequent income phase payments would increase more rapidly or decline more slowly as changes occur in the performance of the subaccounts selected.

When the income phase begins, the annuitant is credited with a fixed number of annuity units (which does not change thereafter) in each of the designated investment options. This number is calculated by dividing (a) by (b), where (a) is the amount of the first income phase payment based on a particular investment option, and (b) is the then current annuity unit value for that investment option. As noted, annuity unit values fluctuate from one valuation to the next (see "Your Account Value" in the prospectus); such fluctuations reflect changes in the net investment factor for the appropriate subaccount(s) (with a ten valuation lag which gives the Company time to process income phase payments) and a mathematical adjustment which offsets the assumed net investment rate of 3.5% or 5% per annum.

The operation of all these factors can be illustrated by the following hypothetical example. These procedures will be performed separately for the investment options selected during the income phase.

EXAMPLE:

Assume that, at the date income phase payments are to begin, there are 3,000 accumulation units credited under a particular contract and that the value of an accumulation unit for the tenth valuation prior to retirement was $13.650000. This produces a total value of $40,950.

Assume also that no premium tax is payable and that the annuity table in the contract provides, for the income phase payment option elected, a first monthly variable income phase payment of $6.68 per $1000 of value applied; the annuitant's first monthly income phase payment would thus be $40.950 multiplied by $6.68, or $273.55.

Assume then that the value of an annuity unit upon the valuation on which the first income phase payment was due was $13.400000. When this value is divided into the first monthly income phase payment, the number of annuity units is determined to be 20.414. The value of this number of annuity units will be paid in each subsequent month.

If the net investment factor with respect to the appropriate subaccount is
1.0015000 as of the tenth valuation preceding the due date of the second monthly income phase payment, multiplying this factor by .9999058* (to take into account the assumed net investment rate of 3.5% per annum built into the number of annuity units determined above) produces a result of 1.0014057. This is then multiplied by the annuity unit value for the prior valuation (assume such value to be $13.504376) to produce an annuity unit value of $13.523359 for the valuation occurring when the second income phase payment is due. The second monthly income phase payment is then determined by multiplying the number of annuity units by the current annuity unit value, or 20.414 times $13.523359, which produces an income phase payment of $276.07.

*If an assumed net investment rate of 5% is elected, the appropriate factor to take into account such assumed rate would be .9998663.

                         SALES MATERIAL AND ADVERTISING

We may include hypothetical illustrations in our sales literature that explain the mathematical principles of dollar cost averaging, compounded interest, tax deferred accumulation, and the mechanics of variable annuity contracts. We may also discuss the difference between variable annuity contracts and other types of savings or investment products such as personal savings accounts and certificates of deposit.

We may distribute sales literature that compares the percentage change in accumulation unit values for any of the subaccounts to established market indices such as the Standard & Poor's 500 Stock Index and the Dow Jones Industrial Average or to the percentage change in values of other management investment companies that have investment objectives similar to the subaccount being compared.

We may publish in advertisements and reports the ratings and other information assigned to us by one or more independent rating organizations such as A.M. Best Company, Duff & Phelps, Standard & Poor's Corporation and Moody's Investors Service, Inc. The purpose of the ratings is to reflect our financial strength and/or claims-paying ability. We may also quote ranking services such as Morningstar's Variable Annuity/Life Performance Report and Lipper's Variable Insurance Products Performance Analysis Service (VIPPAS), which rank variable annuity or life subaccounts or their underlying funds by performance and/or investment objective. We may categorize the underlying funds in terms of the asset classes they represent and use such categories in marketing materials for the contract. We may illustrate in advertisements the performance of the underlying funds, if accompanied by performance which also shows the performance of such funds reduced by applicable charges under the separate account. We may also show in advertisements the portfolio holdings of the underlying funds, updated at various intervals. From time to time, we will quote articles from newspapers and magazines or other publications or reports such as The Wall Street Journal, Money magazine, USA Today and The VARDS Report.

We may provide in advertising, sales literature, periodic publications or other materials information on various topics of interest to current and prospective contract holders. These topics may include the relationship between sectors of the economy and the economy as a whole and its effect on various securities markets, investment strategies and techniques (such as value investing, market timing, dollar cost averaging, asset allocation, constant ratio transfer and account rebalancing), the advantages and disadvantages of investing in tax-deferred and taxable investments, customer profiles and hypothetical purchase and investment scenarios, financial management and tax and retirement planning, and investment alternatives to certificates of deposit and other financial instruments, including comparison between the contract and the characteristics of and market for such financial instruments.

                              INDEPENDENT AUDITORS

__________, CityPlace II, Hartford, Connecticut 06103-4103, are the independent auditors for the separate account and for the Company. The services provided to the separate account include primarily the examination of the separate account's financial statements and the review of filings made with the SEC.

                              FINANCIAL STATEMENTS

                           (To be filed by amendment.)

Form No. SAI. XXXXX-00                                        ALIAC Ed.     2000

                           VARIABLE ANNUITY ACCOUNT B
                           PART C - OTHER INFORMATION

Item 24. Financial Statements and Exhibits
     (a) Financial Statements: *
         (1)      Included in Part A:
                  Condensed Financial Information
         (2)      Included in Part B:
                  Financial Statements of Variable Annuity Account B:
                  -   Statement of Assets and Liabilities as of December
                      31, 1999
                  -   Statement of Operations for the year ended December 31,
                      1999
                  - Statements of Changes in Net Assets for the years ended December 31, 1999 and 1998
                  - Condensed Financial Information for the year ended December 31, 1999
                  -   Notes to Financial Statements
                  -  Independent Auditors' Report
                  Financial Statements of the Depositor:
                  -   Independent Auditors' Report
                  - Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997
                  -   Consolidated Balance Sheets as of December 31, 1999 and
                      1998
                  -   Consolidated Statements of Changes in Shareholder's Equity
                      for the years ended December 31, 1999, 1998 and 1997
                  -   Consolidated Statements of Cash Flows for the years ended
                      December 31, 1999, 1998 and 1997
                  -   Notes to Consolidated Financial Statements

*To be filed by amendment

     (b) Exhibits
         (1)      Resolution of the Board of Directors of Aetna Life Insurance
                  and Annuity Company establishing Variable Annuity Account B(1)
         (2)      Not applicable
         (3.1)    Broker-Dealer Agreement(2)
         (3.2)    Alternative Form of Wholesaling Agreement and Related Selling
                  Agreement(3)
         (4.1)    Form of Variable Annuity Contract (G-CVA-00)
         (4.2)    Form of Variable Annuity Contract Certificate (GC-CVA-00)
         (5)      Not applicable
         (6.1)    Certificate of Incorporation of Aetna Life Insurance and
                  Annuity Company(4)
         (6.2)    Amendment of Certificate of Incorporation of Aetna Life
                  Insurance and Annuity Company(5)
         (6.3)    By-Laws as amended September 17, 1997 of Aetna Life Insurance and Annuity Company(6)

         (7)      Not applicable
         (8.1) Fund Participation Agreement by and among Aetna Life Insurance and Annuity Company and Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series, Aetna Variable Portfolios, Inc. on behalf of each of its series, and Aeltus Investment Management, Inc. dated as of May 1, 1998(2)
         (8.2) Amendment dated November 9, 1998 to Fund Participation Agreement by and among Aetna Life Insurance and Annuity Company and Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series, Aetna Variable Portfolios, Inc. on behalf of each of its series, and Aeltus
                  Investment Management, Inc. dated as of May 1, 1998(7).
         (8.3)    Second Amendment dated December 31, 1999 to Fund Participation
                  Agreement by and among Aetna Life Insurance and Annuity
                  Company and Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series, Aetna Variable Portfolios, Inc. on behalf of each of its series, and Aeltus Investment Management, Inc. dated as of May 1, 1998 and amended on November 9, 1998(8)
         (8.4) Third Amendment dated February 11, 2000 to Fund Participation Agreement by and among Aetna Life Insurance and Annuity Company and Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series, Aetna Variable Portfolios, Inc. on behalf of each of its series, and Aeltus Investment Management, Inc. dated as of May 1, 1998 and amended on November 9, 1998 and December 31, 1999(9)
         (8.5) Fourth Amendment dated May 1, 2000 to Fund Participation Agreement by and among Aetna Life Insurance and Annuity Company and Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series, Aetna Variable Portfolios, Inc. on behalf of each of its series, and Aeltus Investment Management, Inc. dated as of May 1, 1998 and amended on November 9, 1998, December 31, 1999 and February 11, 2000(9)
         (8.6) Service Agreement between Aeltus Investment Management, Inc. and Aetna Life Insurance and Annuity Company in connection with the sale of shares of Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series, and Aetna Variable Portfolios, Inc. on behalf of each of its series dated as of May 1, 1998(2)
         (8.7) Amendment dated November 4, 1998 to Service Agreement between Aeltus Investment Management, Inc. and Aetna Life Insurance and Annuity Company in connection with the sale of shares of Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series and Aetna Variable Portfolios, Inc. on behalf of each of its series dated as of May 1, 1998(7)
         (8.8)    Second Amendment dated February 11, 2000 to Service
                  Agreement between Aeltus Investment Management, Inc. and
                  Aetna Life Insurance and Annuity Company in connection with the sale of shares of Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation Portfolios, Inc. on behalf of each of its series and Aetna Variable Portfolios, Inc. on behalf of each of its series dated as of May 1, 1998 and November 14, 1998(9)
         (8.9) Third Amendment dated May 1, 2000 to Service Agreement between Aeltus Investment Management, Inc. and Aetna Life Insurance and Annuity Company in connection with the sale of shares of Aetna Variable Fund, Aetna Variable Encore Fund, Aetna Income Shares, Aetna Balanced VP, Inc., Aetna GET Fund on behalf of each of its series, Aetna Generation
                  Portfolios, Inc. on behalf of each of its series and Aetna Variable Portfolios, Inc. on behalf of each of its series dated as of May 1, 1998, November 14, 1998 and February 11, 2000(9)
         (8.10)   Fund Participation Agreement between Aetna Life
                  Insurance and Annuity Company and AIM dated June 30, 1998(10)
         (8.11) Service Agreement between Aetna Life Insurance and Annuity Company and AIM effective June 30, 1998(10)
         (8.12) Fund Participation Agreement between Aetna Life Insurance and Annuity Company and Alliance Capital dated
                  March 1, 2000(11)
         (8.13) Service Agreement between Alliance Capital and Aetna Life Insurance and Annuity Company dated March 1, 2000(11)
         (8.14) Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996 and March 1, 1996(5)
         (8.15) Fifth Amendment dated as of May 1, 1997 to the Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund and Fidelity Distributors Corporation dated February 1, 1994 and amended on

                  December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996 and March 1, 1996(12)
         (8.16) Sixth Amendment dated November 6, 1997 to the Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996 and May 1, 1997(13)
         (8.17) Seventh Amendment dated as of May 1, 1998 to the Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996, May 1, 1997 and November 6, 1997(2)
         (8.18)   Eighth Amendment dated December 1, 1999 to Fund
                  Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund and
                  Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996, May 1, 1997, November 6,
                  1997 and May 1, 1998(9)
         (8.19) Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996 and March 1, 1996(5)
         (8.20) Fifth Amendment, dated as of May 1, 1997, to the Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996 and March 1, 1996(12)
         (8.21) Sixth Amendment dated as of January 20, 1998 to the Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996 and May 1, 1997(14)
         (8.22) Seventh Amendment dated as of May 1, 1998 to the Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996, May 1, 1997 and January 20, 1998(2)
         (8.23) Eighth Amendment dated December 1, 1999 to Fund Participation Agreement between Aetna Life Insurance and Annuity Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1,
                  1996, May 1, 1997, January 20, 1998 and May 1, 1998(9)
         (8.24) Service Agreement between Aetna Life Insurance and Annuity Company and Fidelity Investments Institutional Operations Company dated as of November 1, 1995(15)
         (8.25) Amendment dated January 1, 1997 to Service Agreement between Aetna Life Insurance and Annuity Company and Fidelity Investments Institutional Operations Company dated as of November 1, 1995(12)
         (8.26) Service Contract between Fidelity Distributors Corporation and Aetna Life Insurance and Annuity Company dated May 2, 1997(8)
         (8.27) Fund Participation Agreement among Janus Aspen Series and Aetna Life Insurance and Annuity Company and Janus Capital Corporation dated December 8, 1997(16)

         (8.28)   Amendment dated October 12, 1998 to Fund Participation
                  Agreement among Janus Aspen Series and Aetna Life Insurance and Annuity Company and Janus Capital Corporation dated
                  December 8, 1997(7)
         (8.29)   Second Amendment dated December 1, 1999 to Fund Participation
                  Agreement among Janus Aspen Series and Aetna Life Insurance and Annuity Company and Janus Capital Corporation dated
                  December 8, 1997 and amended on October 12, 1998(9)
         (8.30)   Service Agreement between Janus Capital Corporation and Aetna
                  Life Insurance and Annuity Company dated December 8, 1997(16)
         (8.31)   Fund Participation Agreement among MFS Variable Insurance
                  Trust, Aetna Life Insurance and Annuity Company and
                  Massachusetts Financial Services Company dated April 30, 1996, and amended on September 3, 1996, March 14, 1997 and November
                  28, 1997(2)
         (8.32)   Fourth Amendment dated May 1, 1998 to the Fund Participation
                  Agreement by and among MFS Variable Insurance Trust, Aetna
                  Life Insurance and Annuity Company and Massachusetts Financial
                  Services Company dated April 30, 1996, and amended on
                  September 3, 1996, March 14, 1997 and November 28, 1997(10)
         (8.33)   Fifth Amendment dated May 1, 1998 to Fund Participation
                  Agreement by and among MFS Variable Insurance Trust, Aetna
                  Life Insurance and Annuity Company and Massachusetts Financial
                  Services Company dated April 30, 1996, and amended on
                  September 3, 1996, March 14, 1997 and November 28, 1997(17)
         (8.34)   Fifth Amendment dated July 1, 1999 to Fund Participation
                  Agreement by and among MFS Variable Insurance Trust, Aetna
                  Life Insurance and Annuity Company and Massachusetts Financial
                  Services Company dated April 30, 1996, and amended on
                  September 3, 1996, March 14, 1997, November 28, 1997 and May
                  1, 1998(18)
         (8.35)   Fund Participation Agreement dated May 1, 1999 between Aetna
                  Life Insurance and Annuity Company, Mitchell Hutchins Series
                  Trust, and Mitchell Hutchins Asset Management, Inc.(19)
         (8.36)   Service Agreement dated May 1, 1999 between Mitchell Hutchins
                  Asset Management, Inc. and Aetna Life Insurance and Annuity
                  Company(19)
         (8.37)   Fund Participation Agreement dated March 11, 1997 between
                  Aetna Life Insurance and Annuity Company and Oppenheimer
                  Variable Annuity Account Funds and Oppenheimer Funds, Inc.(20)
         (8.38)   First Amendment dated December 1, 1999 to Fund Participation
                  Agreement between Aetna Life Insurance and Annuity Company and Oppenheimer Variable Annuity Account Funds and
                  Oppenheimer Funds, Inc. dated March 11, 1997(9)
         (8.39)   Service Agreement effective as of March 11, 1997 between
                  Oppenheimer Funds, Inc. and Aetna Life Insurance and Annuity
                  Company(20)
         (9)      Opinion and Consent of Counsel*
         (10)     Consent of Independent Auditors*
         (11)     Not applicable
         (12)     Not applicable
         (13)     Schedule for Computation of Performance Data*
         (14.1)   Powers of Attorney (included on signature page)
         (14.2)   Authorization for Signatures(3)

*To be filed by amendment
 1. Incorporated by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4 (File No. 33-75986), as filed on April 22, 1996.

 2. Incorporated by reference to Registration Statement on Form N-4 (File No. 333-56297), as filed on June 8, 1998.
 3. Incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement on Form N-4 (File No. 33-75986), as filed on April 12, 1996.
 4. Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-60477), as filed on April 15, 1996.
 5. Incorporated by reference to Post-Effective Amendment No. 12 to Registration Statement on Form N-4 (File No. 33-75964), as filed on February 11, 1997.
 6. Incorporated by reference to Post-Effective Amendment No. 12 to Registration Statement on Form N-4 (File No. 33-91846), as filed on
     October 30, 1997.
 7. Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement on Form N-4 (File No. 333-56297), as filed on December 14, 1998.
 8. Incorporated by reference to Post-Effective Amendment No. 19 to Registration Statement on Form N-4 (File No. 333-56297), as filed on February 16, 2000.
 9. Incorporated by reference to Post-Effective Amendment No. 20 to Registration Statement on Form N-4 (File No. 333-01107), as filed on
     April 4, 2000.
10. Incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement on Form N-4 (File No. 333-56297), as filed on August 4, 1998.
11. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 333-87305), as filed on April 26, 2000.
12. Incorporated by reference to Post-Effective Amendment No. 30 to Registration Statement on Form N-4 (File No. 33-34370), as filed on September 29, 1997.
13. Incorporated by reference to Post-Effective Amendment No. 16 to Registration Statement on Form N-4 (File No. 33-75964), as filed on February 9, 1998.
14. Incorporated by Reference to Post-Effective Amendment No. 7 to Registration Statement on Form S-6 (File No. 33-75248), as filed on February 24, 1998.
15. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-88720), as filed on June 28, 1996.
16. Incorporated by reference to Post-Effective Amendment No. 10 to Registration Statement on Form N-4 (File No. 33-75992), as filed on December 31, 1997.
17. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 333-56297), as filed on February 16, 1999.
18. Incorporated by reference to Post-Effective Amendment No. 11 to Registration Statement on Form N-4 (File No. 333-56297), as filed on November 23, 1999.
19. Incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement on Form N-4 (File No. 333-56297), as filed on June 25, 1999.
20. Incorporated by reference to Post-Effective Amendment No. 27 to Registration Statement on Form N-4 (File No. 33-34370), as filed on
     April 16, 1997.

Item 25.      Directors and Officers of the Depositor

Name and Principal
Business Address*                   Positions and Offices with Depositor
-----------------                   ------------------------------------
Thomas J. McInerney                 Director and President

Catherine H. Smith                  Director, Chief Financial Officer and Senior Vice
                                    President

Shaun P. Mathews                    Director and Senior Vice President

Deborah Koltenuk                    Vice President, Corporate Controller, and Assistant
                                    Treasurer

Therese M. Squillacote              Vice President and Chief Compliance Officer

Kirk P. Wickman                     Senior Vice President, General Counsel and Corporate
                                    Secretary

* The principal business address of all directors and officers listed is 151 Farmington Avenue, Hartford, Connecticut 06156.

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

     Attached is a listing of all persons directly or indirectly controlled by or under common control with the registrant. The listing indicates (1) the state or other sovereign power under the laws of which the entity is organized, (2) the percentage of voting securities owned or other basis of control by the person, if any, immediately controlling it (percentages are rounded to the nearest whole percentage and are based on ownership of voting rights), and (3) its principal business.



March 31, 2000

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna Inc.                            CT (1)             Publicly Held                               Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Services, Inc.                  CT (1) (*)         Aetna Inc.                 100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Inc.            PA (1) (*)         Aetna Inc.                 100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Risk Indemnity Company Limited  Bermuda (1) (*)    Aetna Inc.                 100%             Insurance
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance Company          CT (1) (*)         Aetna Services, Inc.       100%             Life and Health Insurance
                                                                                                     and Related Services
---------------------------------------------------------------------------------------------------------------------------------
Aetna Retirement Services, Inc.       CT (1) (*)         Aetna Services, Inc.       100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna International, Inc.             CT (1) (*)         Aetna Services, Inc.       100%             Holding Company for
                                                                                                     International Subsidiaries
---------------------------------------------------------------------------------------------------------------------------------
Aetna Health and Life Insurance       CT (1) (*)         Aetna Services, Inc.       100%             Life and Health Insurance
Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Capital Trust I                 DE (4) (*)         Aetna Services, Inc.       100%             Business Trust
---------------------------------------------------------------------------------------------------------------------------------
Aetna Capital Trust II                DE (4) (*)         Aetna Services, Inc.       100%             Business Trust
---------------------------------------------------------------------------------------------------------------------------------
Aetna Capital Trust III               DE (4) (*)         Aetna Services, Inc.       100%             Business Trust
---------------------------------------------------------------------------------------------------------------------------------
Aetna Capital Trust IV                DE (4) (*)         Aetna Services, Inc.       100%             Business Trust
---------------------------------------------------------------------------------------------------------------------------------
AUSHC Holdings, Inc.                  CT (1) (*)         Aetna Services, Inc.       100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------

-----------------------

(1) Corporation                     (*) Fully Consolidated
(2) Partnership                     (**) One Line Consolidation
(3) Joint Venture                   (***) Not Consolidated
(4) Trust
(5) Limited Liability Company
(6) Federal Savings Association

+ Percentages are rounded to the nearest whole percent and are based on ownership of voting rights.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna Foundation, Inc.                CT (1) (***)       Aetna Services, Inc.       100%a            Supports Charitable Scientific,
                                                                                                     Literary and Educational
                                                                                                     Activities
---------------------------------------------------------------------------------------------------------------------------------
Imperial Fire & Marine                U.K. (1) (***)     Aetna Services, Inc.        10%
Reinsurance Company
Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna Business Resources, Inc.        CT (1) (*)         Aetna Services, Inc.       100%             Provides Business Services to
                                                                                                     External Clients
---------------------------------------------------------------------------------------------------------------------------------
AE Fifteen, Incorporated              CT (1) (*)         Aetna Services, Inc.       100%             Shell Corp. for Interest in
                                                                                                     Cogeneration
---------------------------------------------------------------------------------------------------------------------------------
PHPSNE Parent Corporation             DE (1) (*)         AUSHC Holdings, Inc.        55%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Luettgens Limited                     CT (1) (*)         Aetna Services, Inc.       100%             Retail Specialty Store
---------------------------------------------------------------------------------------------------------------------------------
AE Housing Corp.                      CT (1) (*)         Aetna Services, Inc.       100%             Real Estate
---------------------------------------------------------------------------------------------------------------------------------
Aetna Capital L.L.C.                  DE (5) (*)         Aetna Services, Inc.        95%(b)          Finance - Limited Liability
                                                                                                     Company
---------------------------------------------------------------------------------------------------------------------------------
A.S.I. Wings, L.L.C.                  DE (5)(*)          Aetna Services, Inc.       100%             General Business Corporation
---------------------------------------------------------------------------------------------------------------------------------
Aetna Realty Investments I, Inc.      CT (1) (*)         Aetna Services, Inc.       100%             Real Estate Investment
---------------------------------------------------------------------------------------------------------------------------------
Aetna Health Plans of Southern New    CT (1) (*)         PHPSNE Parent              100%             Health Care
England, Inc.                                            Corporation
---------------------------------------------------------------------------------------------------------------------------------
Aetna Properties I Limited            CT (2) (***)       Aetna Realty                84%(c)          Real Estate Investment
Partnership                                              Investments I, Inc.
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(a)  Nonstock Corporation
(b)  Aetna Capital Holdings, Inc. owns 5% of this Limited Liability Company.
(c) Aetna Realty Investments I, Inc. is a 1% general partner and an 83% limited partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
AHP Holdings, Inc.                    CT (1) (*)         Aetna Life Insurance       100%             Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
CMBS Holdings, Inc.                   TX (1) (*)         Aetna Life Insurance       100%             Real Estate Investment
                                                         Company                                     and Management
---------------------------------------------------------------------------------------------------------------------------------
CMBS Holdings, Inc. - II              CT (1) (*)         Aetna Life Insurance       100%             Real Estate
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
CMBS Holdings, L.L.C.                 CT (5) (*)         Aetna Life Insurance        99%(d)          Real Estate
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
ALEC Coinvestment Fund 1, L.L.C.      DE (5) (**)        Aetna Life Insurance       100              Private Equity Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Bay Area Mall, Inc.                   DE (1) (*)         Aetna Life Insurance       100%             Real Estate
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
AE Fourteen, Inc.                     CT (1) (*)         Aetna Life Insurance       100%             Cogeneration
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Company of            CT (1) (*)         AHP Holdings, Inc.         100%             Insurance
Connecticut
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Assignment Company         CT (1) (*)         Aetna Life Insurance       100%             Assignment Company for
                                                         Company                                     Structured Settlements
---------------------------------------------------------------------------------------------------------------------------------
Aetna Real Estate Properties, Inc.    CT (1) (*)         Aetna Life Insurance       100%             Acquire, Develop and Lease
                                                         Company                                     Real Estate
---------------------------------------------------------------------------------------------------------------------------------
Aetna/Area Corporation                CT (1) (*)         Aetna Life Insurance       100%             Real Estate Investment
                                                         Company                                     and Management
---------------------------------------------------------------------------------------------------------------------------------
Aetna Institutional Investors I       CT (2) (**)        Aetna Life Insurance        13%(e)          Real Estate
Limited Partnership                                                                                  Investment
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(d)  CMBS Holdings, Inc. II owns 1% of this Limited Liability Company.
(e)  Aetna Real Estate Properties, Inc. is a 1% general partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP      PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Shadow Ridge At Oak Park              CA (2) (**)        Aetna Life Insurance        80%           Real Estate
Condominium Associates                                   Company
-------------------------------------------------------------------------------------------------------------------------------
Capitol District Energy Center        CT (2) (**)        AE Fourteen, Inc.           50%           Cogeneration of Electrical Power
Cogeneration Associates
-------------------------------------------------------------------------------------------------------------------------------
Aetna Affordable Housing, Inc.        CT (1) (*)         Aetna Life Insurance       100%           Real Estate Investment
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
BPC Equity, Inc.                      DE (1) (*)         Aetna Life Insurance       100%           General Business Corporation
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
BPC Equity, L.L.C.                    DE (5) (**)        Aetna Life Insurance        99%(f)        General Business Corporation
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
Eighty-Five L.L.C.                    DE (5) (**)        Aetna Life Insurance       100%           Private Equity Investment
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
Lincoln 455 Market Street             CA (2) (**)        Aetna Life Insurance        90%(g)        Real Estate
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
Circulation L.L.C.                    CT (5) (**)        Aetna Life Insurance       100%           General Business Corporation
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
Koll Center Newport A                 CA (2) (**)        Aetna Life Insurance        50%(h)        Real Estate Investment
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
Koll Center Newport Number 8          CA (2) (**)        Aetna Life Insurance        50%(i)        Real Estate Investment
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------
Koll Center Newport Number 9          CA (2) (**)        Aetna Life Insurance        50%(j)        Real Estate Investment
                                                         Company
-------------------------------------------------------------------------------------------------------------------------------

------------------------------

(f)  BPC Equity, Inc. owns 1% of this Limited Liability Company.
(g)  89% general partner and 1% limited partner.
(h) Aetna Life Insurance Company is a 49% general partner and a 1% limited partner.
(i) Aetna Life Insurance Company is a 49% general partner and a 1% limited partner.
(j) Aetna Life Insurance Company is a 49% general partner and a 1% limited partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP         PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Koll Center Newport Number 10         CA (2) (**)        Aetna Life Insurance        50%(k)           Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Koll Center Newport Number 11         CA (2) (**)        Aetna Life Insurance        50%(l)           Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Koll Center Newport Number 14         CA (3) (**)        Aetna Life Insurance        60%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Pinnacle McDowell Investors, L.L.C.   DE (5) (***)       Aetna Life Insurance       100%              Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
1111 Pasquinelli Dr. L.L.C.           DE (5) (***)       Aetna Life Insurance       100%              Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
1400 Busch Parkway, L.L.C.            DE (5) (***)       Aetna Life Insurance       100%              Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Hayward Industrial Park Associates    CT (2) (**)        Aetna Life Insurance        99%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Hamilton Partnership            IL (2) (**)        Aetna Life Insurance        62%              Real Estate
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Mall Owners LLC                       DE (5) (**)        Aetna Life Insurance        50%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Baltimore East Hotel Investors LLC    MD (5) (***)       Aetna Life Insurance       100%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Carlyle Club Apartments Investors,    DE (5) (***)       Aetna Life Insurance       100%              Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Citation Club Investors, L.L.C.       DE (5) (***)       Aetna Life Insurance       100%              Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Birtcher Aetna-Laguna Hills           CA (2) (**)        Aetna Life Insurance        68%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(k) Aetna Life Insurance Company is a 49% general partner and a 1% limited partner.
(l) Aetna Life Insurance Company is a 49% general partner and a 1% limited partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Harbor Business Park                  CA (2) (**)        Aetna Life Insurance        99%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Ensenada De Las Colinas I Associates  TX (2) (**)        Aetna Life Insurance        99%(m)          Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Trevose Hospitality, Inc.             CT (1) (**)        Aetna Life Insurance       100%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Oaks at Valley Ranch I                TX (2) (**)        Aetna Life Insurance        99%(n)          Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Oaks at Valley Ranch II               TX (2) (**)        Aetna Life Insurance        99%(o)          Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
KBC-Eastside Limited Partnership      AZ (2) (**)        Aetna Life Insurance        80%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Sturbridge Square Apartments          DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors LLC                                            Company
---------------------------------------------------------------------------------------------------------------------------------
900 North Stuart Street Investors     DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Trumbull One, Inc.                    CT (1) (*)         Aetna Life Insurance       100%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Trumbull Three, Inc.                  CT (1) (*)         Aetna Life Insurance       100%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Trumbull Four, Inc.                   CT (1) (*)         Aetna Life Insurance       100%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Southfield Partners                   MD (2) (**)        Aetna Life Insurance        99%(p)          Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(m) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc. is a 1% general partner.
(n) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc. is a 1% general partner.
(o) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc. is a 1% general partner.
(p) Aetna Life Insurance Company is a 99% general partner and Trumbull Four, Inc. is a 1% general partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Lincoln Rancho Cucamonga Associates   CA (2) (**)        Aetna Life Insurance        60%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Metroplace Office Investors L.L.C.    DE (5) (***)       Aetna Life Insurance       100%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Stuart Park Associates, L.L.C.        VA (5) (***)       900 North Stuart Street     50%             Real Estate Holding Company
                                                         Investors L.L.C.
---------------------------------------------------------------------------------------------------------------------------------
1010 Executive Court, L.L.C.          DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Becknell Properties                   IL (2) (**)        Aetna Life Insurance        75%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
3365 Enterprise Avenue Investors,     DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Cherry Hill Investors L.L.C.          CT (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Evergreen Industrial Park             DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors, L.L.C.                                        Company
---------------------------------------------------------------------------------------------------------------------------------
1135 Arbor Drive Investors L.L.C.     DE (5) (***)       Aetna Life Insurance      100%              Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Centrum Associates                    CA (2) (**)        Aetna Life Insurance       65%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Southwest Financial Associates        AZ (2) (**)        Aetna Life Insurance       60%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
B&H Ventures IV Limited Partnership   CT (2) (**)        Aetna Life Insurance       75%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Champions Richland Northcourte        TX (2) (*)         Aetna Life Insurance       99%(q)           Real Estate Investment
Partnership                                              Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(q) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc. is a 1% general partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER           OWNERSHIP         PRINCIPAL BUSINESS
                                                                                   PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Chris-Town Village Associates         AZ (2) (**)        Aetna Life Insurance       50%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Maxxim Coinvestment Fund IV, LLC      DE (5)(*)          Aetna Life Insurance      100%              Private Equity Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Assembly Square Mall LLC              DE (5) (**)        Aetna Life Insurance       99%(r)           Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Arshaw Partners II                    TX (2) (**)        Aetna Life Insurance       50%              Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Spectrum Fashion Center               AZ (2) (**)        Aetna Life Insurance       50%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Canyon Springs Investment Partners    TX (2) (**)        Aetna Life Insurance      100%(s)           Real Estate Holding Company
L.P.                                                     Company
---------------------------------------------------------------------------------------------------------------------------------
Cambridgeside Galleria                MA (2) (**)        Aetna Life Insurance       50%              Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Circon Coinvestment Fund IV, LLC      DE (5) (*)         Aetna Life Insurance      100%              Private Equity Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
EBF Group L.L.C.                      DE (5) (*)         Aetna Life Insurance       22%              Private Equity Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
8550 Freeport Parkway South LP        TX (2) (***)       Aetna Life Insurance       99%(t)           Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Summit-Plano Investors LP             TX (2) (***)       Aetna Life Insurance       99%(u)           Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Stamford Town Center Investors        DE (5) (***)       Aetna Life Insurance      100%              Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(r) Aetna Life Insurance Company is a 99% general partner and Bay Area Mall, Inc., is a 1% general partner.
(s) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc. is a 1% general partner.
(t) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc is a 1% general partner.
(u) Aetna Life Insurance Company is a 99% limited partner and Trumbull Four, Inc. is a 1% general partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
ADBI Partnership                      FL (2) (**)        Aetna Life Insurance        30%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Pratt Street Hotel Limited            MD (2) (*)         Aetna Life Insurance        99%(v)          Real Estate Investment
Partnership                                              Company
---------------------------------------------------------------------------------------------------------------------------------
737 North Michigan Avenue Investors   DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Meridian Business Campus Investors    DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
I L.L.C.                                                 Company
---------------------------------------------------------------------------------------------------------------------------------
1501 Fourth Ave. Limited              WA (2) (**)        Aetna Life Insurance        91%(w)          Real Estate Investment
Partnership                                              Company
---------------------------------------------------------------------------------------------------------------------------------
Thace Associates                      MI (2) (**)        Aetna Life Insurance        25%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Rich-Taubman Associates               MA (2) (***)       Stamford Town Center        50%             Real Estate Holding Company
                                                         Investors L.L.C.
---------------------------------------------------------------------------------------------------------------------------------
Eastmeadow Distribution Center        GA (2) (**)        Aetna Life Insurance        99%(x)          Real Estate Investment
Limited Partnership                                      Company
---------------------------------------------------------------------------------------------------------------------------------
Eastmeadow Distribution Center        GA (2) (**)        Aetna Life Insurance        99%(y)          Real Estate Investment
Phase II Limited Partnership                             Company
---------------------------------------------------------------------------------------------------------------------------------
777 Oak Lane, L.L.C.                  DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Azalea Mall, L.L.C.                   DE (5) (**)        Aetna Life Insurance       100%             Private Equity Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(v) Aetna Life Insurance Company is a 99% general partner and Trumbull One, Inc. is a 1% general partner.
(w) Aetna Life Insurance Company is a 90% general partner and a 1% limited partner.
(x) Aetna Life Insurance Company is a 98% general partner and a 1% limited partner.
(y) Aetna Life Insurance Company is a 98% general partner and a 1% limited partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Southeast Second Avenue, Inc.         DE (1) (*)         Aetna Life Insurance       100%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
1401 West 22nd Street Investors,      DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Towns of Chapel Hill Apartments,      DE (2) (***)       Aetna Life Insurance        99%(z)            Real Estate Holding Company
L.P.                                                     Company
---------------------------------------------------------------------------------------------------------------------------------
Freeport Office Center, L.P           DE (2) (***)       Aetna Life Insurance        99%(aa)         Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
The Vinings at Delray Beach           DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Apartments Investors L.L.C.                              Company
---------------------------------------------------------------------------------------------------------------------------------
Central Trust Center Associates       OH (2) (**)        Aetna Life Insurance        15%             Real Estate Investment
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
South Center I & II Investors L.L.C.  DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
South Center III & IV Investors       DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Quail Ridge Drive Investors, L.L.C.   DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
3360 Enterprise Avenue Investors      DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Westlake Greens Apartments            DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors, LLC                                           Company
---------------------------------------------------------------------------------------------------------------------------------
Corporate Center II Investors L.L.C.  DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(z) Aetna Life Insurance Company is a 99% limited partner and Trumbull One, Inc. is a 1% general partner.
(aa) Aetna Life Insurance Company is a 99% limited partner and Trumbull One, Inc. is a 1% general partner.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Dakota McDowell Investors L.L.C.      DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Meridian Business Campus Investors    DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
II L.L.C.                                                Company
---------------------------------------------------------------------------------------------------------------------------------
Meridian Business Campus              DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors III L.L.C.                                     Company
---------------------------------------------------------------------------------------------------------------------------------
Mountain View Crossing Investors      DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Parcel 6 Meridian Parkway Investors   DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
The Vintage at Hyland Hills           DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors L.L.C.                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Airport Square Holdings I, L.L.C.     DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Airport Square Holdings III, L.L.C.   DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Airport Square Holdings VI and VII    DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
9709 Third Avenue Investors LLC       DE (5) (*)         Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Sawgrass Office Campus Investors LLC  DE (5) (*)         Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Fresca Drive Investors LLC            DE (5) (*)         Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Airport Square Holdings VIII, L.L.C.  DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Airport Square Holdings IX, L.L.C.    DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Meridian at Carlyle Apartments        DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors L.L.C.                                         Company
---------------------------------------------------------------------------------------------------------------------------------
2155 Louisiana Avenue Investors       DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
Village Green of Rochester            DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Apartments Investors L.L.C.                              Company
---------------------------------------------------------------------------------------------------------------------------------
Novi Town Center Investors L.L.C.     DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Village Park of Mayfield Investors    DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
L.L.C.                                                   Company
---------------------------------------------------------------------------------------------------------------------------------
8909 Purdue Road Investors L.L.C.     DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Brookdale Apartments L.L.C.           DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Chevy Chase Pavilion L.L.C.           DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Concourse Office Plaza L.L.C.         DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
                                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Village Green of Ann Arbor            DE (5) (***)       Aetna Life Insurance       100%             Real Estate Holding Company
Investors L.L.C.                                         Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Retirement Holdings, Inc.       CT (1) (*)         Aetna Retirement           100%             Holding Company
                                                         Services, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance and Annuity      CT (1) (*)         Aetna Retirement           100%             Life Insurance, Pensions And
Company                                                  Services, Inc.                              Annuities
---------------------------------------------------------------------------------------------------------------------------------
Aetna Services Holding Company, Inc.  CT (1) (*)         Aetna Retirement           100%             Holding Company for Service
                                                         Services, Inc.                              Contract Companies
---------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna Retail Holding Company, Inc.    CT (1) (*)         Aetna Retirement           100%             Holding Company for Retail
                                                         Holdings, Inc.                              Distribution Companies
---------------------------------------------------------------------------------------------------------------------------------
Bentana Technologies, Inc.            CT (1) (*)         Aetna Retirement            50%(bb)         Information Technology Company
                                                         Holdings, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Trust Company, FSB              Federal (6) (*)    Aetna Retirement           100%             Federal Savings Bank
                                                         Holdings, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Systematized Benefits                 CT (1) (*)         Aetna Services             100%             Third Party Administrator
Administrators, Inc.                                     Company, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Investment Services, Inc.       CT (1) (*)         Aetna Retail Holding       100%             Distribute Securities Products
                                                         Compny, Inc.                                - ALIAC and Outside Funds
---------------------------------------------------------------------------------------------------------------------------------
Aetna Financial Services, Inc.        CT (1) (*)         Aetna Retirement           100%             Broker-Dealer and Investment
                                                         Holdings, Inc.                              Advisor
---------------------------------------------------------------------------------------------------------------------------------
FNI International, Inc.               CA (1) (*)         Aetna Retail Holding       100%             Holding Company
                                                         Company, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Agency Holding        CT (1) (*)         Aetna Retail Holding       100%             Holding Company
Company, Inc.                                            Company, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Investment Adviser Holding      CT (1) (*)         Aetna Life Insurance and   100%             Holding Company for Investment
Company, Inc.                                            Annuity Company.                            Adviser Companies
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Company of America    FL (1) (*)         Aetna Life Insurance and   100%             Write/Reinsure Life and
                                                         Annuity Company                             Annuity Business
---------------------------------------------------------------------------------------------------------------------------------
Aetna New Series Fund, Inc.           MD (1) (**)        Aetna Life Insurance and   100%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna Income Shares                   MA (4) (**)        Aetna Life Insurance and    97%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna Variable Encore Fund            MA (4) (**)        Aetna Life Insurance and    97%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------

(bb) U.S. Healthcare Financial Services, Inc. owns 50% of Bentana Technologies, Inc.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aeltus Investment Management, Inc.    CT (1) (*)         Aetna Investment Adviser   100%             Investment Advisor
                                                         Holding Company, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Variable Portfolios, Inc.       MD (1) (**)        Aetna Life Insurance and    99%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna Variable Fund                   MA (4) (**)        Aetna Life Insurance and    98%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna Balanced VP, Inc.               MD (1) (**)        Aetna Life Insurance and    99%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna Series Fund, Inc.               MD (1) (**)        Aetna Life Insurance and    25%(cc)         Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna GET Fund                        MA (4) (**)        Aetna Life Insurance and   100%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Aetna Generation Portfolios, Inc.     MD (1) (**)        Aetna Life Insurance and    99%             Regulated Investment Company
                                                         Annuity Company                             (Mutual Fund)
---------------------------------------------------------------------------------------------------------------------------------
Portfolio Partners, Inc.              MD (1) (**)        Aetna Life Insurance and   97%(dd)          Regulated Investment Company
                                                         Annuity Company                             (MutualFund)
---------------------------------------------------------------------------------------------------------------------------------
Financial Network Investment          CA (1) (*)         FNI International, Inc.    100%             Broker/Dealer
Corporation
---------------------------------------------------------------------------------------------------------------------------------
FN Insurance Agency of                MA (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Massachusetts, Inc.                                                                                  Business
---------------------------------------------------------------------------------------------------------------------------------
FN Insurance Services, Inc.           CA (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
                                                                                                     Business
---------------------------------------------------------------------------------------------------------------------------------
FN Insurance Services of Alabama,     AL (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Inc.                                                                                                 Business
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(cc)  Aetna Life Insurance Company owns 1% of Aetna Series Fund, Inc.
(dd)  Aetna Insurance Company of America owns 3% of Portfolio Partners, Inc.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
FN Insurance Services of Nevada,      NV (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Inc.                                                                                                 Business
---------------------------------------------------------------------------------------------------------------------------------
Financial Network Investment          HI (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Corporation of Kauai, Inc.                                                                           Business
---------------------------------------------------------------------------------------------------------------------------------
Financial Network Investment          HI (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Corporation of Hawaii                                                                                Business
---------------------------------------------------------------------------------------------------------------------------------
Financial Network Investment          HI (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Corporation of Hilo, Inc.                                                                            Business
---------------------------------------------------------------------------------------------------------------------------------
FN Insurance Agency, Kansas, Inc.     KS (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
                                                                                                     Business
---------------------------------------------------------------------------------------------------------------------------------
Financial Network Investment          HI (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Corporation, Honolulu, Inc.                                                                          Business
---------------------------------------------------------------------------------------------------------------------------------
Financial Network Investment          PR (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Corporation, Puerto Rico, Inc.                                                                       Business
---------------------------------------------------------------------------------------------------------------------------------
FN Insurance Agency, New Jersey,      NJ (1) (*)         FNI International, Inc.    100%             Solicitation of Insurance
Inc.                                                                                                 Business
---------------------------------------------------------------------------------------------------------------------------------
Aetna Investment Management           Bermuda (1) (*)    Aeltus Investment          100%             Holding Company
(Bermuda) Holdings Limited                               Management, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aeltus Trust Company                  CT (1) (*)         Aeltus Investment          100%             Fiduciary Powers re Banking
                                                         Management, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aeltus Capital, Inc.                  CT (1) (*)         Aeltus Investment          100%             Broker-Dealer Related Functions
                                                         Management, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Elijah Asset Management, Limited      DE (5) (**)        Aeltus Investment           25%              Investment Adviser
Liability Company                                        Management, Inc.
---------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
China Dynamic Investment Management   Hong Kong (1) (**) Aetna Investment            50%             Establish and Manage Collective
(Hong Kong) Limited                                      Management(Bermuda)                         Investment Scheme
                                                         Holdings Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Agency, Inc.          CT (1) (*)         Aetna Insurance Agency     100%             Insurance Agency for the
                                                         Holding Company, Inc.                       Marketing of Registered and
                                                                                                     Nonregistered Insurance
                                                                                                     Products
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Agency of             MA (1) (*)         Aetna Insurance Agency     100%             Insurance Agency for the
Massachusetts, Inc.                                      Holding Company, Inc.                       Marketing of Registered and
                                                                                                     Nonregistered Insurance
                                                                                                     Products
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Agency of Alabama,    AL (1) (*)         Aetna Insurance Agency     100%             Insurance Agency for the
Inc.                                                     Holding Company, Inc.                       Marketing of Registered and
                                                                                                     Nonregistered Insurance
                                                                                                     Products
---------------------------------------------------------------------------------------------------------------------------------
Aetna Insurance Agency of Ohio,       Ohio (1) (*)       Aetna Insurance Agency      90%(ee)         Insurance Agency for the
Inc.                                                     Holding Company, Inc.                       Marketing of Registered and
                                                                                                     Nonregistered Insurance
                                                                                                     Products
---------------------------------------------------------------------------------------------------------------------------------
Aetna International Holdings (Hong    Hong Kong (1) (*)  Aetna International, Inc.  100%             Holding Company for Insurance
Kong) I Limited                                                                                      and Financial Services
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance Company          Bermuda (1) (**)   Aetna International, Inc.   61%(ff)         Life Disability and Employee
(Bermuda) Limited                                                                                    Benefits Ins. in H.K.
---------------------------------------------------------------------------------------------------------------------------------
Strategic Investors Asia Ltd.         Bermuda (1) (**)   Aetna International, Inc.   49%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna International Fund Management   CT (1) (*)         Aetna International, Inc.  100%             Investment Management Services
Inc.
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(ee)  Non-voting interest
(ff) Strategic Investors Asia Ltd. Owns 39% of Aetna Life Insurance Company (Bermuda) Ltd.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna Information Technology          PRC (1) (*)        Aetna International, Inc.  100%             Information Services Company
(Guanghzou) Limited
---------------------------------------------------------------------------------------------------------------------------------
AII 1, L.L.C.                         CT (1) (**)        Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
AII 2, L.L.C.                         CT (1) (**)        Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
AII 3, L.L.C.                         CT (1) (**)        Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
AII 4, L.L.C.                         CT (1) (**)        Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Holdings (Cayman) Ltd.          Cayman (1) (**)    Aetna International, Inc.  100%             Insurance Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Argentina S.A.                  Argentina (1) (*)  Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
ALICA Holdings, Inc.                  CT (1) (*)         Aetna International, Inc.   80%             Dedicated Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance Company of       CT (1) (*)         Aetna International, Inc.  100%             Life Insurance
America
---------------------------------------------------------------------------------------------------------------------------------
Aetna International Holdings (Hong    Hong Kong (1) (*)  Aetna International, Inc.  100%             Holding Company
Kong) II Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna Internacional y Compania, S.    Mexico (1) (*)     Aetna International, Inc.  64%(gg)          Holding Company
de R.L. de C.V.
---------------------------------------------------------------------------------------------------------------------------------
Aetna S.A.                            Chile (1) (*)      Aetna International, Inc.  100%             Holding Co.
---------------------------------------------------------------------------------------------------------------------------------
Arcella Limited                       Hong Kong (1) (*)  Aetna International, Inc.  100%             Investment & Holding Co. for
                                                                                                     Aetna's Asia Pacific Operations
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life & Casualty Bermuda         Bermuda (1) (*)    Aetna International, Inc.  100%             Insurance, Guaranteed and
Limited                                                                                              Indemnity Business
---------------------------------------------------------------------------------------------------------------------------------
Inversiones Mercantil Aetna, C.A.     Venezuela (1) (*)  Aetna International, Inc.   50%             Insurance Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(gg)  AE Five, Inc. owns 36% of Aetna Internacional y Compania, S. de R.L.
      de C.V.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna Heart Investment Holdings       Taiwan (1) (*)     Aetna Life Insurance        80%             Holding Company
Limited                                                  Company of America
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life and Casualty               Netherlands        Aetna International, Inc.  100%             Finance Investment Company
International Finance N.V.            Antilles (1) (*)
---------------------------------------------------------------------------------------------------------------------------------
Sul America Aetna Seguros de          Brazil(1) (**)     Aetna International, Inc.   49%             Insurance
Previdencia S.A.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Capital Holdings, Inc.          CT (1) (*)         Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Securities Investment           Taiwan (1) (*)     Aetna International, Inc.   80%             Securities Investment Advisor
Management (Taiwan) Ltd.
---------------------------------------------------------------------------------------------------------------------------------
AE Five Incorporated                  CT (1) (*)         Aetna International, Inc.  100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Powszechne Towarzystwo Emerytalne     Poland (1) (*)     Aetna International, Inc.   40%             Pension Fund Corporation
PBK
---------------------------------------------------------------------------------------------------------------------------------
Pacific-Aetna Life Insurance Co.,     PRC (3) (**)       Aetna International, Inc.   50%(hh)         Life Insurance
Ltd.
---------------------------------------------------------------------------------------------------------------------------------
The Heiwa Life Insurance Company      Japan (1) (**)     Aetna International, Inc.   99%             Life Insurance Company
Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna MPF Limited                     Hong Kong (1) (*)  Aetna International, Inc.   50%(ii)         Investment Management &
                                                                                                     Advisory Services for
                                                                                                     Individual Clients and
                                                                                                     Investment Funds
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(hh) Aetna Life Insurance Company owns 1% of Pacific - Aetna Life Insurance Co. Ltd.
(ii)  The remaining 50% interest in this entity is held by AII 1-4, L.L.C.

                            COMPANY ORGANIZATION LIST

-----------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE                IMMEDIATE OWNER             OWNERSHIP      PRINCIPAL BUSINESS
                                                                                       PERCENTAGE+
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Health Investments Inc.         Canada (1) (*)       Aetna International, Inc.   100%           Health Investment Company
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Investment Management           Taiwan (1) (*)       Aetna International, Inc.    77%           Provide Non-Security Business
(Taiwan) Limited                                                                                      and Investment Advice
-----------------------------------------------------------------------------------------------------------------------------------
Aetna International (N.Z.) Limited    New Zealand (1) (*)  Aetna International, Inc.   100%           Holding Company
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Investment Management (F.E.)    Hong Kong (1) (*)    Aetna International, Inc.   100%           Investment Holding Company
Holdings Limited
-----------------------------------------------------------------------------------------------------------------------------------
Osatspa Insurance Co. Ltd.            Thailand (1) (**)    Aetna International, Inc.    20%            Holding Company
-----------------------------------------------------------------------------------------------------------------------------------
Osatspa Life Insurance Co., Ltd.      Thailand (1) (**)    Aetna International, Inc.    80%            Life Insurance
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Phillippine Ventures, Inc.      Phillippine (1) (*)  Aetna International, Inc.   100%           Holding Company
-----------------------------------------------------------------------------------------------------------------------------------
First Canadian Health Management      Canada (1) (**)      Aetna Health                 49%           Managed Health Services
Corporation, Inc.                                          Investments, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance Inc.             Philippines (1) (*)  Aetna Philippine            100%           Life Insurance
                                                           Ventures, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Healthcare, Inc.                Philippines (1) (*)  Aetna Philippine            100%           Insurance
                                                           Ventures, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
East Asia Aetna Services Company      Hong Kong (1) (**)   Aetna Life Insurance        100%           Management Services to
Limited                                                    Company (Bermuda)                          Associate Companies
                                                           Limited
-----------------------------------------------------------------------------------------------------------------------------------
Aetna Heart Investments Holdings      Taiwan (1) (*)       Aetna Life Insurance         30%           Trading Co. - Marketing of
Limited                                                    Company of America                         Gifts and Souveniers
-----------------------------------------------------------------------------------------------------------------------------------
PT Aetna Life Insurance Indonesia     Indonesia (1) (**)   Aetna Life Insurance         80%           Limited Liability Life
                                                           Company of America                         Insurance Company
--------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Daya Aetna (Malaysia) SDN. BHD.       Malaysia (1) (*)   Aetna International         91%             Holding Company
                                                         Holdings (Hong Kong) II
                                                         Limited
---------------------------------------------------------------------------------------------------------------------------------
Genesis Healthcare SDN, BHD           Malaysia (1) (*)   Daya Aetna (Malaysia)      100%             Health Insurance Company
                                                         SDN, BHD
---------------------------------------------------------------------------------------------------------------------------------
Aetna Trust Limited                   Hong Kong (1) (*)  Aetna International, Inc.  100%             Financial Services Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Universal Insurance Berhad      Malaysia (1) (*)   Daya Aetna (Malaysia)      100%             Individual Life, Home Service,
                                                         SDN. BHD.                                   Group and General Insurance
---------------------------------------------------------------------------------------------------------------------------------
Aetna Heart Co., Ltd.                 Taiwan (1) (**)    Aetna Heart Investment     100%             Trading Company - Marketing of
                                                         Holdings Limited                            Gifts and Souvenirs
---------------------------------------------------------------------------------------------------------------------------------
Aetna South Life Agency Co., Ltd.     Taiwan (1) (**)    Aetna Heart Investment     100%             Administrative Support
                                                         Holdings Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance Agency Co.       Taiwan (1) (*)     Aetna Heart Investments     50%             Life Insurance Company
                                                         Holdings Limited
---------------------------------------------------------------------------------------------------------------------------------
Huei Hong Securities Co., Ltd.        Taiwan (1) (*)     Aetna Heart Investment      20%             Securities Trading
                                                         Holdings Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna Heart Publishing Company Ltd.   Taiwan (1) (*)     Aetna Heart Investment     100%             Trading Company
                                                         Holdings Limited
---------------------------------------------------------------------------------------------------------------------------------
Seguros Mercantil, C.A.               Venezuela (1) (*)  Inveriones Mercantil       100%             Insurance Company
                                                         Aetna, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Inversiones Veninversa, C.A.          Venezuela (1) (*)  Seguros Mercantil, C.A.    100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Estacionamiento Vence, C.A.           Venezuela (1) (*)  Seguros Mercantil, C.A.    100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Administradora de Fondos de Retiro    Venezuela (1) (*)  Seguros Mercantil, C.A.    100%             Pension Company
Mercantil
---------------------------------------------------------------------------------------------------------------------------------
Aetna (Netherlands) Holdings B.V.     Netherlands(1) (*) Aetna Life and Casualty    100%             Finance Company
                                                         International Finance
                                                         N.V.
---------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Seguros Bancomer, S.A. de C.V.        Mexico (1) (**)    Aetna Internacional y       49%             Insurance and Reinsurance
                                                         Compania S de R.L. de                       Company
                                                         C.V.
---------------------------------------------------------------------------------------------------------------------------------
Inverval de Mexico S.A. de C.V.       Mexico (1) (*)     Aetna Internacional y       98%              Holding Company
                                                         Compania S de R.L. de
                                                         C.V.
---------------------------------------------------------------------------------------------------------------------------------
AE Five y Compania S. de R.L. de      Mexico (1) (*)     Aetna Internacional y      100%             Limited Limitability Company
C.V.                                                     Compania S de R.L. de                       Formed Under Mex. Law for The
                                                         C.V.                                        Purpose of Issuing Cpos in
                                                                                                     Mexico.
---------------------------------------------------------------------------------------------------------------------------------
Administradora de Fondos Para el      Mexico (1) (**)    Aetna Internacional y       33%(jj)           Retirement Funds Management
Retiro Bancomer, S.A. de C.V.                            Compania S de R.L. de                       Company
                                                         C.V.
---------------------------------------------------------------------------------------------------------------------------------
Grupo Vamsa, S.A. de C.V.             Mexico (1) (**)    Aetna Internacional y       49%             Legal Administration and
                                                         Compania S de R.L. de                       Financial Services
                                                         C.V.
---------------------------------------------------------------------------------------------------------------------------------
Pensiones Bancomer S.A. de C.V.       Mexico (1) (**)    Aetna Internacional y       49%             Insurance Company
                                                         Compania S de R.L. de
                                                         C.V.
---------------------------------------------------------------------------------------------------------------------------------
Asesores en Promociones Segunomina    Mexico (1) (**)    Seguros Bancomer, S.A.      67%(kk)         Marketing of Seguros
S.A. de C.V.                                             de C.V.                                     Products/Payroll Discounts
---------------------------------------------------------------------------------------------------------------------------------
Multiasistencia, S.A. de C.V.         Mexico (1) (**)    Seguros Bancomer, S.A.     100%             Administrative Services in
                                                         de C.V.                                     Connection with Insurance
                                                                                                     Claims
---------------------------------------------------------------------------------------------------------------------------------
Meximed, S.A. de C.V.                 Mexico (1) (**)    Seguros Bancomer, S.A.                      Services for Insureds for
                                                         de C.V.  100%                               Hospitals Admissions and
                                                                                                     Claims Processing
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(jj) Santa Maria Internacional S.A. owns 16% of Administradora de Fondos para el Retiro Bancomer, S.A. de C.V.
(kk) Pensiones Bancomer, S.A. de C.V. owns 33% of Aserores en Promociones Segunomina, S.A. de C.V.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Servicios Corporativos Bancomer S.A.  Mexico (1) (**)    Administradora de Fondos    99%             Pension Administration
                                                         para el Retiro Bancomer,
                                                         S.A. de C.V.
---------------------------------------------------------------------------------------------------------------------------------
Futuro Familiar S.A. de C.V.          Mexico (1) (**)    Pensiones Bancomer,        100%             Marketing of Financial
                                                         S.A. de C.V.                                Services & Products
---------------------------------------------------------------------------------------------------------------------------------
Aetna Salud S.A.                      Argentina (1) (*)  Aetna Argentina, S.A.      100%             Managing of Health Services
---------------------------------------------------------------------------------------------------------------------------------
Assistencia Medica Social Argentina   Argentina (1) (*)  Aetna Argentina, S.A.      100%             Healthcare Management
S.A.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Vida S.A.                       Argentina (1) (*)  Aetna Argentina, Inc..     100%             Health and Life Insurance
---------------------------------------------------------------------------------------------------------------------------------
Aetna Chile Seguros Generales S.A.    Chile (1) (*)      Aetna S.A.                  98%             Casualty Insurance Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Administradora de Fondos de     Chile (1) (*)      Aetna S.A.                 100%             Real Estate Investment Trust
Inversion S.A.                                                                                       Management Co.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Chile Seguros de Vida S.A.      Chile (1) (*)      Aetna S.A.                 100%             Life Insurance Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Pensiones S.A.                  Chile (1) (*)      Aetna S.A.                 100%             Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Credito Hipotecario S.A.        Chile (1) (*)      Aetna S.A.                 100%             Mortgage Company
---------------------------------------------------------------------------------------------------------------------------------
Cruz-Blanca Isapre, S.A.              Chile (1) (*)      Aetna S.A.                  81%             Insurance Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna International Peru S.A.         Peru (1) (*)       Aetna S.A.                  86%(ll)         Holding Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna Salud S.A.                      Chile (1) (*)      Aetna S.A.                  90%             Health Indemnity - Chile
---------------------------------------------------------------------------------------------------------------------------------
Administradora de Fondos de           Chile (1) (*)      Aetna Pensiones S.A.        97%             Pension Funds Management
Pensiones Santa Maria S.A.                                                                           Company
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(ll) Aetna Chile Seguros de Vida S.A. and Aetna Chile Seguros Generales S.A. have combined ownership of 14%

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Santa Maria Internacional S.A.        Chile (1) (*)      Administradora de Fondos   100%             Pension Administration
                                                         de Pensiones Santa Maria
                                                         S.A.
---------------------------------------------------------------------------------------------------------------------------------
Inmobiliaria Inmarangatn S.A.         Chile (1) (*)      Inmobiliaria Padre          15%             Service Company
                                                         Mariano S.A.
---------------------------------------------------------------------------------------------------------------------------------
Asesories Previdencia                 Chile (1) (*)      Cruz Blanca Entidad         99%             Service Company
                                                         Promotora de Salud S.A.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Pensiones Peru S.A.             Peru (1) (**)      Santa Maria                 66%(mm)         Investment
                                                         Internacional S.A.
---------------------------------------------------------------------------------------------------------------------------------
Administradora de Fondos de           Peru (1) (**)      Aetna Pensiones Peru S.A.   40%(nn)         Pension Funds Management
Pensiones Integra S.A.                                                                               Company
---------------------------------------------------------------------------------------------------------------------------------
Wiese Aetna Compania de Seguros       Peru (1) (**)      Aetna International Peru    34%             Insurance and Reinsurance
S.A.                                                     S.A.
---------------------------------------------------------------------------------------------------------------------------------
Novasalud Peru S.A. Entidad           Peru (1) (**)      Wiese Aetna Compania de     50%             Insurance subsidiary
Prestadora de Salud                                      Seguros S.A.
---------------------------------------------------------------------------------------------------------------------------------
Immobilaria Padre Mariano S.A.        Chile (1) (*)      Aetna Credito               99%(oo)         Real Estate Development
                                                         Hipotecario S.A.
---------------------------------------------------------------------------------------------------------------------------------
Cruz Blanca Entidad Protomotra de     Columbia (1) (*)   Cruz Blanca Isapre, S.A.    50%             Pension Insurance Company
Salud S.A.
---------------------------------------------------------------------------------------------------------------------------------
Sul America Aetna Companhia           Brazil (1) (*)     Sul America Aetna           100%            Pension
Nacional de Seguros e Previdencia                        Seguros de Previdencia
Privada                                                  S.A.
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(mm)  Aetna S.A. owns 34% of this company
(nn)  Aetna Pensiones Peru S.A. owns 40% of this company
(oo)  Aetna S.A. owns 1% of this company

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE              IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Sul America Servicos Medicos S.A.     Brazil (1) (*)       Sul America Aetna        100%             Health Administrator
                                                           Seguros de Previdencia
                                                           S.A.
---------------------------------------------------------------------------------------------------------------------------------
Clube Dos Executivos, S.A.            Brazil (1) (*)       Sul American Aetna       100%             Life insurance sponsor
                                                           Seguros de
                                                           Previdencia S.A.
---------------------------------------------------------------------------------------------------------------------------------
Executivos S/A Administracao e        Brazil (1) (*)       Clube Dos Executivos      99%             Administrative Services
Promocao de Seguros                                        S.A.
---------------------------------------------------------------------------------------------------------------------------------
Executivos Corretorae                 Brazil (1) (*)       Clube Dos Executivos      99%             Administrative Services
Administradora de Seguros S/C LTDA                         S.A.
---------------------------------------------------------------------------------------------------------------------------------
Sulalet Servisos Medicos              Brazil (1) (*)       Sul America Aetna        100%             Healthcare Services
                                                           Companhia Nacional de
                                                           Seguros e Previdencia
                                                           Privada
---------------------------------------------------------------------------------------------------------------------------------
Brasilsaude Companhia de Segoros      Brazil (1) (*)       Sul America Aetna         51%             Insurance
                                                           Companhia Nacional de
                                                           Seguros e Previdencia
                                                           Privada.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Health (N.Z.) Limited           New Zealand (1) (**  Aetna International      100%             Health Insurance Underwriting
                                                           (N.Z) Limited
---------------------------------------------------------------------------------------------------------------------------------
Aetna Life Insurance (N.Z.) Limited   New Zealand (1) (*)  Aetna Health (N.Z.)      100%             Group Benefits/Pension
                                                           Limited                                   Management
---------------------------------------------------------------------------------------------------------------------------------
Human Affairs Limited (N.Z.)          New Zealand (1) (*)  Aetna Health (N.Z.)      100%             Indemnity Health Insurance
                                                           Limited
---------------------------------------------------------------------------------------------------------------------------------
First Health (New Zealand Limited)    New Zealand (1) (*)  Aetna Health (N.Z.)      100%             Super Annuitization/Long Term
                                                           Limited                                   Care
---------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

--------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER           OWNERSHIP        PRINCIPAL BUSINESS
                                                                                    PERCENTAGE+
--------------------------------------------------------------------------------------------------------------------------------
Prime Health Limited                  New Zealand (1) (*) First Health (New          50%             Buying and Managing Risk for
                                                          Zealand)Limited                            Publicly Funded Health
                                                                                                     Services and Providing
                                                                                                     Management Services and
                                                                                                     Infrastructure to its Network
                                                                                                     of Doctors
--------------------------------------------------------------------------------------------------------------------------------
Managed Care New Zealand Limited      New Zealand (1) (*) Human Affairs (NZ)        100%             Long Term Care Provider
                                                          Limited
--------------------------------------------------------------------------------------------------------------------------------
PLJ Holdings Limited                  Hong Kong (1) (*)   Aetna Investment          100%             Investment Management &
                                                          Management (F.E.)                          Securities Trading
                                                          Holdings Limited
--------------------------------------------------------------------------------------------------------------------------------
Aetna Investment Management (F.E.)    Hong Kong (1) (*)   Aetna Investment          100%             Nominee Services Holding
Limited                                                   Management(F.E.)                           Assets of AIM F.E.'s Customers
                                                          Holdings Limited                           in Street Name
--------------------------------------------------------------------------------------------------------------------------------
Kwang HUA Securities Investment &     Taiwan (1) (***)    Aetna Investment           20%             Securities Investment & Trust
Trust Co. Ltd.                                            Management (F.E.)
                                                          Holdings Limited
--------------------------------------------------------------------------------------------------------------------------------
Kwang Hua Investment & Trust (H.K.)   Hong Kong (1) (***) Kwang HUA Securities      100%             Investment Company
Co. Ltd                                                   Investment & Trust
                                                          Co. Ltd.
--------------------------------------------------------------------------------------------------------------------------------
Kwang HUA Securities Investment       Taiwan (1) (***)    PLJ Holdings Limited       20%             Investment Consulting Company
Consultant Co. Ltd.
--------------------------------------------------------------------------------------------------------------------------------
U.S. Healthcare Financial Services,   DE (1) (*)          Aetna U.S. Healthcare     100%             Holding Company
Inc.                                                      Inc.(PA)
--------------------------------------------------------------------------------------------------------------------------------
Primary Holdings, Inc.                DE (1) (*)          Aetna U.S. Healthcare     100%             Holding Company
                                                          Inc. (PA)
--------------------------------------------------------------------------------------------------------------------------------
Aetna Health Management, Inc.         DE (1) (*)          Aetna U.S. Healthcare     100%             HMO Management Company
                                                          Inc. (PA)
--------------------------------------------------------------------------------------------------------------------------------
NYLCare Health Plans, Inc.            DE (1) (*)          Aetna U.S. Healthcare     100%             Holding Company
                                                          Inc. (PA)
--------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

-----------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Dental Plan,    PA (1) (*)          Aetna U.S. Healthcare      100%             Dental
Inc.                                                      Inc.(PA)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Dental Plan,    NJ (1) (*)          Aetna U.S. Healthcare      100%             Dental
Inc.                                                      Inc.(PA)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Healthcare Dental Plan, Inc.     DE (1) (*)          Aetna U.S. Healthcare      100%             Dental
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Health Insurance Company         NY (1) (*)          Aetna U.S. Healthcare      100%             Accident and Health Insurance
                                                          Inc. (PA)                                   Company
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Health Insurance Company    PA (1) (*)          Aetna U.S. Healthcare      100%             Accident and Health Insurance
                                                          Inc. (PA)                                   Company
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Managed Care, Inc.               MD (1) (*)          Aetna U.S. Healthcare      100%             Utilization Review
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           NJ (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Healthcare, Inc.                 NY (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           CT (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           MA (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc. (DE)      DE (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of New          NH (1) (*)          Aetna U.S. Healthcare      100%             HMO
Hampshire, Inc.                                           Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Prudential Health Care Plan, Inc.     TX (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Inc. (PA)-
-----------------------------------------------------------------------------------------------------------------------------------
Prudential Health Care Plan of New    NY (1) (*)          Aetna U.S. Healthcare      100%             HMO
York, Inc.                                                Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------
Prudential Health Care Plan of        CT (1) (*)          Aetna U.S. Healthcare      100%             HMO
Connecticut, Inc.                                         Inc. (PA)
-----------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

----------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP       PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
----------------------------------------------------------------------------------------------------------------------------------
Advent Investments, Inc.              DE (1) (*)          U.S. Healthcare            100%            DE Holding Company
                                                          Financial Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Independent Investments, Inc.         DE (1) (*)          U.S. Healthcare            100%            DE Holding Company
                                                          Financial Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
United States Physicians Care         PA (1) (*)          U.S. Healthcare            100%            Financial Services to
Systems, Inc.                                             Financial Services, Inc.                   Physicians
----------------------------------------------------------------------------------------------------------------------------------
United States Home Health Care        PA (1) (*)          U.S. Healthcare            100%            Inactive - other Medical
Systems, Inc.                                             Financial Services, Inc.                   Services
----------------------------------------------------------------------------------------------------------------------------------
U.S. Health Aviation Corp.            PA (1) (*)          U.S. Healthcare            100%            Ownership and Operation of
                                                          Financial Services, Inc.                   Airplanes
----------------------------------------------------------------------------------------------------------------------------------
U.S. Healthcare Properties, Inc.      PA (1) (*)          U.S. Healthcare            100%            Holding Company for Real
                                                          Financial Services, Inc.                   Estate
----------------------------------------------------------------------------------------------------------------------------------
Intelihealth, Inc.                    DE (1) (*)          U.S. Healthcare            100%            Software Development
                                                          Financial Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
USHC Management Services              DE (1) (*)          U.S. Healthcare            100%            Management and Financial
Corporation                                               Financial Services, Inc.                   Services to Network Providers
----------------------------------------------------------------------------------------------------------------------------------
Integrated Pharmacy Solutions, Inc.   FL (1) (*)          U.S. Healthcare            100%            Pharmaceutical
                                                          Financial Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Bentana Technologies, Inc.            CT (1) (*)          U.S. Healthcare             50%(pp)        Information Technology Company
                                                          Financial Services, Inc.
----------------------------------------------------------------------------------------------------------------------------------
U.S. Healthcare Advantage, Inc.       DE (1) (*)          Advent Investments, Inc.   100%            Holding Company
----------------------------------------------------------------------------------------------------------------------------------
Wissahickon Payment Administrators,   DE (1) (*)          Advent Investments, Inc.   100%            Third Party Administrator
Inc.
----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Interactive     DE (1) (*)          Aetna U.S. Healthcare       80%(qq)        Shell corp. set up to handle
Inc.                                                      Financial Services, Inc.                   health's internet portal
                                                                                                     operations
----------------------------------------------------------------------------------------------------------------------------------

------------------------------

(pp)  Aetna Retirement Holdings, Inc. owns 50% of Bentana Technologies, Inc.
(qq) Aetna Health Management, Inc. owns 20% of Aetna U.S. Healthcare Interactive Inc.

                            COMPANY ORGANIZATION LIST

-----------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP       PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
-----------------------------------------------------------------------------------------------------------------------------------
Advent Financial Services, Inc.       DE (1) (*)          U.S. Healthcare            100%            Holding Company
                                                          Advantage, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Health Administrators,      PA (1) (*)          Advent Financial           100%            Third Party Administrator for
Inc.                                                      Services, Inc.                             Self-Insured Plans
-----------------------------------------------------------------------------------------------------------------------------------
Managed Care Coordinators, Inc.       DE (1) (*)          Advent Financial           100%            Evaluation and Administration
                                                          Services, Inc.                             of Multiple Health Plans
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Phoenix Corporation              PA (1) (*)          Advent Financial           100%            Shell
                                                          Services, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Quality Algorithms, Inc.         PA (1) (*)          Advent Financial           100%            Services to Analyze the
                                                          Services, Inc.                             Quality and Effectiveness of
                                                                                                     Medical Care
-----------------------------------------------------------------------------------------------------------------------------------
Workers Comp Advantage, Inc.          PA (1) (*)          Advent Financial           100%            Case Management and other
                                                          Services,Inc.                              Medical Management Services
                                                                                                     for Employers on Costs Related
                                                                                                     to Workers' Compensation
                                                                                                     Claims
-----------------------------------------------------------------------------------------------------------------------------------
Primary Investments, Inc.             DE (1) (*)          Primary Holdings,          100%            Holding Company
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
United States Health Care Systems     PA (1) (*)          Primary Investments,       100%            HMO
of Pennsylvania, Inc.                                     Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Inc.            MD (1) (*)          Primary Investments,       15%(rr)         MO
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of the          NC (1) (*)          Primary Investments,       100%            HMO
Carolinas, Inc.                                           Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Chickering Claims Administrators,     MA (1) (**)         Primary Investments,        47%            Third Party Claims
Inc.                                                      Inc.                                       Administration Business
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of Georgia,     GA (1) (*)          Primary Investments,        63%(ss)        HMO
Inc.                                                      Inc.
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------

(rr) NYLCare Health Plans, Inc. owns 44% and Aetna Health Management, Inc. owns 41% of Aetna U.S. Healthcare, Inc. (MD)

(ss) Aetna Health Management, Inc. owns 37% of Aetna U.S. Healthcare of Georgia, Inc.

                            COMPANY ORGANIZATION LIST

-----------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      C>
Prudential Health Care Plan of        GA (1) (*)          Primary Investments,       100%             HMO
Georgia, Inc.                                             Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of Alabama,     AL (1) (*)          Primary Investments,       100%             HMO
Inc.                                                      Inc.
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Health Insurance Company         CT (1) (*)          Primary Investments,       100%             Accident and Health Insurance
                                                          Inc.                                        Company
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           MI (1) (*)          Primary Investments,       100%             HMO
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           OK (1) (*)          Primary Investments,       100%             HMO
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Healthcare, Inc.                 MO (1) (*)          Primary Investments,       100%             HMO
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Holdings, Inc.  DE (1) (*)          Primary Investments,       100%             Holding Company
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Inc.            WA (1) (*)          Primary Investments,       100%             HMO
                                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           CO (1) (*)          Aetna U.S. Healthcare      100%             HMO
                                                          Holdings, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Prudential Health Care Plan of        CA (1) (*)          Aetna Health Management,   100%             HMO
California, Inc.                                          Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Prudential Dental Maintenance         TX (1) (*)          Aetna Health Management    100%             HMO Offering Single Health
Organization, Inc.                                        Inc.                                        Service Plan (Dental)
-----------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Dental Plan     CA (1) (*)          Aetna Health Management,   100%             Provide Pre-Paid Dental
of California Inc.                                        Inc.                                        Services
-----------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           OH (1) (*)          Aetna Health Management,   100%             HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           MD (1) (*)          Aetna Health Management,    41%(tt)         HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           FL (1) (*)          Aetna Health Management,   100%             HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Informed Health, Inc.                 DE (1) (*)          Aetna Health Management,   100%             Sponsors Health Information
                                                          Inc.                                        Service
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           TN (1) (*)          Aetna Health Management,   100%             HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of Georgia,     GA (1) (*)          Aetna Health Management,    37%(uu)         HMO
Inc.                                                      Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Dental Care of New Jersey,      NJ (1) (*)          Aetna Health Management,    100%            Dental Care
Inc.                                                      Inc.
---------------------------------------------------------------------------------------------------------------------------------
AUSHC Holdings, Inc.                  DE (1) (*)          Aetna Health Management,   100%             Holding Company
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           AZ (1) (*)          Aetna Health Management,   100%             HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Dental Plan     TX (1) (*)          Aetna Health Management,   100%             HMO Offering Single Health
Inc.                                                      Inc.                                        Service Plan - Dental
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of Illinois,    IL (1) (*)          Aetna Health Management,   100%             HMO
Inc.                                                      Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Dental Care of Kentucky, Inc.   KY (1) (*)          Aetna Health Management,   100%             Dental Plan Organization
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare Interactive     DE (1) (*)          Aetna Health Management,    20%(vv)         Shell corp. set up to handle
Inc.                                                      Inc.                                        health's internet portal
                                                                                                      operations
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(tt) NYLCare Health Plans, Inc. owns 44% and Primary Investments, Inc. owns 15% of Aetna U.S. Healthcare, Inc. (MD)

(uu)  Primary Investments, Inc. owns 63% of Aetna U.S. Healthcare of Georgia,
      Inc.

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna Health Plans of Central and     PA (1) (*)          Aetna Health Management    100%             HMO
Eastern Pennsylvania, Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           TX (1) (*)          Aetna Health Management    100%             HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           LA (1) (*)          Aetna Health Management    100%             HMO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
MED Southwest, Inc.                   TX (1) (*)          Aetna Health Management     55%             Holding Company
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Government Health Plans, Inc.   CA (1) (*)          Aetna Health Management    100%             Sponsors Champus Business
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of              CA (1) (*)          Aetna Health Management    100%             HMO
California, Inc.                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
Aetna Health Plans of New Jersey,     NJ (1) (*)          AUSHC Holdings, Inc.       100%             HMO
Inc.
---------------------------------------------------------------------------------------------------------------------------------
Southwest Physicians Life Insurance   TX (1) (*)          MED Southwest, Inc.        100%             Life and Health Insurer
Company
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of North        TX (1) (*)          MED Southwest, Inc.        100%             HMO
Texas Inc.
---------------------------------------------------------------------------------------------------------------------------------
Lonestar Holding Co.                  DE (1) (*)          NYLCare Health Plans,      100%             Holding Company
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
NYLCare of Texas, Inc.                TX (1) (*)          NYLCare Health Plans,      100%             Management Company for PPO
                                                          Inc.
---------------------------------------------------------------------------------------------------------------------------------
NYLCare Health Plans of               PA (1) (*)          NYLCare Health Plans,      100%             HMO
Pennsylvania, Inc.                                        Inc.
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(vv) U.S. Healthcare Financial Services, Inc. owns 80% of Aetna U.S. Healthcare Interactive Inc.

                            COMPANY ORGANIZATION LIST

--------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP       PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
--------------------------------------------------------------------------------------------------------------------------------
One Liberty Plaza Holdings, Inc.      DE (1) (*)         NYLCare Health Plans,       100%            Special Purpose Funding Entity
                                                         Inc.                                        for Industrial Development
                                                                                                     Agency Transaction
--------------------------------------------------------------------------------------------------------------------------------
Benefit Panel Services, Inc.          CA (1) (*)         NYLCare Health Plans,       100%            Manages HMOs
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
NYLCare Dental Plans of the           TX (1) (*)         NYLCare Health Plans,       100%            Dental HMO
Southwest, Inc.                                          Inc.
--------------------------------------------------------------------------------------------------------------------------------
Sanus Preferred Providers West, Inc.  CA (1) (*)         NYLCare Health Plans,       100%            PPO
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
NYLCare of New England, Inc.          DE (1) (*)         NYLCare Health Plans,       100%            Management Company
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
NYLCare Health Plans of New York,     NY (1) (*)         NYLCare Health Plans,       100%            HMO
Inc.                                                     Inc.
--------------------------------------------------------------------------------------------------------------------------------
NYLCare Health Plans of New Jersey,   NJ (1) (*)         NYLCare Health Plans,       100%            HMO
Inc.                                                     Inc.
--------------------------------------------------------------------------------------------------------------------------------
NYLCare Health Plans of               CT (1) (*)         NYLCare Health Plans,       100%            HMO
Connecticut, Inc.                                        Inc.
--------------------------------------------------------------------------------------------------------------------------------
NYLCare Preferred Services, Inc.      MD (1) (*)         NYLCare Health Plans,       100%            PPO
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
Sanus of New York and New Jersey,     NY (1) (*)         NYLCare Health Plans,       100%            PPO
Inc.                                                     Inc.
--------------------------------------------------------------------------------------------------------------------------------
Sanus Dental Plan of N.J., Inc.       NJ (1) (*)         NYLCare Health Plans,       100%            Dental HMO
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
The Ethix Corporation                 DE (1) (*)         NYLCare Health Plans,       100%            Holding Company of PPO Network
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
Aetna US Healthcare, Inc.             ME (1) (*)         NYLCare Health Plans,       100%            HMO
                                                         Inc.
--------------------------------------------------------------------------------------------------------------------------------
New York Life and Health Insurance    DE (1) (*)         NYLCare Health Plans,       100%            Reinsurance
Company                                                  Inc.
--------------------------------------------------------------------------------------------------------------------------------

                            COMPANY ORGANIZATION LIST

---------------------------------------------------------------------------------------------------------------------------------
COMPANY                               STATE               IMMEDIATE OWNER            OWNERSHIP        PRINCIPAL BUSINESS
                                                                                     PERCENTAGE+
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare, Inc.           MD (1) (*)         NYLCare Health Plans,        44%(ww)         HMO
                                                         Inc.
---------------------------------------------------------------------------------------------------------------------------------
Lone star Health Plan, Inc.           TX (1) (*)         Lonestar Holding Co.         90%(xx)         Holding Company
---------------------------------------------------------------------------------------------------------------------------------
NYLCare Passport PPO of the           TX (1) (*)         NYLCare of Texas, Inc.      100%             PPO
Southwest, Inc.
---------------------------------------------------------------------------------------------------------------------------------
BPS Health Plan Administrators        CA (1) (*)         Benefit Panel Services,     100%             Third Party Administrator
                                                         Inc.
---------------------------------------------------------------------------------------------------------------------------------
VivaHealth, Incorporated              CA (1) (*)         Benefit Panel Services,     100%             HMO
                                                         Inc.
---------------------------------------------------------------------------------------------------------------------------------
Ethix Northwest, Inc.                 WA (1) (*)         The Ethix Corporation       100%             PPO
---------------------------------------------------------------------------------------------------------------------------------
Ethix Northwest Public Services,      WA (1) (*)         The Ethix Corporation       100%             Managed Care Services to
Inc.                                                                                                  Medicaid Recipients
---------------------------------------------------------------------------------------------------------------------------------
Ethix Midlands, Inc.                  DE (1) (*)         The Ethix Corporation       100%             PPO
---------------------------------------------------------------------------------------------------------------------------------
Ethix Southwest, Inc.                 TX (1) (*)         The Ethix Corporation       100%             PPO
---------------------------------------------------------------------------------------------------------------------------------
Aetna U.S. Healthcare of              WA (1) (*)         Ethix Northwest, Inc.       100%             HMO
Washington, Inc.
---------------------------------------------------------------------------------------------------------------------------------

------------------------------

(ww) Aetna Health Management, Inc. owns 41% and Primary Investments, Inc. owns 15% of Aetna U.S. Healthcare, Inc. (MD)
(xx)  NYLCare Health Plans, Inc. owns 10% of this company.

Item 27.      Number of Contract Owners

     As of April 30, 2000, there were 102,312 individual holders of interests in variable annuity contracts funded through Variable Annuity Account B.

Item 28.      Indemnification

Section 21 of Public Act No. 97-246 of the Connecticut General Assembly (the "Act") provides that a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by Sections 33-770 to 33-778, inclusive, of the Connecticut General Statutes, as amended by Sections 12 to 20, inclusive, of this Act. Reference is hereby made to Section 33-771(e) of the Connecticut General Statutes ("CGS") regarding indemnification of directors and Section 33-776(d) of CGS regarding indemnification of officers, employees and agents of Connecticut corporations. These statutes provide in general that Connecticut corporations incorporated prior to January 1, 1997 shall, except to the extent that their certificate of incorporation expressly provides otherwise, indemnify their directors, officers, employees and agents against "liability" (defined as the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding) when
(1) a determination is made pursuant to Section 33-775 that the party seeking indemnification has met the standard of conduct set forth in Section 33-771 or
(2) a court has determined that indemnification is appropriate pursuant to
Section 33-774. Under Section 33-775, the determination of and the authorization for indemnification are made (a) by the disinterested directors, as defined in
Section 33-770(3); (b) by special counsel; (c) by the shareholders; or (d) in the case of indemnification of an officer, agent or employee of the corporation, by the general counsel of the corporation or such other officer(s) as the board of directors may specify. Also, Section 33-772 provides that a corporation shall indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because he was a director of the corporation. Pursuant to
Section 33-771(d), in the case of a proceeding by or in the right of the corporation or with respect to conduct for which the director, officer, agent or employee was adjudged liable on the basis that he received a financial benefit to which he was not entitled, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party.

The statute does specifically authorize a corporation to procure indemnification insurance on behalf of an individual who was a director, officer, employer or agent of the corporation. Consistent with the statute, Aetna Inc. has procured insurance from Lloyd's of London and several major United States and international excess insurers for its directors and officers and the directors and officers of its subsidiaries, including the Depositor.

Item 29.      Principal Underwriter

     (a) In addition to serving as the principal underwriter and depositor for the Registrant, Aetna Life Insurance and Annuity Company (Aetna) also acts as the principal underwriter, only, for Aetna Variable Encore Fund, Aetna Variable Fund, Aetna Generation Portfolios, Inc., Aetna Income Shares, Aetna Balanced VP, Inc. (formerly Aetna Investment Advisers Fund, Inc.), Aetna GET Fund, and Aetna Variable Portfolios, Inc. and as the principal underwriter and investment adviser for Portfolio Partners, Inc. (all management investment companies registered under the Investment Company Act of 1940 (1940 Act)). Additionally, Aetna acts as the principal underwriter and depositor for Variable Life Account B of Aetna, Variable Life Account C of Aetna, Variable Annuity Account C of Aetna and Variable Annuity Account G of Aetna (separate accounts of Aetna registered as unit investment trusts under the 1940 Act). Aetna is also the principal underwriter for Variable Annuity Account I of Aetna Insurance Company of America (AICA) (a separate account of AICA registered as a unit investment trust under the 1940 Act).

     (b) See Item 25 regarding the Depositor.

     (c) Compensation as of December 31, 1999:*

         (1)                      (2)                    (3)                  (4)                 (5)

                                                    Compensation on
Name of                  Net Underwriting           Redemption or         Brokerage
Principal Underwriter    Discounts and Commissions  Annuitization         Commissions         Compensation**
---------------------    -------------------------  -------------         -----------         ------------

Aetna Life Insurance                                  $1,170,405                               $60,339,195
and Annuity Company

     *To be filed by amendment.

     **Compensation shown in column 5 includes deductions for mortality and expense risk guarantees and contract charges assessed to cover costs incurred in the sales and administration of the contracts issued under Variable Annuity Account B.



Item 30.      Location of Accounts and Records

           All accounts, books and other documents required to be maintained by
Section 31(a) of the 1940 Act and the rules under it relating to the securities described in and issued under this Registration Statement are located at the home office of the Depositor as follows:

                    Aetna Life Insurance and Annuity Company
                    151 Farmington Avenue
                    Hartford, Connecticut  06156

Item 31.      Management Services

     Not applicable

Item 32.      Undertakings

     Registrant hereby undertakes:

     (a) to file a post-effective amendment to this registration statement on Form N-4 as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for as long as payments under the variable annuity contracts may be accepted;

     (b) to include as part of any application to purchase a contract offered by a prospectus which is part of this registration statement on Form N-4, a space that an applicant can check to request a Statement of Additional Information; and

     (c) to deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

     (d) The Company hereby represents that it is relying upon and complies with the provisions of Paragraphs (1) through (4) of the SEC Staff's No-Action Letter dated November 7, 1988 (publicly available on November 28, 1988) with respect to language concerning withdrawal restrictions applicable to plans established pursuant to Section 403(b) of the Internal Revenue Code. See American Counsel of Life Insurance, SEC No-Action Letter [1988 WL 235221, *13 (S.E.C.)].

     (e) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) Aetna Life Insurance and Annuity Company represents that the fees and charges deducted under the contracts covered by this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Annuity Account B of Aetna Life Insurance and Annuity Company, has duly caused this Registration Statement to be signed on its behalf in the City of Hartford, State of Connecticut, on the 19th day of May, 2000.

                                            VARIABLE ANNUITY ACCOUNT B OF AETNA
                                            LIFE INSURANCE AND ANNUITY COMPANY
                                             (Registrant)

                                       By:  AETNA LIFE INSURANCE AND ANNUITY
                                            COMPANY
                                             (Depositor)

                                       By:  /s/ Thomas J. McInerney
                                           -----------------------------------
                                            Thomas J. McInerney
                                            President

         As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Megan Dunphy, J. Neil McMurdie, Michael Pignatella, Julie E. Rockmore and Kirk P. Wickman and each of them individually, such person's true and lawful attorneys, and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signatures as it may be signed by said attorneys to any and all amendments (pre-effective and post-effective amendments).


Signature                            Title                                                     Date
---------                            -----                                                     ----

/s/ Thomas J. McInerney              Director and President                             )
----------------------------------   (principal executive officer)                      )
Thomas J. McInerney                                                                     )
                                                                                        )
                                                                                        )
                                                                                        )
/s/ Catherine H. Smith               Director and Chief Financial Officer               )
----------------------------------                                                      )
Catherine H. Smith                                                                      ) May 19, 2000
                                                                                        )
                                                                                        )
                                                                                        )
/s/ Shaun P. Mathews                 Director                                           )
----------------------------------                                                      )
Shaun P. Mathews                                                                        )
                                                                                        )
                                                                                        )
                                                                                        )
/s/ Deborah Koltenuk                 Vice President, Corporate Controller, and          )
----------------------------------   Assistant Treasurer                                )
Deborah Koltenuk                                                                        )
                                                                                        )

                           VARIABLE ANNUITY ACCOUNT B
                                  Exhibit Index

Exhibit No.     Exhibit
-----------     -------
99-B.4.1        Form of Variable Annuity Contract (G-CVA-00)
                                                                                             ------------

99-B.4.2        Form of Variable Annuity Certificate (GC-CVA-00)
                                                                                             ------------
99-B.9          Opinion and Consent of Counsel                                                     *

99-B.10         Consent of Independent Auditors                                                    *

99-B.13         Schedule for Computation of Performance Data                                       *

*To be filed by amendment